Exhibit 10.1

CREDIT AGREEMENT

by and among

INSTRUCTURE INTERMEDIATE HOLDINGS III, LLC,

as Holdings,

INSTRUCTURE HOLDINGS, LLC,

as the Parent Borrower,

PIV MERGER SUB, INC.,

immediately prior to the consummation of the Merger, as the Initial Subsidiary Borrower,

INSTRUCTURE, INC.,

upon and after the consummation of the Merger, as the Successor Subsidiary Borrower and the Administrative Borrower,

Certain Subsidiaries of Parent Borrower

from time to time party hereto,

as Guarantors,

The Lenders from time to time party hereto,

as Lenders

GOLUB CAPITAL MARKETS LLC,

as Administrative Agent and Collateral Agent,

GOLUB CAPITAL MARKETS LLC AND OWL ROCK CAPITAL ADVISORS LLC,

as Joint Lead Arrangers and Bookrunners,

Dated as of March 24, 2020

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

SCHEDULES

Schedule 1.01(a)	Commitments
Schedule 8.10	Tax Returns and Payments
Schedule 8.12	Subsidiaries
Schedule 8.15	Real Property
Schedule 8.18	Security Documents, Perfection Matters
Schedule 8.23	Collective Bargaining Agreements
Schedule 8.24	Insurance
Schedule 8.26	Deposit Accounts and Securities Accounts
Schedule 10.01	Indebtedness
Schedule 10.02	Liens
Schedule 10.04	Dispositions
Schedule 10.05	Investments
Schedule 10.09	Affiliate Transactions
Schedule 13.02	Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of Letter of Credit Request
Exhibit N-1	Form of Notice of Borrowing
Exhibit N-2	Form of Notice of Conversion or Continuation
Exhibit P-1	Form of Permitted Acquisition Certificate
Exhibit R-1	Form of Revolving Credit Loan Note
Exhibit T-1	Form of Term Loan Note

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 24, 2020, is among (i) INSTRUCTURE INTERMEDIATE HOLDINGS III, LLC (“Holdings”), as Holdings, (ii) INSTRUCTURE HOLDINGS, LLC, a Delaware limited liability company (the “Parent Borrower”), as the Parent Borrower, (iii) PIV MERGER SUB, INC., a Delaware corporation (“Merger Sub”) immediately prior to the consummation of the Merger (as defined below), as the Initial Subsidiary Borrower (in such capacity, the “Initial Subsidiary Borrower”), (iv) INSTRUCTURE, INC., a Delaware corporation (“Target”), upon and after the consummation of the Merger, as the Successor Subsidiary Borrower (in such capacity, the “Successor Subsidiary Borrower”), (v) Subsidiaries of the Parent Borrower signatory hereto as guarantors or hereafter designated as Guarantors pursuant to Section 9.10, (vi) the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), (vii) GOLUB CAPITAL MARKETS LLC (“Golub”), as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and (viii) Golub, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agents” and each an “Agent”). Golub and Owl Rock Capital Advisors LLC (“ORCA”) will serve as joint lead arrangers and bookrunners for the credit facility described in this Agreement (in such capacity as lead arrangers, the “Lead Arrangers”).

RECITALS

WHEREAS, on the Closing Date, the Sponsor, any of its Controlled Affiliates and any additional co-investors arranged by or designated by the Sponsor on or prior to the Closing Date (the “Co-Investors”) will make the Equity Investment (as defined below).

WHEREAS, on the Closing Date, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 17, 2020, among Target, Merger Sub and the Parent Borrower (together with the exhibits and schedules thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), (1) Merger Sub will commence a tender offer (such tender offer and the related transactions, the “Offer”) for all of the outstanding common stock of the Target and (2) on the Closing Date, promptly following the closing of the Offer, Merger Sub will merge with and into the Target pursuant to Section 251(h) of the Delaware general corporation law (such merger and the related transactions, the “Merger”), which after giving effect to the Transactions (as defined below) will result in (w) the cessation of the separate corporate existence of Merger Sub and the Target continuing as the surviving corporation of the Merger; (x) Holdings owning, directly or indirectly, all of the outstanding equity of the Target and its subsidiaries; (y) Sponsor owning, directly or indirectly, a majority of the outstanding voting equity of the Target and (z) Target immediately and automatically assuming all obligations of Merger Sub under this Agreement and the other Credit Documents and becoming the Successor Subsidiary Borrower hereunder and thereunder (the “Acquisition”).

WHEREAS, subject to the terms and conditions contained herein, the Borrowers have requested that (a) the Initial Term Lenders make term loans to the Borrowers on the Closing Date in an aggregate principal amount equal to $775,000,000, and (b) the Revolving Credit Lenders make revolving loans to the Borrowers and, in the case of the Letter of Credit Issuers, issue Letters of Credit for the account of the Borrowers, pursuant to a revolving credit facility (with a sub-facility for Letters of Credit) in an aggregate amount equal to $50,000,000, in each case, the proceeds of which shall be used as set forth in Section 9.12.

WHEREAS, the Initial Term Lenders and Revolving Credit Lenders have indicated their willingness to so lend and each of the Letter of Credit Issuers has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein, including the granting of Liens on Collateral pursuant to the Security Documents and the making of the guarantees pursuant to the Guarantee Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“ABR” shall mean, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the highest of: (a) the Prime Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1%; and (c) the Eurodollar Rate on such date for an Interest Period of one month plus 1.00%. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the ABR.

“ABR Loan” shall mean any ABR Term Loan and any ABR Revolving Credit Loan bearing interest at ABR, as provided in Section 2.08(a).

“ABR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to ABR.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR.

“Accounts Receivable” shall mean all rights of any Credit Party to payment for goods sold, leased or otherwise disposed of in the ordinary course of business and all rights of any Credit Party to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

“Acquired Entity” shall have the meaning set forth in the definition of “Purchase”.

“Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Acquisition Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Acquisition Agreement Representations” shall mean, such of the representations made by the Target or with respect to the business of the Target in the Acquisition Agreement (giving effect to materiality qualifiers contained in the Acquisition Agreement) that are material to the interests of the Lenders but only to the extent that Merger Sub, the Parent Borrower or their applicable Affiliates have the right (taking into account any applicable cure provisions) to terminate (or cause the termination of) Merger Sub’s or the Parent Borrower’s obligations under the Acquisition Agreement or not to consummate the transactions contemplated by the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (in each case in accordance with the terms thereof).

“Acquisition Documents” shall mean, collectively, the Acquisition Agreement, and any other material documents entered into in connection therewith that would reasonably be expected to materially impact the interests of the Agents and the Lenders (other than any equity investment documents entered into in connection with the Transactions).

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Borrower” shall mean (i) the Subsidiary Borrower and (ii) upon written notice to the Administrative Agent from the Borrowers, any other Borrower as selected by the Borrowers from time to time to act as the Administrative Borrower.

“Administrative Questionnaire” shall mean a questionnaire completed by each Lender, in a form approved by the Collateral Agent, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal and state securities laws and (b) designates an address, facsimile number, electronic mail address and/or telephone number for notices and communications with such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person (other than a Lender or affiliate thereof) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Anti-Corruption Laws” has the meaning provided in Section 8.29.

“Anti-Terrorism Laws” has the meaning provided in Section 9.16(b).

“Applicable ECF Percentage” shall mean, with respect to any fiscal year with respect to which a mandatory prepayment pursuant to Section 5.02(a)(i) is otherwise due, if the Total Net Leverage Ratio as of the last day of such fiscal year is (a) greater than 6.50:1.00, fifty percent (50.0%), (b) less than or equal to 6.50:1.00 but greater than 6.00:1.00, twenty-five percent (25%), or (c) less than or equal to 6.00:1.00, zero percent (0%).

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean, for any date of determination prior to the last day of the fourth full fiscal quarter ending after the Closing Date (the “Pricing Grid Date”), with respect to the Term Loans a rate per annum equal to (i) with respect to Eurodollar Loans, 7.00% and (ii) with respect to ABR Loans, 6.00%.

On the Pricing Grid Date, and on the last day of each of the five (5) full fiscal quarters immediately following the Pricing Grid Date, the Borrowers shall have the option to (i) retain the Applicable Margins set forth above, through but not including the last day of the next fiscal quarter or (ii) switch to the Applicable Margins set forth in the grid below (in each case, a “Pricing Grid Election”); provided, that no such Pricing Grid Election shall be made unless the pro forma Total Net Leverage Ratio is less than or equal to 6.50:1.00 (except for the mandatory conversion made on the Mandatory Conversion Date as set forth below).

Beginning on the last day of the tenth (10th) full fiscal quarter ending after the Closing Date (such date, the “Mandatory Conversion Date”), a Pricing Grid Election shall be deemed to have occurred and the Applicable Margins shall be, with respect to the Term Loans and any Revolving Credit Loan, a rate per annum equal to the applicable percentage set forth in the table below under the appropriate caption:

Pricing Level	Total Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
I	> 6.50:1.00	7.00%	6.00%
II	< 6.50:1.00 but > 6.00:1.00	6.00%	5.00%
III	< 6.00:1.00 but > 5.00:1.00	5.75%	4.75%
IV	< 5.00:1.00	5.50%	4.50%

The Applicable Margin for the Term Loans and any Revolving Credit Loan shall be re-determined quarterly on the first Business Day following the date of delivery to the Administrative Agent of the calculation of the Total Net Leverage Ratio based on the financial statements and the accompanying Compliance Certificate delivered pursuant to Section 9.01(b) and (d). If the Administrative Agent has not received such calculation of the Total Net Leverage Ratio for any fiscal quarter within the time period specified by Section 9.01(d), then the Applicable Margin for the Term Loans and any Revolving Credit Loan shall be determined as if Pricing Level I shall have applied until the first Business Day after the delivery of such calculation to the Administrative Agent.

“Applicable Prepayment Premium” shall mean, with respect to prepayments of the principal of the Term Loans pursuant to Sections 2.17, 2.18, 5.01, 5.02(a)(ii), 5.02(a)(iii) (solely in respect of a sale of all or substantially all of the assets of the Borrowers and their Subsidiaries) and 5.02(a)(vii), in each case whether before or after an Event of Default or acceleration shall have occurred, (a) during the period from the Closing Date through and including the twelve (12) month anniversary of the Closing Date, three percent (3.0%) of the aggregate principal amount of such prepayment, (b) during the period following the twelve (12) month anniversary of the Closing Date through and including the twenty-four (24) month anniversary of the Closing Date, one and a half percent (1.5%) of the aggregate principal amount of such prepayment, (c) during the period following the twenty-four (24) month anniversary of the Closing Date through and including the thirty-six (36) month anniversary of the Closing Date, three-fourths of a percent (0.75%) of the aggregate principal amount of such prepayment and (d) after the thirty-six (36) month anniversary of the Closing Date, zero percent (0.0%) of the aggregate principal amount of such prepayment; provided, however, the Applicable Prepayment Premium shall be 0.0% with respect to any such prepayment made (1) out of internally generated cash flow (to be calculated in the same manner as Consolidated Excess Cash Flow, which, for the avoidance of doubt, shall not include cash on the balance sheet on the Closing Date and proceeds from the Planned Business Disposition) of Holdings and its Subsidiaries generated from operations after the Closing Date, (2) pursuant to Section 5.02(a)(vi) or otherwise with the proceeds of the Planned Business Disposition and (3) with the proceeds of a Cure Amount.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans, commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A-1, or such other form agreed by the Administrative Agent.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” shall mean, with respect to any Credit Party, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any vice president or any other senior officer (to the extent that such senior officer is designated as such in writing to the Agents by such Credit Party) of such Credit Party.

“Available Amounts Basket” shall mean, on any date of determination, without duplication, an amount equal to (a) the sum of (i) (x) prior to a Pricing Grid Election, $35,000,000 and (y) on and after a Pricing Grid Election, the greater of (A) $35,000,000 and (B) 30% of Pro Forma Consolidated Adjusted EBITDA, plus (ii) the amount of Retained Excess Cash Flow, plus (iii) 100% of the aggregate net proceeds, determined on a cumulative basis, received by the Borrowers from the issuance or sale of the Qualified Capital Stock of, or a contribution to the capital (including the fair market value of assets so contributed as determined in good faith by the Administrative Borrower and reasonably agreed to by the Administrative Agent) of, the Borrowers or Holdings (in each case other than to the extent constituting a Cure Amount), plus (iv) 100% of amounts received in cash and fair market value of property as determined in good faith by the Administrative Borrower and reasonably agreed to by the Administrative Agent or other cash from the sale or disposition of restricted Investments made using the Available Amounts Basket (to the extent not otherwise included in consolidated net income) (up to the amount of the original investment), plus (v) 100% of the amounts received in cash and fair market value of property as determined in good faith by the Administrative Borrower and reasonably agreed to by the Administrative Agent or other cash from returns, profits, distributions and similar amounts in respect of restricted Investments made using the Available Amounts Basket (to the extent not otherwise included in the consolidated net income) (up to the amount of the original investment), plus (vi) any Declined Proceeds pursuant to Section 5.02(a)(x), plus, (vii) the principal amount of Indebtedness of the Borrowers and their Subsidiaries issued after the Closing Date that is converted to Qualified Capital Stock of a Borrower (or any direct or indirect parent company thereof), minus (b) the aggregate amount, as of such date, of the Available Amounts Basket previously utilized for Investments (including without limitation Investments by way of Permitted Acquisition), Restricted Junior Debt Payments and Restricted Payments; provided that use of the Available Amounts Basket shall be subject to (a) except in connection with a Limited Condition Acquisition, which shall be subject to “Sungard” provisions, no Specified Event of Default having occurred and being continuing or immediately resulting therefrom, except that in respect of Restricted Payments and Restricted Junior Debt Payments (I) prior to a Pricing Grid Election, such transactions shall be subject to the absence of any Event of Default and (II) after a Pricing Grid Election, such transactions shall be subject to the absence of any Specified Event of Default or Financial Performance Covenant Event of Default and (b) in the case of Restricted Payments and Restricted Junior Debt Payments, (I) prior to a Pricing Grid Election, on a Pro Forma Basis, the LQA Recurring Revenue Net Leverage Ratio shall be less than or equal to 2.25:1.00 and (II) on and after a Pricing Grid Election, on a Pro Forma Basis, the Total Net Leverage Ratio shall be less than or equal to 6.50:1.00.

“Available Revolving Loan Amount” shall mean, at any time, the Total Revolving Credit Commitment at such time less the sum of, without duplication, (a) Letters of Credit Outstanding at such time and (b) outstanding Revolving Credit Loans.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to Holdings or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards or (e) any cash management or related services under any Cash Management Agreement.

“Bank Product Agreements” shall mean those agreements entered into from time to time by Holdings or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products. Any such Agreement between Holdings or any of its Subsidiaries and a Lender (or its Affiliate) that already exists on the Closing Date shall be a Bank Product Agreement.

“Bank Product Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Holdings or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that any Agent or any Lender is obligated to pay to a Bank Product Provider as a result of such Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Holdings or its Subsidiaries.

“Bank Product Provider” shall mean any Person that (x) at the time it enters into a Bank Product Agreement, is a Lender, Agent, Lead Arranger or an Affiliate of a Lender, Agent or Lead Arranger or (y) at the option of the Administrative Borrower, any other Person that is designated as a “Bank Product Provider” in writing from the Administrative Borrower to the Administrative Agent, in each case in its capacity as a party to such Bank Product Agreement.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978, as amended from time to time (11 U.S.C. §§ 101, et seq.) or any successor statute.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230, as amended.

“Benefited Lender” shall have the meaning set forth in Section 13.09.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” shall mean (i) the Parent Borrower, (ii) the Subsidiary Borrower and (iii) any Subsidiary of Holdings that after the Closing Date becomes a Borrower in accordance with Section 2.19(g); provided that, so long as not to result in (x) the loss of value of the (a) Collateral (taken as a whole) granted to the Collateral Agent for the benefit of the Secured Parties or (b) Guarantees in favor of the Secured Parties or (y) any adverse tax consequences, any such Subsidiary that is or has become a Borrower may have its status as a Borrower terminated upon delivery of prior written notice to the Administrative Agent, at least ten (10) Business Days prior to such termination, from the Administrative Borrower and such Subsidiary electing to terminate such Restricted Subsidiary’s status as a Borrower.

“Borrowing” shall mean and include (a) the incurrence of one Type of Term Loan on the Closing Date or, in the case of Incremental Term Loans, on a given date (or resulting from conversions on a given date after the Closing Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided, that, ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans) and (b) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period (provided, that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans).

“Bridge Assets” shall mean the assets constituting the Target’s employee development and engagement platform, entitled “Bridge”, launched in February 2015, which such platform includes the Target’s (a) “Bridge Learn”, (b) “Bridge Perform” and (c) “Bridge Practice” solutions.

“Budget” shall have the meaning set forth in Section 9.01(e).

“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in the City of New York, New York a legal holiday or a day on which banking institutions are authorized by law or other Governmental Authority to close, and (b) as it relates to any Eurodollar Loans, any day that is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Stock” shall mean any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalization Amount” shall mean the sum of (i) the aggregate gross proceeds of the Loans borrowed on the Closing Date (excluding amounts, if any, drawn under the Revolving Credit Facility on the Closing Date to backstop or Cash Collateralize existing letters of credit), plus (ii) the amount of the Equity Investment.

“Capitalized Lease Obligations” subject to Section 1.03, shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, subject to Section 1.03.

“Cash Collateralize” shall mean (a) with respect to a Letter of Credit, the pledge and deposit of immediately available funds (or, if the Letter of Credit Issuer benefitting from such collateral shall agree in its sole discretion, other credit support) into a cash collateral account maintained with (or on behalf of) the Administrative Agent in an amount equal to one hundred and three percent (103%) of the Stated Amount of such Letter of Credit as collateral pursuant to customary documentation in form and substance reasonably satisfactory to the Agents and the Letter of Credit Issuer, and (b) with respect to Bank Product Obligations, the pledge and deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent, for the benefit of the Bank Product Providers, in an amount determined by the Bank Product Providers as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(a)    any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b)    commercial paper maturing not more than one year from the date of issue and issued by (i) a corporation (other than an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition thereof, rated A-2 (or the then equivalent grade) or higher by S&P, or P-2 (or the then equivalent grade) or higher by Moody’s or F-2 (or the then equivalent grade) by Fitch, or (ii) any Lender (or its holding company);

(c)    any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) or the District of Columbia (or is the principal banking subsidiary of a bank holding company organized under the laws of the United States (or any state thereof) or the District of Columbia) which has, at the time of acquisition thereof, (A) a credit rating of Baa1 (or the then equivalent grade) or higher from Moody’s, BBB+ (or the then equivalent grade) or higher from S&P or BBB+ (or the equivalent grade) or higher by Fitch and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender;

(d)    any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder;

(e)    investments in money market funds investing primarily in assets described in clauses (a) through (d) of this definition;

(f)    demand deposit accounts holding cash; and

(g)    other short term investments in investments of a type analogous to the foregoing utilized by Holdings, the Borrowers or any of the Foreign Subsidiaries.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Casualty Event” shall mean the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Certain Funds Provision” shall mean the “Certain Funds Provisions” as defined in the Commitment Letter.

“CFC” shall mean a controlled foreign corporation under Section 957 of the Code.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes hereof, the Dodd-Frank Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of the Closing Date.

“Change of Control” shall mean an event or series of events by which:

(a)     at any time prior to a Qualifying IPO,

(i)    Sponsor shall, together with its Controlled Affiliates, at any time fail to have or exercise the power to, directly or indirectly, elect a majority of the board of directors or other managing body of Holdings, or

(ii)    Sponsor, together with its Controlled Affiliates, shall at any time, directly or indirectly, fail to collectively own beneficially and of record, on a fully diluted basis, Capital Stock of Holdings representing (x) in excess of fifty percent (50.0%) of the aggregate ordinary voting power (or the equivalent thereof) in Holdings and (y) in excess of fifty percent (50.0%) of the aggregate economic interests in Holdings,

(b)     at any time following a Qualifying IPO, any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities Exchange Commission thereunder as in effect on the Closing Date), other than Sponsor and its Controlled Affiliates, shall acquire ownership, directly or indirectly, beneficially or of record, of Capital Stock representing 35% or more of the aggregate ordinary voting power (or the equivalent thereof) represented by the issued and outstanding Capital Stock in Holdings and the percentage of the aggregate ordinary voting power (or the equivalent thereof) so held by such Person or group is greater than the percentage of the aggregate ordinary voting power (or the equivalent thereof) represented by the Capital Stock in Holdings held by Sponsor and its Controlled Affiliates,

(c)    at any time, Holdings ceases to own, directly or indirectly, on a fully diluted basis, 100% of the Capital Stock of the Parent Borrower or ceases to have the power to vote, or direct the voting of, any such Capital Stock, or

(d)    at any time, the Parent Borrower ceases to own, directly or indirectly, on a fully diluted basis, 100% of the Capital Stock of any Borrower (other than Parent Borrower) or ceases to have the power to vote, or direct the voting of, any such Capital Stock.

“Claims” shall have the meaning set forth in the definition of “Environmental Claims”.

“Class” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment, an Incremental Term Loan Commitment, a Revolving Credit Commitment or an Incremental Revolving Credit Commitment.

“Closing Date” shall mean March 24, 2020.

“Closing Date Projections” shall mean the forecasted financial projections of the Credit Parties (including adjustments to Pro Forma Consolidated Adjusted EBITDA and projections for Consolidated Capital Expenditures) for the fiscal years ending December 31, 2020 through December 31, 2025 (on a quarter by quarter basis) delivered to the Administrative Agent prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any assets of any Credit Party or other collateral upon which Collateral Agent has been granted a Lien pursuant to the Security Documents.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Collections” shall mean all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Credit Parties.

“Commitment” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment, Incremental Term Loan Commitment, Revolving Credit Commitment or Incremental Revolving Credit Commitment.

“Commitment Letter” shall mean that certain amended and restated commitment letter, dated as of February 19, 2020, among Golub, ORCA, ORCC, Goldman, Monroe, New Mountain, TBCF, the Parent Borrower and Merger Sub.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Material Adverse Effect” shall mean “Company Material Adverse Effect”, as defined in the Acquisition Agreement.

“Competitor” shall mean any Person that is (i) not an Investing Company, (ii) identified by the Administrative Borrower in writing to the Administrative Agent from time to time and (iii) an operating company directly engaged in substantially similar business operations as the Borrowers and their Subsidiaries (or is a direct or indirect holding company thereof).

“Competitor Controller” shall mean any Person that is (i) a direct or indirect parent company of a Competitor or (ii) a Controlled Affiliate of a Competitor; provided, that no Investing Company shall be a Competitor Controller.

“Compliance Certificate” shall mean a certificate duly completed and executed by an Authorized Officer of the Administrative Borrower substantially in the form of Exhibit C-1, together with such changes to or departures from such form as the Collateral Agent and the Administrative Borrower may from time to time approve for the purpose of monitoring the Credit Parties’ compliance with the then applicable Financial Performance Covenant(s), certain other calculations or as otherwise agreed to by the Collateral Agent and the Administrative Borrower.

“Confidential Information” shall have the meaning set forth in Section 13.17.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” shall mean, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to:

(1) Consolidated Net Income for such period, plus

(a)    without duplication, the following to the extent deducted in calculating such Consolidated Net Income (other than with respect to (i)(A)(1), (xxi) and (xxiii) below):

(i)(A) any purchase accounting adjustments and restructuring and other non-recurring items and expenses (including, without limitation, with respect to recruiting, retention, severance and relocating of employees) incurred in connection with any Permitted

Acquisition or any IP Acquisition (including any debt or equity issuance in connection therewith) to the extent incurred within twenty-four (24) months after the Closing Date or the applicable transaction date, including, without limitation, (1) any deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period and (2) any expenses and payments required to be reimbursed or paid during such period pursuant to indemnification agreements or purchase price adjustment provisions, tax planning expense and out-of-pocket expenses relating to work on the opening balance sheet (including costs of consultants, accountants and appraisals) in connection with the Transactions, any Permitted Acquisition or IP Acquisition, (B) any non-recurring items or expenses incurred in connection with a Disposition that is not made in the ordinary course and is otherwise permitted hereunder, (C) charges arising out of restructuring (including implementation of new systems upgrade in an aggregate amount not to exceed $10,000,000 for any period) and severance of employees not related to the Acquisition, any Permitted Acquisition or any IP Acquisition in each case, as determined in good faith and certified by the Chief Financial Officer of the Administrative Borrower and (D) any purchase accounting adjustments and restructuring and other non-recurring items and expenses (including, without limitation, with respect to recruiting, retention, severance and relocation of employees) incurred in connection with the Transactions, to the extent incurred within twenty-four (24) months after the Closing Date, and charges arising out of implementation of new systems, to the extent incurred within twenty-four (24) months after the Closing Date;

(ii)    Consolidated Interest Expense for such period;

(iii)    federal, state and local income tax expense, and foreign franchise tax, withholding tax and like income tax paid or accrued by Holdings and its Subsidiaries for such period and any payments to a parent company of Holdings in respect to taxes permitted to be made hereunder;

(iv)    depreciation and amortization expense;

(v)    other than any items included pursuant to clause (xxvii) below, all non-cash charges in connection with the granting of, or accretion on, options, warrants or other equity interests (including any repricing, amendment, modification, substitution or change of any stock, stock option, stock appreciation rights or similar arrangements);

(vi)    other non-recurring expenses of Holdings and its subsidiaries and non-cash compensation expense which, in each case, do not represent a cash item in such period or any future period, and any other non-cash charges (other than the write-down of current assets);

(vii)    the aggregate amount of all other non-cash losses (including (i) purchase accounting adjustments under ASC 805 and (ii) deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period, but for the application of purchase accounting rules) otherwise reducing Consolidated Net Income (other than with respect to the preceding clause (ii)) and excluding any such non-cash items, write-downs, expenses, or losses that are reasonably expected to result in, or require pursuant to GAAP, an accrual of a reserve for cash charge, costs and/or expenses in any future period, and cash charges resulting from the application of ASC 805 (including with respect to Earn-Outs incurred by Holdings, the Borrowers or any of their respective Subsidiaries in connection with any Permitted Acquisition or IP Acquisition, or the Existing Earn-Outs);

(viii)    fees, costs, accruals, payments, charges and expenses (including rationalization, legal, tax, structuring and other costs and expenses and increases in expenses due to purchase accounting associated with the Transactions) incurred in connection with the Transactions (including fees, costs (including settlement amounts) and expenses in connection with any shareholder litigation), a Qualifying IPO, any permitted Disposition, any acquisition (including any Permitted Acquisition or any IP Acquisition) (including, without limitation, fees, costs (including settlement amounts) and expenses incurred in connection with (i) the de-listing of public targets, (ii) following a Qualifying IPO, compliance with public company requirements and (iii) any shareholder litigation in connection with such Permitted Acquisition (but only to the extent such Permitted Acquisition involves the acquisition of a public company) or any IP Acquisition), or any Investment;

(ix)    any expenses for such period that are reimbursed during such period (or are reasonably expected to be so reimbursed within 120 days of the end of such period to the extent not accrued) by third parties (other than Holdings or any of its Subsidiaries);

(x)    fees, costs and expenses in connection with any actual or proposed restructuring, recapitalization or issuance, repayment (including breakage fees and any unamortized fees, costs and expenses paid in cash in connection with such repayment), amendment, negotiation, modification, restatement, waiver, forbearance or other transaction cost related to Indebtedness (including any refinancing of such Indebtedness) or the issuance of Capital Stock, or non-ordinary course permitted Investments, in each case, whether or not consummated or successful;

(xi)    (A) management fees and expenses and other transaction fees and expenses accrued, or to the extent not accrued in any prior period, paid to Sponsor or its Controlled Affiliates by Holdings and/or its Subsidiaries pursuant to the Advisory Services Agreement and all other Permitted Management Payments made during such period by Holdings and/or its Subsidiaries, and (B) directors fees and expenses accrued, or to the extent not accrued in any prior period, paid to the directors during such period by Holdings and each of its Subsidiaries;

(xii)    fees, costs and expenses (including, without limitation, any taxes paid in connection therewith) incurred with respect to (A) the delisting of the target of a Permitted Acquisition as a public company and (B) the compliance by the target of such Permitted Acquisition with public company listing requirements;

(xiii)    fees, costs and expenses in connection with any contemplated acquisitions which would reasonably be expected to satisfy the requirements of the defined term “Qualifying IPO”, “Permitted Acquisition” or “IP Acquisition”, whether or not consummated;

(xiv)(A) fees, costs and expenses related to this Agreement and the other Credit Documents and any amendments, restatements, supplements or modifications thereof and paid or reimbursed to the Agents, any of the Lenders or any third parties paid or engaged by the

Agents or any of the Lenders or paid or reimbursed to third parties that are paid or engaged by any of the Credit Parties and (B) one-time fees, costs and expenses related to Hedging Agreements entered into with respect to interest payable under this Agreement with respect to the Loans;

(xv)    any charges, expenses or losses directly related to litigation not to exceed the greater of $7,500,000 and 7.5% of Consolidated Adjusted EBITDA in the aggregate for such period;

(xvi)    losses, charges and expenses attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of Holdings (or a direct or indirect parent company thereof) from existing or former directors, officers or employees of Holdings, the Borrowers or any Subsidiary, their estates, beneficiaries under their estates, transferees, spouses or former spouses;

(xvii)    charges arising out of restructuring or severance of employees or management in connection with the Acquisition, a Permitted Acquisition or an IP Acquisition, as certified to by the Chief Financial Officer of the Administrative Borrower and reasonably acceptable to the Administrative Agent;

(xviii)    any purchase accounting adjustments in connection with the Acquisition, any Permitted Acquisition or any IP Acquisition;

(xix)    fees, costs and expenses relating to the underfunding of employee benefit plans (including without limitation, one-time costs to cure any existing underfunding, contributions relating to the exercise of equity option proceeds and payment of payroll and other employer taxes relating thereto);

(xx)    fees, costs and expenses for director and officer liability expenses in connection with the Acquisition to the extent funded with the proceeds of Qualified Capital Stock;

(xxi)    the aggregate amount of expenses or losses incurred by Holdings or any Subsidiary relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to Holdings or such Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by Holdings or such Subsidiary in a subsequent calculation period and within one (1) year after the date of the underlying loss (provided that (A) if not so reimbursed or received by Holdings or such Subsidiary within such one (1)-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by Holdings or such Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated Adjusted EBITDA for such subsequent period);

(xxii)    non-cash exchange, translation or performance losses relating to foreign currency hedging transactions or currency fluctuations that are not entered into for speculative purposes in such period;

(xxiii)    an amount equal to any positive change (or negative change, which negative change shall constitute a deduction to Consolidated Adjusted EBITDA) in deferred revenue between the balance as of the day before the first day of the Test Period and the balance as of the last day of the Test Period (provided, that such deferred revenue shall be calculated without giving effect to the impact of purchasing accounting and shall be calculated giving effect to any Permitted Acquisition and IP Acquisition consummated during such period);

(xxiv)    (I) the amount of expected cost savings, operating expense reductions, other operating improvements, initiatives and synergies related to any Pro Forma Event, which are either (v) prior to a Pricing Grid Election, specified in the sponsor model (provided to the Agent and Lenders on December 5, 2019) (the “Sponsor Model”), and on or after a Pricing Grid Election, of a type set forth in the Sponsor Model, (w) are projected by the Administrative Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are reasonably expected to be, taken within twenty-four (24) months after (1) with respect to the Transactions, the Closing Date, or (2) with respect to Pro Forma Events (other than the Transactions), such transaction or initiative has been initiated, (x) with respect to the Transactions, recommended (in reasonable detail) by the due diligence quality of earnings report conducted by the financial advisors retained by the Borrowers and delivered to the Lead Arrangers prior to December 1, 2019 (for the avoidance of doubt, in the case of addbacks that are also set forth in the Sponsor Model, adjustments should be made pursuant to and consistent with the Sponsor Model), (y) with respect to Pro Forma Events (other than the Transactions), recommended (in reasonable detail) by any due diligence quality of earnings report made available to the Administrative Agent conducted by financial advisors (which financial advisors are nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by a Credit Party, including those following a Pricing Grid Election of a type set forth in such due diligence quality of earnings report, or (z) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency); which, in each case, shall be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a Pro Forma Basis; and (II) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, other operating improvements and initiatives (including, without limitation, costs related to the closure or consolidation of facilities, consulting and other professional fees and signing costs) (without duplication of amounts in clause (xxiv)(I) above)); provided, that the aggregate amount added back to Consolidated Adjusted EBITDA pursuant to sub-clause (I)(w) of this clause (xxiv) for any period, shall not exceed 30% of Consolidated Adjusted EBITDA for such period (calculated without giving effect to the aforementioned addbacks);

(xxv)    payments of deferred incentive payments in connection with the Transactions, if any;

(xxvi)    any unusual, infrequent or non-recurring charges, expenses or losses, for such period;

(xxvii)    (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of Holdings, the Borrowers or any Subsidiary for such period and (B) any cash costs or expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement in each case, of Holdings, the Borrowers or any Subsidiary for such period, to the extent that such costs or expenses are funded with Net Cash Proceeds from the issuance of equity interests of, or a contribution to the capital of, Holdings as cash common equity and/or Qualified Capital Stock and which are in turn contributed to the Borrowers as cash common equity (other than to the extent constituting a Cure Amount);

(xxviii)     charges or expenses or fees associated with the implementation of Accounting Standards Codification 606;

(xxix)    expenses during such period in connection with earn-out obligations and contingent acquisition consideration or deferred payments incurred in connection with any Permitted Acquisition, IP Acquisition or other Investment and paid or accrued during the applicable period (including to the extent the amount payable or paid in respect of such earnout, consideration or other deferred payments exceeds the liability booked by the applicable Person therefor);

(xxx)    losses from discontinued operations;

(xxxi)    net realized and unrealized losses from hedging agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 (“Topic 815”) and related pronouncements;

(xxxii)    any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”); and minus

(b)    without duplication, the following to the extent included in calculating such Consolidated Net Income:

(i)    federal, state, local and foreign income tax credits of Holdings and its Subsidiaries for such period;

(ii)    all non-recurring non-cash items increasing Consolidated Net Income for such period;

(iii)    earnings attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to Holdings and its Subsidiaries;

(iv)    non-cash gains resulting from the application of Accounting Standards Codification 805, 350 or 360 and cash gains with respect to Earn-Outs resulting from the application of Accounting Standards Codification 805;

(v)    interest income;

(vi)(A) any expenses not so reimbursed by third parties within the 120 day period set forth in clause (a)(ix) of this definition and (B) any reimbursements which are made by third parties within the 120 day period set forth in clause (a)(ix) to the extent added back to Consolidated Net Income in the prior period;

(vii)    non-cash exchange, translation or performance gains relating to foreign currency hedging transactions or currency fluctuations that are not entered into for speculative purposes in such period;

(viii)    any business interruption insurance proceeds not so received within the 60 day period set forth in clause (a)(xxi) of this definition;

(ix)    net realized and unrealized gains from hedging agreements or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements; and

(x)    any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810 (other than to the extent of any actual cash distributions or dividends received by Holdings, the Borrowers or any Subsidiary and attributable to such non-controlling interests);

(2)    minus, without duplication, software development costs and sales commission expenses, in each case, to the extent capitalized;

provided, that, solely for purposes of calculating the Total Net Leverage Ratio, compliance with the then applicable Financial Performance Covenant(s) and any incurrence basket in reliance on Consolidated Adjusted EBITDA (including, but not limited to, baskets with respect to Indebtedness, Investments, Dispositions, Restricted Payments, Liens, Incremental Facilities, Permitted Acquisitions (including, for this purpose, the Acquisition) or IP Acquisitions), if any Pro Forma Event has occurred during any period of four (4) consecutive fiscal quarters ending on any date during a relevant period for which Consolidated Adjusted EBITDA is to be calculated, then Consolidated Adjusted EBITDA for such period (which, for the avoidance of doubt, does not apply to the calculation of Consolidated Adjusted EBITDA for purposes of calculating Consolidated Excess Cash Flow) shall be calculated on a Pro Forma Basis; provided, further, that, subject to an increase pursuant to the immediately preceding proviso, Consolidated Adjusted EBITDA shall be deemed to be $30,680,121.00, $80,011,422.00 and $13,817,900.00 for each of the three fiscal quarters ending September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

“Consolidated Capital Expenditures” shall mean, for any specified period, the sum of, without duplication, all expenditures made, directly or indirectly, by Holdings and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries, or have a useful life of more than one year; provided, however, (a) such expenditures made with respect to the Transactions, a Permitted Acquisition or IP Acquisition shall not constitute Consolidated Capital Expenditures, (b) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of similar equipment or with insurance proceeds therefrom shall be included as Consolidated Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the proceeds of such sale or the amount of such insurance proceeds, as the case may be and (c) Consolidated Capital Expenditures shall not include (i) expenditures made or paid with the net proceeds of amounts paid or contributed directly or indirectly after the Closing Date to Holdings by Sponsor or any of its Controlled Affiliates, other then-existing equityholders and/or their respective Controlled Affiliates, (ii) expenditures to the extent Holdings or its Subsidiaries are reimbursed in cash by a third party (other than a Credit Party or any Subsidiary of a Credit Party) during the same period in which such expenditure was made, (iii) expenditures made in connection with the reinvestment of Net Disposition Proceeds as permitted under Section 5.02(a)(iii), (iv) expenditures made in connection with the reinvestment of Net Casualty Proceeds as permitted under Section 5.02(a)(iv) or (v) capitalized internally developed software.

“Consolidated Excess Cash Flow” shall mean, for a specified period, the excess (if any), of:

(a)    Consolidated Adjusted EBITDA for such period (but without giving effect to any Pro Forma Basis adjustments), less

(b)    the sum for such period (without duplication and to the extent that the following amounts (x) have not already been deducted in determining Consolidated Adjusted EBITDA and (y) are not financed out of proceeds of the transaction or event giving rise to such expenses or charges or otherwise with the proceeds of Indebtedness, issuances of Capital Stock or the Available Amounts Basket) of:

(i) Consolidated Interest Expense paid in cash,

(ii)(A) scheduled principal payments of the Term Loans, (B) any voluntary permanent repayments of Indebtedness, other than the Loans, but only to the extent such Indebtedness so prepaid (1) was permitted to be prepaid under the terms of this Agreement and any applicable intercreditor agreement(s) and (2) cannot be re-borrowed or redrawn and such prepayment does not occur in connection with a refinancing of all or a portion of such Indebtedness and (C) payments in cash during such period of Earn-Outs, holdbacks or working capital adjustments in connection with the Transactions, a Permitted Acquisition, an IP Acquisition or other Investment pursuant to Section 10.05(u) that constitutes an acquisition that have become due and payable, in each case that (1) was permitted to be prepaid under the terms of this Agreement and (2) cannot be re-borrowed or redrawn and such prepayment does not occur in connection with a refinancing of all or a portion of such Indebtedness,

(iii) federal, state and local income tax expense, and foreign franchise tax and like income tax paid in cash by Holdings and each of its Subsidiaries for such period, and, to the extent permitted pursuant to Section 10.06, any payments to a parent company of Holdings in respect of taxes to be made hereunder,

(iv) Consolidated Capital Expenditures and expenditures that would be required to be capitalized in accordance with GAAP that do not constitute Consolidated Capital Expenditures (which, for the avoidance of doubt, excludes software development costs that are already identified in clause (2) of the definition of Consolidated Adjusted EBITDA), in each case, made in cash during such period (and not financed other than with the proceeds of Loans),

(v) amounts paid as consideration to a seller in connection with the Transactions, a Permitted Acquisition or an IP Acquisition, including any deferred purchase price adjustment or acquisition consideration (but without duplication of Earn-Outs deducted under clause (ii)) to the extend paid during such fiscal year or to be made during the period from the end of the relevant fiscal year until the date that the relevant prepayment of the Loans is required under Section 5.02(a)(i) (provided, that any amount during such period shall not be deducted from the calculation of Consolidated Excess Cash Flow for the fiscal year during which it is actually paid) and minus any portion thereof funded with proceeds of Indebtedness or equity issuances,

(vi) increases (or minus decreases) in Consolidated Working Capital for such period,

(vii) the amount paid in cash during such period for all non-cash losses, expenses, accruals and charges which have been included in determining Consolidated Adjusted EBITDA in a prior period,

(viii) all other cash items added back to Consolidated Adjusted EBITDA during such period, including, but not limited to, pursuant to clauses (a)(i)(B), (a)(i)(C), (a)(viii), (a)(x), (a)(xi), (a)(xii), (a)(xiii), (a)(xiv), (a)(xv), (a)(xvi), (a)(xvii), (a)(xix), (a)(xxv) (solely to the extent funded with the proceeds of internally generated cash flow (which, for the avoidance of doubt, shall not include cash on the balance sheet on the Closing Date and proceeds from the Planned Business Disposition) of Holdings and its Subsidiaries generated from operations after the Closing Date), (a)(xxvi), (a)(xxviii) and (a)(xxix),

(ix) other Permitted Investments and Restricted Payments permitted pursuant to Section 10.06, in each case, paid in cash during such period,

(x) each non-cash item specified in clauses (a)(ix), (a)(xxi), (a)(xxiii) and (a)(xxiv) of the definition of Consolidated Adjusted EBITDA during such period to the extent not reimbursed during such period, in each case, to the extent included as an “add-back” in the calculation of Consolidated Adjusted EBITDA; provided that for purposes of clause (a)(xxi), amounts reasonably expected to be received and subsequently received shall not be deducted for purposes of calculating Consolidated Excess Cash Flow in the period in which they are received, and

(xi) amounts reserved to pay Earn-Outs, holdbacks or working capital adjustments in connection with the Transactions, a Permitted Acquisition or an IP Acquisition in each case within the then-current fiscal year; provided, that any such amounts not actually used shall be added to the calculation of Consolidated Excess Cash Flow in the immediately subsequent period.

For purposes of calculating reductions or increases to Consolidated Working Capital as provided above in any relevant period during which a Permitted Acquisition, IP Acquisition or other Investment pursuant to Section 10.05(u) that constitutes an acquisition occurs, the Consolidated Working Capital of the applicable Acquired Entity shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition, IP Acquisition or other Investment pursuant to Section 10.05(u) that constitutes an acquisition, as applicable. For purposes of calculating reductions or increases to Consolidated Working Capital as provided above and for purposes of calculating Consolidated Excess Cash Flow, in each case, for the fiscal year ending December 31, 2020, the Consolidated Working Capital of Holdings and its Subsidiaries and Consolidated Excess Cash Flow attributable to Holdings and its Subsidiaries shall be included in such calculation only from and after the first day of the first full fiscal quarter after the Closing Date. For the avoidance of doubt, Consolidated Excess Cash Flow shall exclude the portion of Consolidated Excess Cash Flow that is attributable to (i) any company or line of business acquired pursuant to a Permitted Acquisition, IP Acquisition or other Investment pursuant to Section 10.05(u) that constitutes an acquisition permitted hereunder and that accrues prior to the closing date of the applicable Permitted Acquisition, IP Acquisition or other Investment pursuant to Section 10.05(u) that constitutes an acquisition permitted hereunder.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, the sum of (a) the outstanding principal amount of all Funded Debt as of such date (which, in the case of the Revolving Credit Loans, shall be deemed to equal the Revolving Credit Exposure) plus (b) if a Cure Right is exercised for any fiscal quarter, and only for purposes of calculating Consolidated Funded Indebtedness as of the end of such fiscal quarter, all principal payments thereof made using proceeds of equity received as a Cure Amount in respect of such fiscal quarter minus (c) the aggregate amount of Qualified Cash held by Holdings and its Subsidiaries as of such date, but in any event, not to exceed $50,000,000.

“Consolidated Interest Expense” shall mean, for any specified period, for Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), in each case, to the extent treated as interest in accordance with GAAP plus (b) the net amount payable (or minus the net amount receivable) in respect of Hedging Obligations relating to interest during such period but excluding unrealized gains and losses with respect to any such Hedging Obligations.

“Consolidated Net Income” shall mean, for any specified period, the consolidated net income (or deficit) of Holdings and its Subsidiaries, after eliminating therefrom all extraordinary nonrecurring items of income (or loss); provided, that there shall be excluded (i) the income (or loss) of any Person (other than consolidated Subsidiaries of Holdings) in which any Person (other than Holdings or any of its consolidated Subsidiaries) has a joint interest to the extent that the declaration of payments or dividends or similar distributions by such Person in which such other Person has a joint interest of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment or Applicable Law, (ii) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its consolidated Subsidiaries or such Person’s assets are acquired by Holdings or any of its consolidated Subsidiaries, (iii) the income (or loss) of any consolidated Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that consolidated Subsidiary and (iv) the income (or loss) of any consolidated Subsidiary of Holdings from the early extinguishment of Indebtedness.

“Consolidated Senior Secured Net Leverage Ratio” shall mean the ratio of (i) Consolidated Funded Indebtedness, but excluding any Indebtedness to the extent subordinated in right of payment, or unsecured, as of such date to (ii) trailing four-quarter Consolidated Adjusted EBITDA.

“Consolidated Working Capital” shall mean, as of any date of determination, the excess of (a) the sum of all Current Assets over (b) Current Liabilities.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be (x) the outstanding principal amount of the debt, obligation or other liability guaranteed thereby or (y) if such Contingent Liability is secured by a Lien on any assets of such Person, the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Contractual Obligation” shall mean, as to any Person, any obligation of such Person under any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control Agreement” shall mean a customary control agreement, in form and substance reasonably satisfactory to Collateral Agent, executed and delivered by the applicable Credit Party, Collateral Agent, and the applicable securities intermediary or bank, each of such Credit Party’s securities accounts, deposit accounts or investment property, as the case may be, maintained by a branch office or bank located within the U.S.

“Controlled Affiliates” shall mean, with respect to any Person, Affiliates of such Person who are, directly or indirectly, under the control of, or under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by ownership or general partnership and not by contract.

“Covenant Failure Period” shall have the meaning set forth in Section 11.03(a).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Junior Refinancing Debt and (b) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Extended Term Loans or Refinancing Term Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided, that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Refinanced Debt plus (B) accrued and unpaid interest which has been capitalized, any fees, premiums, accrued interest associated therewith, or other reasonable amount paid, and fees, costs and expenses incurred in connection therewith, (ii) such Credit Agreement Refinancing Indebtedness shall not mature or have scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date for the Term Loan Facility at the time such Indebtedness is incurred, (iii) such Indebtedness does not have a weighted average life to maturity equal to or less than that of the Refinanced Debt and does not have mandatory prepayment provisions (other than customary asset sale, similar events and change of control offers) that would result in a mandatory prepayment of such Credit Agreement Refinancing Indebtedness prior to the refinancing in full of the then outstanding Loans, (iv) such Refinanced Debt (other than unasserted contingent indemnification or reimbursement obligations and letters of credit that have been cash collateralized or backstopped in accordance with the terms of the Refinanced Debt) shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, and (v) the other terms of such Credit Agreement Refinancing Indebtedness shall be market terms or terms otherwise reasonably acceptable to the Administrative Agent.

“Credit Documents” shall mean this Agreement, the Fee Letter, the Guarantee Agreement, the Intercompany Subordination Agreement, the Security Documents, Issuer Documents, Letters of Credit, any Notes issued by the Borrowers hereunder, any Extension Offer, any intercreditor or subordination agreements in favor of any Agent with respect to this Agreement, any pre-funding side letter among the applicable Lenders and the Administrative Agent dated on or prior to the Closing Date, and any other agreement entered into now, or in the future, by any Credit Party, on the one hand, and any Agent or Lender, on the other hand, in connection with and related to the financing transactions contemplated by this Agreement or which states that it is a “Credit Document;” provided, that in no event shall any Specified Hedging Agreement or any Bank Product Agreement be deemed to be a Credit Document.

“Credit Extension” shall mean and include the making (but not the conversion or continuation) of a Loan or the issuance of a Letter of Credit.

“Credit Facility” shall mean any of the Term Loan Facility or the Revolving Credit Facility, as applicable, and collectively, the Term Loan Facility and the Revolving Credit Facility.

“Credit Party” shall mean each of the Borrowers, each of the Guarantors and each other Person that becomes a Credit Party hereafter pursuant to the execution of joinder documents.

“Cure Amount” shall have the set forth in Section 11.03(a).

“Cure Right” shall have the meaning set forth in Section 11.03(a).

“Current Assets” shall mean amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Current Liabilities” shall mean the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries on such date, excluding, without duplication, (a) the current portion of any long-term Indebtedness and any other Indebtedness incurred to finance the acquisition of a capital asset which is long-term Indebtedness, (b) outstanding Revolving Credit Loans, (c) the current portion of interest, (d) the current portion of income taxes or income taxes being contested in good faith by appropriate proceedings, (e) the effects of any purchase accounting adjustments and (f) deferred revenue.

“Declined Proceeds” shall have the meaning set forth in Section 5.02(a)(x).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Term Loans, Revolving Credit Loans or Letter of Credit Participations when required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its Letter of Credit Participation) within one (1) Business Day of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within one (1) Business Day after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing in a manner satisfactory to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or Insolvency Proceeding, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Depositary Bank” shall mean each bank, financial institution, securities intermediary or other such Person party to a Control Agreement.

“Direct Domestic Subsidiary” shall mean a Domestic Subsidiary that is a first-tier Domestic Subsidiary of a Credit Party.

“Direct Foreign Subsidiary” shall mean a Foreign Subsidiary that is a first-tier Foreign Subsidiary of a Credit Party.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Accounts Receivable and Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than contingent indemnification obligations for which demand has not been made, Obligations under Specified Hedging Agreements and Bank Product Obligations) and the termination of the Total Commitments, or the refinancing thereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than contingent indemnification obligations for which demand has not been made and Obligations under Specified Hedging Agreements) and the termination of the Total Commitments or the refinancing thereof), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date for the Term Loan Facility; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of Holdings that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning set forth in Section 3.04(b).

“Earn-Outs” shall mean any obligations of any Credit Party to pay any earn-out or other contingent payment amounts constituting the payment of deferred purchase price with respect to any acquisition of a business (whether through the purchase of assets or Capital Stock) and any other similar arrangements.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Credit Parties (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings alleging any violation of, or liability under, Environmental Law (“Claims”), including, but not limited to, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury from the release or threatened release of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, permit and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human or ecological health or safety (to the extent relating to exposure to Hazardous Materials).

“Equity Funded Percentage” shall mean, with respect to any Permitted Acquisition or any IP Acquisition, the percentage of the Total Consideration for such Permitted Acquisition or IP Acquisition, as applicable, that is financed with the proceeds of equity issuances and equity contributions made to the Credit Parties by Sponsor, its Controlled Affiliates or other then-existing direct or indirect shareholders of Holdings.

“Equity Investment” shall have the meaning set forth in Section 6.04(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that, together with any Credit Party, is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or any Eurodollar Revolving Credit Loan.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the higher of (a) (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption ICE Benchmark Association Eurodollar Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used), multiplied by (ii) the Statutory Reserve Rate, and (b) 1.00%. If Bloomberg Professional Service no longer reports the Eurodollar Rate or if such index or the Eurodollar Rate no longer exists or if Page BBAM 1 no longer exists, then the Administrative Borrower and Administrative Agent may select a replacement rate or index, or replacement page, as the case may be, to be reasonably mutually agreed by the Administrative Borrower and Administrative Agent.

“Eurodollar Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Section 11.01.

“Excluded Account” shall have the meaning set forth in Section 9.15(a).

“Excluded Property” shall have the meaning set forth in the Security Pledge Agreement.

“Excluded Subsidiary” shall mean any Subsidiary that is (a) (i) a CFC, (ii) a U.S. Foreign Holdco or (iii) a direct or indirect Subsidiary of a CFC or U.S. Foreign Holdco, (b) any Subsidiary where the cost and/or burden of providing a guaranty outweighs the benefit conferred by such guaranty (as reasonably determined by the Administrative Agent and the Administrative Borrower), (c) prohibited or restricted from providing a guaranty by Applicable Law (including, without limitation general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations, (d) prohibited or restricted from providing a guaranty due to (i) any requirement to obtain governmental or regulatory authorization or third party consent, approval, license or authorization) whether on the Closing Date or thereafter, and (ii) contracts existing on the Closing Date (or if the Subsidiary is acquired after the Closing Date, on the date of such acquisition (so long as the prohibition is not created in contemplation of such acquisition)), (e) any Subsidiary where providing such guaranty would reasonably be expected to result in adverse tax or regulatory consequences to Holdings or any of its Subsidiaries and Affiliates as reasonably determined in good faith by the Administrative Borrower, (f) a captive insurance company, (g) a not-for-profit company, (h) any Immaterial Subsidiary, (i) a special purpose entity or receivables Subsidiary (including any Securitization Subsidiary), (j) a non-wholly owned Subsidiary, (k) solely with respect to any Obligation under any Specified Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any Subsidiary that is not a Qualified ECP Guarantor, and (l) any other Subsidiary which the Administrative Borrower and the Agents reasonably agree shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or otherwise becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (a) at the time any transaction is entered into under a Hedging Agreement or (b) with respect to any transactions outstanding under any Hedging Agreements at the time such Guarantor becomes a Guarantor under the Credit Documents, at such time. Notwithstanding the foregoing, at the time any Guarantor becomes an “eligible contract participant” as such term is defined in the Commodity Exchange Act, the Obligations of such Guarantor shall include, without limitation, any transaction entered into under any Swap Obligation and any transactions outstanding under any Swap Obligations, so long as the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is not or does not become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean with respect to any Recipient, (a) income, franchise or similar Taxes, in each case that are (i) imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Administrative Borrower under Section 13.07) or (ii) such Lender designates a new lending office, unless such designation was at the request of the Administrative Borrower, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 5.04(a), (d) Taxes imposed by reason of the failure of such Agent or such Lender to comply with its obligations under Section 5.04(b), and (e) any withholding taxes imposed under FATCA.

“Excluded Transferee” shall mean:

(a)    each of the Persons identified by the Administrative Borrower in writing to the Administrative Agent prior to the Closing Date, and each other Person identified by the Administrative Borrower in writing to the Administrative Agent from time to time thereafter that is reasonably acceptable to the Administrative Agent (a “Disqualified Lender”),

(b)    any Competitor,

(c)    any Competitor Controller that either (i) is identified by the Administrative Borrower in writing to the Administrative Agent from time to time or (ii) can reasonably be identified as such by the Administrative Agent, and

(d)    any Person that (i) is not an Investing Company, (ii) is an Affiliate (other than a Competitor Controller) under common Control with any Disqualified Lender or Competitor and (iii) either (x) in the case of Clause (a), is identified by the Administrative Borrower in writing to the Administrative Agent from time to time if reasonably acceptable to the Administrative Agent or (y) can reasonably be identified as such by the Administrative Agent.

“Existing Loans” shall mean the loans under that certain Second Amended and Restated Loan And Security Agreement, dated as of June 22, 2017, by and among the Target, Silicon Valley Bank and the other parties thereto, as the same may from time to time be amended, modified, supplemented or restated, including, without limitation, by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 30, 2018, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 28, 2018 and that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 19, 2019.

“Extended Revolving Credit Commitment” shall have the meaning set forth in Section 2.16(a)(ii).

“Extended Revolving Credit Lender” shall have the meaning set forth in Section 2.16(a)(ii).

“Extended Revolving Credit Loan” shall mean any Revolving Credit Loan made pursuant to an Extended Revolving Credit Commitment.

“Extended Term Loan” shall have the meaning set forth in Section 2.16(a)(ii).

“Extended Term Loan Lender” shall have the meaning set forth in Section 2.16(a)(ii).

“Extension” shall have the meaning set forth in Section 2.16(a).

“Extension Offer” shall have the meaning set forth in Section 2.16(a).

“FATCA” shall mean Code Sections 1471 through 1474 (as of the Closing Date, or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Code Section 1471(b)(1), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Code Sections.

“FCPA” shall have the meaning set forth in Section 8.28.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to: (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated Commitment Fee Letter dated as of February 19, 2020, among Golub, ORCA, ORCC, Goldman, Monroe, New Mountain, TBCF, the Parent Borrower and Merger Sub.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.01 or the Fee Letters.

“Financial Performance Covenant” shall mean each of the covenants set forth in Section 10.13.

“Financial Performance Covenant Event of Default” shall mean any Event of Default resulting from the failure to comply with any Financial Performance Covenant.

“Fitch” means Fitch Group Inc. and any successor thereto.

“Fixed Basket” shall mean any basket that is subject to a fixed-dollar limit (including baskets based on a percentage of Pro Forma Consolidated Adjusted EBITDA or total assets).

“Foreign Subsidiary” shall mean each Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Letter of Credit Exposure other than Letter of Credit Exposure that has been Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” shall have the meaning set forth in Section 4.01(a)(i).

“Funded Debt” shall mean, as of any date of determination, all then outstanding Indebtedness of Holdings and its Subsidiaries, on a consolidated basis, of the type described in clauses (a), (d) (with respect to clause (d), for the avoidance of doubt, excluding any earn-out or similar purchase price adjustment arising in connection with a Permitted Acquisition or an IP Acquisition) and (f) of the defined term “Indebtedness”; provided, that Funded Debt shall not include (x) any portion of Funded Debt of any partnership or joint venture in which Holdings or a Subsidiary is a general partner that is expressly made non-recourse to Holdings or such Subsidiary or (y) the undrawn portion of any letters of credit which are not then due and payable.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that if at any time any change in GAAP would affect the computation of any financial ratio, covenant or other requirement set forth in any Credit Document, and the Administrative Borrower notifies the Collateral Agent that the Administrative Borrower requests an amendment to any provision hereof to preserve the original intent thereof in light of such change in GAAP (or if the Collateral Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) the Agents, the Lenders and the Credit Parties shall negotiate in good faith to effect such amendment and (ii) such provision shall be interpreted (and such ratio or requirement shall continue to be computed) on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Goldman” shall mean The Private Credit Group of Goldman Sachs Asset Management.

“Golub” shall have the meaning set forth in the preamble to this Agreement.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee Agreement” shall mean the Guarantee Agreement dated as of the Closing Date, executed and delivered by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance satisfactory to Collateral Agent.

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guarantee Obligations” shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness) or (y) Excluded Swap Obligations. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (I)(a) Holdings, (b) each Person that is a Subsidiary of Holdings (other than any Borrower or an Excluded Subsidiary) on the Closing Date and (c) each Person, in each case, other than any Excluded Subsidiary, that becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 9.10 and (II) with respect to (a) Obligations owing by any Credit Party or any Subsidiary of a Credit Party (in each case, other than any Borrower) under any Bank Product Agreement or Specified Hedging Agreement and (b) the payment and performance by each Credit Party, as applicable, of its obligations under the Guarantee Agreement with respect to all Swap Obligations, each Borrower.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants” (or words of similar intent or meaning), under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law because of its dangerous or deleterious properties or characteristics.

“Hedging Agreement” shall mean (a) any and all agreements and documents not entered into for speculative purposes that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all agreements and documents (and the related confirmations) entered into in connection with any transactions of any kind, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person on a marked-to-market basis under Hedging Agreements.

“Historical Financial Statements” shall mean:

(a)    the audited consolidated financial statements of Target and its Subsidiaries for the fiscal years ending December 31, 2018 and December 31, 2017;

(b)    the unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows of the Target and its Subsidiaries for fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; and

(c)    a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrowers and their Subsidiaries as of and for the twelve (12) month period ending December 31, 2019, prepared after giving effect to the Transaction as if the Transaction has occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)); provided, that it is understood and agreed that the Lead Arrangers have received the financial statements described in clauses (a) and (b) above.

“Immaterial Subsidiary” shall mean, as of any date, any Subsidiary that (a) has total assets with a fair market value not in excess of five percent (5.0%), with respect to any Immaterial Subsidiary individually, or ten percent (10.0%), in the aggregate for all Immaterial Subsidiaries at any time, of the fair market value of the total assets of Holdings and its Subsidiaries, and (b) generates not in excess of five percent (5.0%), with respect to any Immaterial Subsidiary individually, or ten percent (10.0%), in the aggregate for all Immaterial Subsidiaries at any time, of the Pro Forma Consolidated Adjusted EBITDA of Holdings and its Subsidiaries; provided, that no Subsidiary that owns or licenses any Intellectual Property that is material to the business of Holdings and its Subsidiaries shall be designated as an Immaterial Subsidiary.

“Incremental Effective Date” shall have the meaning set forth in Section 2.01(c).

“Incremental Facility” shall have the meaning set forth in Section 2.01(c).

“Incremental Facility Request” shall have the meaning set forth in Section 2.01(c).

“Incremental Revolving Credit Commitment” shall have the meaning set forth in Section 2.01(c).

“Incremental Revolving Credit Loans” shall have the meaning set forth in Section 2.01(c).

“Incremental Term Loan” shall have the meaning set forth in Section 2.01(c).

“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.01(c).

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person (except to the extent such obligations relate to trade payables and are satisfied within 60 days after incurrence);

(c)    net Hedging Obligations of such Person;

(d)    all obligations of such Person to pay the deferred purchase price of property or services, other than Accounts Receivable in the ordinary course of business and not overdue by more than ninety-one (91) days (after the same are billed or invoiced or 120 days after the same are created) or any Earn-Out or similar purchase price adjustment obligation described in clause (i) below;

(e)    indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness (for the avoidance of doubt, lease payments under leases for real property (other than capitalized leases) shall not constitute Indebtedness);

(g)    all obligations of such Person in respect of Disqualified Capital Stock;

(h)    all Guarantee Obligations of such Person in respect of any of the foregoing; and

(i)    to the extent such obligation is due at any time prior to the date that is six months after the latest Maturity Date, any Earn-Out or similar purchase price adjustment obligation, but only if such Earn-Out or similar purchase price adjustment is not paid after becoming due and payable (but excluding indemnification obligations in connection with the Transactions, any Permitted Acquisition or IP Acquisition permitted hereunder);

provided, that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, (iv) preferred Capital Stock to the extent not constituting Disqualified Capital Stock, (v) trade accounts payable and other accrued expenses, in each case, incurred in the ordinary course of business (vi) operating leases and (vii) deferred fees and expenses payable under the Management Agreement.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint ventures, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Funded Indebtedness. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“indemnified liabilities” shall have the meaning set forth in Section 13.05.

“Indemnified Parties” shall have the meaning set forth in Section 13.05.

“Initial Subsidiary Borrower” shall have the meaning set forth in the Recitals.

“Initial Term Lenders” shall mean, as of any date of determination, Lenders holding outstanding Term Loans who also held Term Loans on the Closing Date or within five (5) Business Days following the Closing Date, together with all Affiliates of such Lenders who are also Lenders holding Term Loans.

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under Title 11 of the United States Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” shall have the meaning set forth in the Security Pledge Agreement.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement dated as of the Closing Date, executed and delivered by Holdings, each Credit Party, each of their respective Subsidiaries from time to time party thereto and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.09.

“Investing Company” shall mean any Person that is a commercial bank, finance company, insurance company, financial institution, or other entity that is or will be engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) Contingent Liabilities in respect of obligations of any other Person; and (c) any Capital Stock or other investment held by such Person in any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“IP Acquisition” shall have the meaning set forth in Section 10.05(v).

“Issuer Document” shall mean, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Junior Indebtedness” shall mean Indebtedness that is by its terms subordinated in right of payment and proceeds of Collateral to the Obligations of the Borrowers and the Guarantors, as applicable; provided, that such terms of subordination are reasonably acceptable to the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest scheduled Maturity Date at such time, including the latest scheduled Maturity Date of any Extended Term Loan or any Extended Revolving Credit Commitment (or Loan thereunder).

“LCA Election” shall mean the Administrative Borrower’s election to treat a specified acquisition as a Limited Condition Acquisition.

“LCA Test Date” has the meaning set forth in the definition of “LCA Election”.

“Lead Arrangers” shall have the meanings set forth in the preamble to this Agreement.

“Lender” shall have the meaning set forth in the preamble to this Agreement.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum (without duplication) of (a) the amount of any Unpaid Drawings in respect of which such Revolving Credit Loans have not been made in repayment of such Unpaid Drawing and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which a Revolving Credit Loan has been made).

“Letter of Credit Fee” shall have the meaning set forth in Section 4.01(a)(ii).

“Letter of Credit Issuer” shall mean, as the context may require, (a) any bank or financial institution reasonably acceptable to the Administrative Agent and the Administrative Borrower as designated in writing by the Administrative Agent and the Administrative Borrower and agreed to by such bank or financial institution; (b) any other Lender that may become a Letter of Credit Issuer pursuant to this Agreement with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing; provided that in no event shall Golub be required to be a Letter of Credit Issuer. Any Letter of Credit Issuer may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Letter of Credit Issuer (and each such Affiliate shall be deemed to be an “Letter of Credit Issuer” for all purposes of the Credit Documents). In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Maturity Date” shall mean the date that is five (5) Business Days prior to the Revolving Credit Maturity Date.

“Letter of Credit Participant” shall have the meaning set forth in Section 3.03(a).

“Letter of Credit Participation” shall have the meaning set forth in Section 3.03(a).

“Letter of Credit Request” shall have the meaning set forth in Section 3.02(a).

“Letter of Credit Sub-Commitment” shall mean $10,000,000.

“Letters of Credit” shall mean any letter of credit issued pursuant to Article III hereof.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit with respect to which Revolving Credit Loans have not been made in repayment thereof.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions) or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof) on title to real property and any financing lease having substantially the same economic effect as any of the foregoing; provided, that in no event shall an operating lease entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien. For the avoidance of doubt, the term “Lien” shall not include licenses or sublicenses of Intellectual Property.

“Limited Condition Acquisition” shall mean any Purchase permitted pursuant to this Agreement (including any Permitted Acquisition or any acquisition constituting a Permitted Investment), the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing; provided that solely for the purpose of (i) measuring the relevant ratios (including, without limitation, for purposes of determining Pro Forma compliance with the then applicable Financial Performance Covenant(s) as a condition to effecting any such transaction), the Total Net Leverage Ratio, the LQA Recurring Revenue Net Leverage Ratio, the LQA Recurring Revenue Gross Leverage Ratio and testing availability under baskets (including baskets measured as a percentage of Pro Forma Consolidated Adjusted EBITDA) with respect to the incurrence of any Indebtedness (including any Incremental Facilities) or Liens or the making of any acquisitions or other Investments, Restricted Payments, Dispositions or payments subject to Section 10.04 or other sales or dispositions of assets or fundamental changes or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if the Administrative Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Pro Forma Consolidated Adjusted EBITDA, the reference date for determining which Test Period shall be the most recently ended Test Period for purposes of making such calculation) shall be deemed to be the date the definitive agreements for (or in the case of a Limited Condition Acquisition that involves some other manner of establishing a binding obligation including, without limitation under local law), such other binding obligations to consummate) such Limited Condition Acquisition are entered into (the “LCA Test Date”), and, if immediately after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred (with respect to income statement items) at the beginning of, or (with respect to balance sheet items) on the last day of, the most recent Test Period ending prior to the LCA Test Date, Holdings and/or its Subsidiaries could have taken such action on the relevant LCA Test Date in compliance with such ratio, basket, representation or warranty, such ratio, basket, representation or warranty or Event of Default “blocker”, such ratio, basket, or representation and warranty or Event of Default “blocker” shall be deemed to have been complied with (and no Default or Event of Default shall be deemed to have arisen thereafter with respect to such Limited Condition Acquisition from any such failure to comply with such ratio, basket, representation or warranty or Event of Default “blocker”). For the avoidance of doubt, if the Administrative Borrower has made an LCA Election and any of the ratios, baskets, Default or Event of Default “blockers” or representations and warranties for which compliance was determined or tested as of the LCA Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Pro Forma Consolidated Adjusted EBITDA, cash and Cash Equivalents, Consolidated Funded Indebtedness or otherwise, at or prior to the consummation of the relevant transaction or action, such baskets, ratios, representations and warranties or Event of Default “blocker” will not be deemed to have failed to have been satisfied as a result of such fluctuations or otherwise if no Specified Event of Default exists at the time of the consummation of such Limited Condition Acquisition. If the Administrative Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for (or in the case of a Limited Condition Acquisition that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate) such Limited Condition Acquisition is terminated or expires, or the date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Acquisition expires or passes, in each case without consummation of such Limited Condition Acquisition, any such ratio (other than the Financial Performance Covenants) or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement (or in the case of a Limited Condition Acquisition that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate) with respect thereto has been terminated provided, further, that in the event the consummation of any such Purchase shall not have occurred on or prior to the date that is one hundred and eighty (180) days following the signing of the applicable acquisition agreement, such acquisition shall no longer constitute a Limited Condition Acquisition for any purpose.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the total Revolving Credit Commitments as of such date, less (i) the amount of any Revolving Credit Loans actually borrowed and outstanding as of such date and (ii) the Letter of Credit Exposure as of such date, plus (b) the amount of Qualified Cash.

“Loan” shall mean, individually, any Revolving Credit Loan or Term Loan made by any Lender hereunder, and collectively, the Revolving Credit Loans and the Term Loans made by the Lenders hereunder.

“LQA Recurring Revenues” shall mean, on any date of determination, the product of (a) Recurring Revenues for the most recently ended fiscal quarter for which financial statements have been, or are required to be, delivered to the Administrative Agent pursuant to Section 9.01, multiplied by (b) four (4).

“LQA Recurring Revenue Gross Leverage Ratio” shall mean the ratio of (i) Consolidated Funded Indebtedness (but without giving effect to any deduction of any cash or cash equivalents pursuant to such definition) to (ii) LQA Recurring Revenues as of such date.

“LQA Recurring Revenue Net Leverage Ratio” shall mean the ratio of (i) Consolidated Funded Indebtedness to (ii) LQA Recurring Revenues as of such date.

“Management Agreement” shall mean that certain Advisory Services Agreement, dated as of the Closing Date, by and between Thoma Bravo, LLC and Instructure, Inc.

“Mandatory Conversion Date” has the meaning set forth in the definition of “Applicable Margin”.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of Holdings on the date of the declaration of a Restricted Payment permitted pursuant to Section 10.06(l) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” shall have the meaning set forth in the definition of the term “Hedging Agreement”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of Holdings and its Subsidiaries taken as a whole, (b) the rights or remedies of the Secured Parties or the Lenders hereunder or thereunder (other than as a result of acts or a failure to act by any Agent where the Credit Parties are cooperating with the Agents in remediating such adverse effect), or (c) the ability of the Borrowers and Guarantors to perform their payment obligations under this Agreement and other Credit Documents as the same become due and payable.

“Material IP” has the meaning set forth in Section 10.04(g).

“Material Real Property” shall mean any fee-owned real property located in the United States that is owned by any Credit Party and that has a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to fee-owned real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Administrative Borrower in good faith).

“Maturity Date” shall mean, (i) with respect to each Revolving Credit Commitment under the Revolving Credit Facility that has not been extended pursuant to Section 2.16, the Revolving Credit Maturity Date, (ii) with respect to the Term Loans that have not been extended pursuant to Section 2.16, the Term Loan Maturity Date and (iii) with respect to any tranche of Extended Term Loans or any Extended Revolving Credit Commitment, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Minimum Borrowing Amount” shall mean, with respect to Revolving Credit Loans, $100,000.

“Monroe” shall mean Monroe Capital Management Advisors, LLC.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by any applicable Credit Party and the Collateral Agent for the benefit of the Secured Parties in respect of any Material Real Property owned by such Credit Party, in such form as agreed between such Credit Party and the Collateral Agent.

“Mortgaged Property” shall mean each parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.13(b).

“Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, as to which any Credit Party or any ERISA Affiliate, has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” shall mean, with respect to the issuance of any Capital Stock by any Credit Party or any Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket fees and expenses, incurred by such Credit Party or such Subsidiary in connection therewith; provided that “Net Cash Proceeds” shall not include the cash proceeds of any issuance of Capital Stock (directly or indirectly) by Holdings to the extent that the net proceeds thereof shall have been used by any Borrower and any Subsidiary to make Investments or are returned to such investors or Affiliates pursuant to Section 10.06(i).

“Net Casualty Proceeds” shall mean, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by any Credit Party or any of their respective Subsidiaries in connection with such Casualty Event (net of all out-of-pocket collection expenses thereof not payable to a Credit Party or Affiliate thereof (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates) (including, without limitation, any legal or other professional fees)), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by Section 10.02(c) on the property which is the subject of such Casualty Event, and less any Taxes payable by such Person on account of such insurance proceeds or condemnation award, actually paid, assessed or estimated by such Person (in good faith) to be payable within the next 12 months in cash in connection with such Casualty Event; provided, that if, after the expiration of such 12-month period, the amount of such estimated or assessed Taxes, if any, exceeded the Taxes actually paid in cash in respect of proceeds from such Casualty Event, the aggregate amount of such excess shall constitute Net Casualty Proceeds under Section 5.02(a)(iv) and be immediately applied to the prepayment of the Obligations pursuant to Section 5.02(a)(ix).

“Net Debt Proceeds” shall mean, with respect to the sale, incurrence or issuance by any Credit Party or any of their respective Subsidiaries of any Indebtedness, the excess of: (a) the gross cash proceeds received by such Credit Party or any of its Subsidiaries from such sale, incurrence or issuance, over (b) all underwriting commissions and legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale, incurrence or issuance which have not been paid and are not payable to Affiliates of such Credit Party in connection therewith (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates).

“Net Disposition Proceeds” shall mean, with respect to any Disposition by any Credit Party or any of their respective Subsidiaries, the excess of: (a) the gross cash proceeds received by such Person from such Disposition, over (b) the sum of: (i) all legal, investment banking, underwriting, brokerage and accounting and other professional fees, sales commissions and disbursements and all other out-of-pocket fees, expenses and charges, in each case actually incurred in connection with such Disposition (including any reasonable and customary amounts paid by any third party and reimbursed by a Credit Party or any of their respective Subsidiaries) which have not been paid and are not payable to Affiliates of such Person (other than reimbursements of reasonable out-of-pocket expenses of such Affiliates and transaction fees paid pursuant to the Management Agreement to the extent permitted hereunder), and (ii) all Taxes payable by such Person on account of proceeds from such Disposition, actually paid, assessed or estimated by such Person (in good faith) to be payable in cash within the next twelve (12) months in connection with such proceeds, (iii) the amount of such cash or Cash Equivalents required to repay any Indebtedness which is secured by the assets subject to such Disposition (other than the Obligations), so long as such Indebtedness is permitted under this Agreement and is permitted to be senior to or pari passu with the Obligations in right of payment and (iv) amounts provided as a reserve for liabilities or indemnification payments (fixed or contingent) attributable seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of such Disposition undertaken by any Credit Party or any Subsidiary of a Credit Party in connection with such Disposition; provided, that if, after the expiration of the twelve-month period referred to in clause (b)(ii) above, the amount of estimated or assessed Taxes, if any, pursuant to clause (b)(ii) above exceeded the Taxes actually paid in cash in respect of proceeds from such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds under Section 5.02(a)(iii) and be immediately applied to the prepayment of the Obligations pursuant to Section 5.02(a)(ix); provided, further, that to the extent any amount referred to in clause (b)(iv) above ceases to be so reserved, the amount thereof, if any, pursuant to clause (b)(iv) above shall be deemed to be Net Disposition Proceeds at such time and be immediately applied to the prepayment of the Obligations pursuant to Section 5.02(a)(ix).

“New Mountain” shall mean New Mountain Finance Advisors BDC, L.L.C.

“Non-Consenting Lender” shall have the meaning set forth in Section 13.07(b).

“Non-Credit Party Debt Cap” shall have the meaning set forth in Section 10.01(p).

“Non-Excluded Taxes” shall have the meaning set forth in Section 5.04(a).

“Non-Fixed Basket” shall mean any basket that is subject to compliance with a financial ratio or test (including the Total Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, LQA Recurring Revenue Net Leverage Ratio or LQA Recurring Revenue Gross Leverage Ratio).

“Non-U.S. Lender” shall have the meaning set forth in Section 5.04(b).

“Note” shall mean, as the context may require, a Term Loan Note or a Revolving Credit Loan Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03.

“Notice of Control” shall have the meaning set forth in Section 9.15(b).

“Notice of Conversion or Continuation” shall have the meaning set forth in Section 2.06.

“Obligations” shall mean (a) with respect to the Borrowers, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers arising under or in connection with any Credit Document, including all fees payable under any Credit Document, all Letters of Credit Outstanding, all Bank Product Obligations and the principal of and interest (including interest accruing during the pendency of any proceeding of the type described in Section 11.01(h), whether or not allowed in such proceeding) on the Loans, or (b) with respect to each Credit Party other than the Borrowers, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of such Credit Party arising under or in connection with any Credit Document (including all Bank Product Obligations); provided, however, for purposes of the Security Documents, the Guarantee Agreement, Section 5.02(f), Section 13.19 and any

determination as to when the monetary Obligations have been paid and satisfied in full, “Obligations” shall not include any monetary obligations under any Specified Hedging Agreements or Bank Product Obligations; provided, further, however, that for purposes of the Security Documents, the Guarantee Agreement and each other guarantee agreement or other instrument or document executed and delivered pursuant to Sections 9.10, 9.11 or 9.13, pursuant to any of the Security Documents, or otherwise to guarantee any of the Obligations, the term “Obligations” shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor.

“OFAC” shall have the meaning set forth in Section 8.29.

“Offer” shall have the meaning set forth in the recitals to this Agreement.

“ORCA” shall have the meaning set forth in the preamble to this Agreement.

“ORCC” shall mean Owl Rock Capital Corporation.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” shall have the meaning set forth in Section 13.26(a).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Documents).

“Other Currency” shall have the meaning set forth in Section 13.26(a).

“Other Taxes” shall mean any and all present or stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the performance, execution, delivery, registration or enforcement of, from the receipt or perfection of a security interest under or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment request by the Administrative Borrower under Section 13.07).

“Participant” shall have the meaning set forth in Section 13.06(c)(i).

“Participant Register” shall have the meaning set forth in Section 13.06(c)(ii).

“Patriot Act” shall have the meaning set forth in Section 13.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean a Purchase which:

(a)    has been consented to in writing by the Required Lenders, or

(b)    is funded solely with proceeds of the issuance of Qualified Capital Stock of Holdings and which is made with respect to an Acquired Entity or business which (i) either (A) has Consolidated Adjusted EBITDA, on a Pro Forma Basis, of $1 or more or (B) on a Pro Forma Basis, the Credit Parties shall be in compliance with the applicable Financial Performance Covenant(s) for the most recently ended Test Period, and (ii) is in substantially the same lines of business as one or more of the principal businesses of the Borrowers and their Subsidiaries in the ordinary course or lines of business not prohibited by Section 10.12 of this Agreement, or

(c)    meets the following conditions:

(i) the Administrative Borrower shall have delivered to the Administrative Agent (x) on or prior to the date of such proposed acquisition, a summary description (setting forth in reasonable detail the terms and conditions of such acquisition) and (y) promptly when available, substantially final drafts and executed copies of the material acquisition agreements;

(ii) the lines of business of the Acquired Entity or property and assets which are to be so purchased or otherwise acquired (other than non-core assets, if any) shall be substantially the same lines of business as one or more of the principal businesses of the Borrowers and their Subsidiaries in the ordinary course or lines of business not prohibited by Section 10.12 of this Agreement;

(iii) to the extent that any Specified Acquired Property is to be acquired (or is acquired) pursuant to such proposed transactions or series of transactions, the Total Consideration paid (or payable) by the Credit Parties with respect to such Specified Acquired Property shall not exceed, together with the amount of Total Consideration paid (or payable) by the Credit Parties for any other Specified Acquired Property acquired pursuant to such proposed transaction or series of transactions after the Closing Date, in an amount equal to the greater of $100,000,000 or 100% of Pro Forma Consolidated Adjusted EBITDA plus the Available Amounts Basket on the date such acquisition is made;

(iv) immediately before and immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis (and giving effect to pro forma adjustments attributable to such purchase or other acquisition to the extent permitted by the definition of Pro Forma Basis), (A) no Specified Event of Default shall have occurred and be continuing, and (B) (x) in the case of a Permitted Acquisition funded in whole or in part by an Incremental Facility, (I) prior to a Pricing Grid Election, the pro forma LQA Recurring Revenue Net Leverage Ratio shall be less than or equal to 2.25:1.00 or (II) on or after a Pricing Grid Election, the pro forma Total

Net Leverage Ratio shall be less than or equal to 7.00:1.00 or (y) in all other cases, the Borrowers shall be in pro forma compliance with the then applicable Financial Performance Covenant(s) (regardless of whether such Financial Covenants are required to be tested at such time); provided, that in respect of a Limited Condition Acquisition, at the Administrative Borrower’s election, (1) the foregoing condition (A) may be satisfied to the extent that no Specified Event of Default shall have occurred and be continuing as of the date that the definitive agreements for such Limited Condition Acquisition are entered into and no Specified Event of Default shall have occurred and be continuing immediately prior and after giving effect to such Limited Condition Acquisition, and (2) the foregoing condition (B) may be satisfied as of the date that the definitive agreements for such Limited Condition Acquisition are entered into;

(v) prior to the consummation of any such Purchase, the Administrative Borrower shall deliver to the Administrative Agent, on behalf of the Lenders, to the extent applicable and readily available, the most recent financial statements of such Acquired Entity or business, which delivery shall not constitute a representation or warranty as to such financial statements;

(vi) the board of directors of such Acquired Entity or its selling shareholder(s), or a bankruptcy court in the event an Acquired Entity is subject to any bankruptcy or Insolvency Proceeding, has approved such Purchase; and

(vii) such Credit Party shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five (5) Business Days (or a shorter period approved by the Administrative Agent) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of an Authorized Officer, substantially in the form of Exhibit P-1 attached hereto, certifying that all of the requirements set forth in this definition and in Section 10.05(k) have been satisfied or will be satisfied on or prior to the consummation of such Purchase or other acquisition.

“Permitted IPO Reorganization” means any transactions or actions taken in connection with and reasonably related to consummating an initial public offering, so long as, immediately after giving effect thereto, the security interest of the Lenders in the Collateral and the value of the Guarantees given by the Guarantors, taken as a whole, are not materially impaired (as determined by the Administrative Borrower in good faith).

“Permitted Junior Refinancing Debt” shall mean secured Indebtedness incurred by the Borrowers and guarantees with respect thereto by any Credit Party in the form of one or more series of second lien (or lower priority) secured notes, bonds or debentures or loans; provided, that (i) such Indebtedness is secured by the Collateral on a second lien basis to the Obligations and is not secured by any property or assets of Holdings and its Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans or Refinancing Term Loans, (iii) the security agreements relating to such Indebtedness are, taken as a whole and as determined by the Administrative Borrower, substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any person other than the Guarantors and (v) a representative validly acting on behalf of the holders of such Indebtedness shall have become a party to an intercreditor agreement (which shall be reasonably satisfactory to the Administrative Agent and/or the Collateral Agent) with the Administrative Agent and/or the Collateral Agent (as agent for the Secured Parties). Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning set forth in Section 10.02.

“Permitted Management Payments” shall mean (a) all fees, expenses, charges and other amounts (including without limitation salaries and any other compensation such as bonuses, pensions and profit sharing payments) due and to become due to Sponsor or its respective Controlled Affiliates by the terms of the Management Agreement; provided, in the case of the annual management fee required to be paid to Sponsor or its respective Controlled Affiliates by the terms of the Management Agreement, that both immediately before and immediately after giving effect to any such payment, no Event of Default has occurred and is continuing or would immediately thereafter result therefrom, (b) reimbursement to Sponsor or its Controlled Affiliates or designees for costs and expenses of Sponsor or its Controlled Affiliates pursuant to the terms of the Management Agreement; and (c) any amounts described in clauses (a) or (b) and funded solely with proceeds of issuances of Qualified Capital Stock. Notwithstanding anything to the contrary herein, nothing herein shall prohibit the accrual of any fees or reimbursements under the terms of the Management Agreement and any such accrued amounts not paid, whether as a result of the occurrence and continuation of a Event of Default or otherwise, shall be permitted to be paid at such time when no Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom.

“Permitted Tax Reorganization” means any re-organizations and other activities and actions related to tax planning and re-organization, so long as, immediately after giving effect thereto the security interest of the Lenders in the Collateral and the value of the Guarantees given by the Guarantors, taken as a whole, are not materially impaired (as determined by the Administrative Borrower in good faith).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrowers and guarantees with respect thereto by any Credit Party in the form of one or more series of Subordinated Unsecured Indebtedness; provided, that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans or Refinancing Term Loans, (ii) such Indebtedness is not guaranteed by any Person other than the Guarantors; and (iii) such Indebtedness is not secured by any Lien on any property or assets of Holdings or its Subsidiaries. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, and that is sponsored, maintained or contributed to by any Credit Party or an ERISA Affiliate or in respect of which any Credit Party or an ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Planned Business Disposition” shall mean the Disposition of the Bridge Assets, on terms previously disclosed by the Borrowers and/or the Sponsor to the Administrative Agent and as agreed by the Administrative Agent.

“Pledged Stock” shall have the meaning set forth in the Security Pledge Agreement.

“Pricing Grid Date” shall have the meaning set forth in the definition of “Applicable Margin”.

“Pricing Grid Election” shall have the meaning set forth in the definition of “Applicable Margin”.

“Prime Rate” shall mean a variable per annum rate, as of any date of determination, equal to the rate as of such date published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, the Agents shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Pro Forma” or “Pro Forma Basis” shall mean, with respect to compliance with any Financial Performance Covenant and any financial test, leverage-ratio-based test or covenant hereunder, that all Pro Forma Events shall be deemed to have been consummated and incurred as of the first day of the Test Period. All definitions (including Consolidated Adjusted EBITDA) used for purposes of the Financial Performance Covenants, any financial test, leverage-ratio-based test or covenant hereunder shall be subject to pro forma adjustments that are factually supportable and reasonably identifiable (in the good faith determination of the Administrative Borrower and certified by an Authorized Officer of the Administrative Borrower), which may include all expected run rate cost savings, operating expense reductions, other operating improvements, initiatives and synergies resulting from or relating to any Pro Forma Event (and all costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of such cost savings initiatives, operating expense reductions, other operating improvements and initiatives (including, without limitation, costs related to the closure or consolidation of facilities, consulting and other professional fees and signing costs), that are either (i) prior to a Pricing Grid Election, specified in the Sponsor Model, and on or after a Pricing Grid Election, of a type set forth in the Sponsor Model; (ii) are projected by the Administrative Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are reasonably expected to be, taken within twenty-four (24) months after (x) with respect to the Transactions, the Closing Date, or (y) with respect to Pro Forma Events (other than the Transactions), such transaction or initiative has been initiated, provided that the aggregate amount added back to Consolidated Adjusted EBITDA in accordance with this clause (ii) for any period, shall not exceed 30% of Consolidated Adjusted EBITDA for such period (calculated without giving effect to the aforementioned add-back); (iii) with respect to the Transactions, recommended (in reasonable detail) by the due diligence quality of earnings report conducted by the financial advisors retained by the Borrowers and delivered to the Lead Arrangers prior to December 1, 2019 (for the avoidance of doubt, in the case of addbacks that are also set forth in the Sponsor Model, adjustments should be made pursuant to and consistent with the Sponsor Model); (iv) with respect to Pro Forma Events (other than the Transactions), recommended (in reasonable detail) by any due diligence quality of earnings report made available to the Administrative Agent conducted by financial advisors (which financial advisors are nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by a Credit Party, including those following a Pricing Grid Election of a type set forth in such due diligence quality of earnings report; (v) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) or (vi) otherwise determined in a manner reasonably acceptable to the Administrative Agent; provided that any amount added-back to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA in reliance on clauses (i) through (vi) above, shall be added-back as so projected until fully realized. The Administrative Borrower may estimate GAAP results if the financial statements with respect to a Permitted Acquisition, an IP Acquisition or any other Permitted Investment are not maintained in accordance with GAAP, and the Administrative Borrower may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Credit Parties. Notwithstanding anything herein or in any other Credit Document to the contrary, when calculating any ratios or tests for purposes of the incurrence of any Incremental Facility, Indebtedness under Sections 10.01(l), (p), (r), or (x) or any other financial or leverage-ratio-based incurrence test, the cash and Cash Equivalents that are proceeds from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test, but pro forma adjustment shall be given effect to any prepayment or repayment of Indebtedness with the use of such proceeds.

“Pro Forma Event” shall mean, (a) the Transactions, (b) any increase in Commitments pursuant to an Incremental Facility, (c) any Permitted Acquisition or similar Investment that is otherwise permitted by this Agreement, (d) any IP Acquisition, (e) any permitted Disposition in an amount in excess of $5,000,000, either individually or in the aggregate over such period, (f) any disposition of all or substantially all of the assets or all the equity interests of any subsidiary of Holdings (or any business unit, line of business or division of Holdings or any of the subsidiaries of the Borrowers for which financial statements are available) not prohibited by this Agreement, (g) discontinued divisions or lines of business or operations, (h) any restructuring, operating improvement or expense reduction initiative, cost savings initiative or similar transactions or initiative reasonably elected to be taken or (i) any other similar events occurring or transactions consummated during the period (including any Indebtedness incurred, repaid or assumed in connection with such Permitted Acquisition, IP Acquisition, Investment permitted hereunder or Disposition, assuming such Indebtedness bears interest during any portion of the applicable period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

“Prohibited Person” shall mean (x) any Person with whom citizens or permanent residents of the United States, persons (other than individuals) organized under the laws of the United States or any jurisdiction thereof and all branches and subsidiaries thereof, persons physically located within the United States or persons otherwise subject to the jurisdiction of the United States are restricted from doing business under regulations of OFAC (including any Person named on the Specially Designated Nationals and Blocked Persons List (“SDN List”)) and (y) any Person that resides, is organized or chartered, or has a place of business in a country or territory that is itself subject to comprehensive Sanctions (as of the date hereof, such countries or territory are Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine). Prohibited Person also includes persons on a Sanctions-related list of designated persons maintained by the United Nations, European Union, any EU member state, or the United Kingdom, including the UN sanction list and the EU consolidated list available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm and http://www.hm-treasury.gov.uk/fin_sanctions_index.htm.

“Purchase” shall mean the purchase or other acquisition by Holdings or any of its Subsidiaries of (a) all of the Capital Stock in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets representing a business unit or business line of or customer base of), any Person (referenced herein as the “Acquired Entity”) that, upon the consummation thereof, will be wholly owned (other than director’s qualifying shares) directly by Holdings or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation or the purchase or other acquisition of all or a substantial portion of the property and assets of a Person) or (b) source code, Intellectual Property and other related intangibles.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Cash” shall mean, as of any date of determination, the unrestricted cash and Cash Equivalents held by Holdings and its Subsidiaries in deposit or securities accounts (including foreign cash accounts, if any) subject to Control Agreements; provided, that such cash and Cash Equivalents shall constitute Qualified Cash notwithstanding that such cash and Cash Equivalents are not subject to a Control Agreement for a period of ninety (90) days after the Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion); provided, further, that any cash and Cash Equivalents that are designated or earmarked (or intended to be used) for any payment, prepayment, redemption or other related disbursements in respect of any restricted stock units or similar instruments (including any restricted stock units outstanding on the Closing Date) shall not constitute Qualified Cash (and for the avoidance of doubt, $49,500,000 of cash and Cash Equivalents funded on the balance sheet on the Closing Date using the proceeds of the Term Loans or the Equity Investment shall be presumed to be so designated; provided that such earmarked amount shall be reduced by (x) all cash and Cash Equivalents actually paid and (y) all cash and Cash Equivalents no longer required to be paid due to the retirement of such restricted stock units or other events as described in the governing documents thereof that would reduce such payment or no longer designated or earmarked (including by forfeiture as a result of resignation, termination or otherwise), in each case in respect of any such restricted stock units or similar instruments on or after the Closing Date.

“Qualified Counterparty” shall mean, with respect to any Specified Hedging Agreement, any counterparty thereto that, at the time such Specified Hedging Agreement was entered into, was reasonably satisfactory to the Collateral Agent.

“Qualified ECP Guarantor” shall mean, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Financing” shall mean any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Administrative Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings, the Borrowers and the Subsidiaries; (ii) all sales of Securitization Assets and related assets by Holdings, the Borrowers or any Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Administrative Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Administrative Borrower) and may include standard securitization undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings, the Borrowers or any Subsidiary (other than a Securitization Subsidiary).

“Qualifying IPO” shall mean the issuance by Holdings or any other direct or indirect parent of Holdings of its Qualified Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, tangible personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean (a) any trade or accounts receivable owed to Holdings, the Borrowers or a Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such trade or accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such trade or accounts receivable, all records with respect to such trade or accounts receivable and any other assets customarily transferred together with trade or accounts receivables in connection with a non-recourse trade or accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by Holdings to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” shall mean an arrangement between Holdings, the Borrowers or a Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) Holdings, the Borrowers or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) trade or accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such trade or accounts receivable, not to exceed 10% of the face value thereof, (b) the obligations of Holdings, the Borrowers or such Subsidiary, as applicable, thereunder are non-recourse (except for customary repurchase obligations) to Holdings, the Borrowers and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Administrative Borrower) and may include standard securitization undertakings, and shall include any guaranty in respect of such arrangement.

“Recurring Revenue Incremental Leverage Ratio” shall mean a LQA Recurring Revenue Net Leverage Ratio, calculated in accordance with Section 2.01(c)(ii)(B), equal to 2.25:1.00.

“Recurring Revenues” shall mean, with respect to any period, all recurring transactional, maintenance and subscription revenues, and recurring revenues attributable to software, copyrights and other Intellectual Property licensed or sold by Holdings or any of its subsidiaries, which recurring revenues are earned during such period net of any discounts, calculated on a basis consistent with the financial statements delivered to the Administrative Agent prior to the Closing Date, each as recognized in accordance with GAAP, but excluding the impact of any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, and historical or future acquisitions.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Debt”.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Administrative Borrower executed by each of (a) the Administrative Borrower, (b) the Administrative Agent and (c) each Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto.

“Refinancing Term Commitments” shall mean one or more tranches of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more tranches of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning set forth in Section 13.06(b)(iv).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning set forth in Section 3.04(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, members, partners, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder (excluding any such event for which the notice requirement of Section 4043 of ERISA has been waived under applicable regulations).

“Required Lenders” shall mean, at any date, Lenders having or holding more than fifty percent (50.0%) of the sum of (a) the outstanding principal amount of the Term Loans and (b) (i) the Total Revolving Credit Commitment or (ii) if the Total Revolving Credit Commitment has been terminated, the aggregate outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposures; provided, that,

(1)    the Commitments and the portion of the outstanding principal amount of the Loans and the Letters of Credit Outstanding held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders,

(2)    the portion of the outstanding principal amount of the Term Loans held or deemed held by any Sponsor Affiliated Equity Lender shall be excluded for purposes of making a determination of Required Lenders; provided that, for the avoidance of doubt, no Revolving Credit Commitments, Letter of Credit Exposure, Revolving Credit Loans, Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall be held by any Sponsor Affiliated Equity Lender, and

(3)    the portion of the outstanding principal amount of the Term Loans held or deemed held by any Sponsor Affiliated Debt Lender shall account for no more than 49.9% of the aggregate outstanding principal amount of the Loans for purposes of making a determination of Required Lenders; provided that, for the avoidance of doubt, no Revolving Credit Commitments, Letter of Credit Exposure, Revolving Credit Loans, Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall be held by any Sponsor Affiliated Debt Lender.

“Required Revolving Lenders” shall mean, at any date, Lenders having or holding more than fifty percent of the Total Revolving Credit Commitment, or if the Total Revolving Credit Commitment has been terminated, the aggregate outstanding principal amount of the Revolving Credit Loan and Letter of Credit Exposures; provided, that (1) the Commitments and the portion of the outstanding principal amount of the Loans and the Letters of Credit Outstanding held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders and (2) for the avoidance of doubt, no Revolving Credit Commitments, Letter of Credit Exposure, Revolving Credit Loans, Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall be held by any Sponsor Affiliated Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Debt Payment” shall mean, with respect to any Person, (a) the prepayment of principal of, or premium or interest on, any senior unsecured Indebtedness and (b) the payment or prepayment of principal of, or premium or interest on, any Junior Indebtedness, any Permitted Junior Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Subordinated Unsecured Indebtedness or any other Indebtedness subordinate in right of payment to the Obligations unless such payment is permitted under the terms of the intercreditor agreement or subordination agreement applicable thereto.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock (including any payment, prepayment, redemption or other related disbursement in respect of any restricted stock units or similar instruments), whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, and (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Capital Stock or any Affiliate thereof other than Permitted Management Payments.

“Retained Excess Cash Flow” shall mean that portion of Consolidated Excess Cash Flow, determined on a cumulative basis for the immediately preceding fiscal year of Holdings (commencing with the fiscal year ended December 31, 2021), that has not been required, and is not required, to be applied to prepay Loans (or any portion thereof) pursuant to Section 5.02(a)(i).

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on and after the Closing Date, on Schedule 1.01(a) as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to terms hereof.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the Total Revolving Credit Commitment, subject to adjustment as provided in Section 2.15; provided, that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender outstanding at such time and (b) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Facility” shall mean, at any time, the aggregate amounts of the Revolving Credit Lender’s Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any date, Lenders having or holding any Revolving Credit Commitment or outstanding Revolving Credit Loan.

“Revolving Credit Loan” shall have the meaning set forth in Section 2.01(b).

“Revolving Credit Loan Note” shall mean a promissory note substantially in the form of Exhibit R-1.

“Revolving Credit Maturity Date” shall mean the date that is six (6) years after the Closing Date, or, if such date is not a Business Day, the next succeeding Business Day.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SDN List” shall have the meaning set forth in Section 8.29.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Incremental Leverage Ratio” shall mean a Consolidated Senior Secured Net Leverage Ratio, calculated in accordance with Section 2.01(c)(ii)(B), equal to 6.50:1.00.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Letter of Credit Issuer, (c) the Agents, (d) each Qualified Counterparty, (e) each Bank Product Provider, (f) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (g) any permitted successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” shall have the meaning set forth in Section 13.08.

“Securitization Asset” shall mean (a) any trade or accounts receivables or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Holdings, the Borrowers or any Subsidiary in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by Holdings, the Borrowers or any Subsidiary pursuant to which Holdings, the Borrowers or any Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Subsidiary, or may grant a security interest in, any Securitization Assets of Holdings or any of its Subsidiaries.

“Securitization Subsidiary” shall mean any Subsidiary of Holdings in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets.

“Security Documents” shall mean, collectively, the Security Pledge Agreement, the Control Agreements, any Mortgage, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.10, 9.11 or 9.13, pursuant to any of the Security Documents, or otherwise to secure any of the Obligations.

“Security Pledge Agreement” shall mean the Security Pledge Agreement dated as of the Closing Date, by and among each Credit Party and the Collateral Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance satisfactory to Collateral Agent.

“Solvency Certificate” shall mean a solvency certificate, duly executed and delivered by the chief financial officer or other Authorized Officer of the Administrative Borrower to the Administrative Agent, substantially in the form of Annex I to Exhibit C of the Commitment Letter.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair saleable value (measured on a going concern basis) of the present assets of such Person and its subsidiaries, on a consolidated basis, (b) the present fair saleable value (measured on a going concern basis) of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated as of such date and (d) such Person and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due in the ordinary course (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquired Property” shall mean (a) any Person acquired by a Credit Party that does not, upon consummation of the Permitted Acquisition or IP Acquisition, become a Guarantor pursuant to the Guarantee Agreement and (b) property (other than Capital Stock) acquired by a Credit Party in connection with any Permitted Acquisition or any IP Acquisition that is not made subject to the Lien set forth in the Security Pledge Agreement, in each case, in accordance with Section 9.10.

“Specified Event of Default” shall mean any Event of Default arising under Section 11.01(a) or Section 11.01(h).

“Specified Hedging Agreement” shall mean any Hedging Agreement (a) entered into by (i) any Borrower or any Subsidiary and (ii) any Qualified Counterparty, as counterparty, (b) that has been designated as such by the Administrative Borrower, and (c) complies with the provisions of Section 7.4 of the Security Pledge Agreement; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedging Agreements. The designation of any Hedging Agreement as a Specified Hedging Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee Agreement except as provided in Section 13.19.

“Specified Representations” shall mean those certain representations and warranties to the Lenders provided in Section 8.01(a) (solely as they relate to due authorization, execution, delivery and performance of the Credit Documents), Section 8.02 (solely as they relate to the Credit Documents), Section 8.03(i) and (iii) (in each case limited to the execution, delivery and performance of the Credit Documents, incurrence and use of proceeds of the Credit Facilities and the granting of the guarantees and security interests in respect thereof), Section 8.05, Section 8.06 (solely with respect to approvals required from any Governmental Authority to the extent such approval is required in connection with the consummation of the financing transactions under this Agreement), Section 8.07, Section 8.17, Section 8.18, Section 8.22, Sections 8.28 and Section 8.29 (solely with respect to the use of proceeds of the Loans incurred on the Closing Date not violating the laws described therein).

“Sponsor” shall mean Thoma Bravo, LLC.

“Sponsor Affiliated Debt Lender” shall mean any Sponsor Affiliated Lender that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are primarily engaged in, the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund independent of, or in addition to, their duties to the Sponsor.

“Sponsor Affiliated Equity Lender” shall mean any Sponsor Affiliated Lender that is not a Sponsor Affiliated Debt Lender.

“Sponsor Affiliated Lender” shall mean any Lender that is Sponsor or an Affiliate of Sponsor (other than Holdings, any Borrower or any of their respective Subsidiaries) at such time.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to Drawing could then be met.

“Statutory Reserve Rate” shall mean, for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Successor Subsidiary Borrower” shall have the meaning set forth in the Recitals.

“Subordinated Unsecured Indebtedness” shall mean Indebtedness which would otherwise constitute Junior Indebtedness, but that is by its terms (i) subordinated in right of payment to the creditors in respect of any Junior Indebtedness, and (ii) not eligible to receive the proceeds of enforcement of any Collateral.

“Subsidiary” of any Person shall mean and include (a) any corporation, limited liability company or other business entity more than fifty percent (50%) of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other similar entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of any Credit Party.

“Subsidiary Borrower” shall mean, immediately prior to the consummation of the Merger, Initial Subsidiary Borrower, and upon and after the consummation of the Merger, the Successor Subsidiary Borrower.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Target” shall have the meaning set forth in the Recitals.

“Taxes” shall mean all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“TBCF” shall mean, collectively, TBCF I and TBCF II.

“TBCF I” shall mean Thoma Bravo Credit Fund I, L.P.

“TBCF II” shall mean Thoma Bravo Credit Fund II, L.P.

“Term Loan” shall have the meaning set forth in Section 2.01(a)(i).

“Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan Facility” shall mean, at any time, the aggregate Term Loan Commitments or Term Loans, as applicable, of all Lenders at such time, and includes, as the context may require, any Extended Term Loans, any Refinancing Term Loans or Incremental Term Loans or the aggregate amount of term loans of any Class (or as applicable the aggregate commitments in respect thereof).

“Term Loan Maturity Date” shall mean the date that is six (6) years after the Closing Date, or, if such date is not a Business Day, the next succeeding Business Day.

“Term Loan Note” shall mean a promissory note substantially in the form of Exhibit T-1.

“Term Loan Repayment Amount” shall have the meaning set forth in Section 2.05(b).

“Term Loan Repayment Date” shall have the meaning set forth in Section 2.05(b).

“Termination Date” shall have the meaning set forth in the Security Pledge Agreement.

“Test Period” shall mean, for any date of determination under this Agreement, the four (4) consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been delivered, or were required to be delivered, pursuant to Section 9.01.

“Total Commitment” shall mean the sum of the Term Loan Commitment, any Incremental Term Loan Commitment, the Total Revolving Credit Commitment and any Incremental Revolving Credit Commitment.

“Total Consideration” shall mean (without duplication), with respect to a Permitted Acquisition or an IP Acquisition, the result of:

(a)    the sum of:

(i) cash paid as consideration to the seller in connection with such Permitted Acquisition or IP Acquisition,

(ii) the amount of Indebtedness assumed in connection with such Permitted Acquisition or IP Acquisition, and

(iii) the present value of future payments which are required to be made over a period of time and are not contingent upon Holdings or any of its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the ABR), minus

(b)    the sum of:

(i) the aggregate principal amount of equity contributions (which are not Disqualified Capital Stock) made directly or indirectly to, or equity issuances (which are not Disqualified Capital Stock) by Holdings, the proceeds of which are used substantially contemporaneously with such contribution or issuance to fund all or a portion of the cash purchase price (including deferred payments) of such Permitted Acquisition or IP Acquisition, and

(ii) any cash and Cash Equivalents on the balance sheet of the Acquired Entity (x) paid as consideration to the seller in connection with such Permitted Acquisition or IP Acquisition and (y) acquired as part of the applicable Permitted Acquisition or IP Acquisition (to the extent such Acquired Entity becomes a Guarantor and complies with the requirements of Section 9.10) or as part of the property and assets acquired by a Credit Party;

provided, that Total Consideration shall not be deemed to include any consideration or payment (x) paid by Holdings or its Subsidiaries directly in the form of equity interests (that are not Disqualified Capital Stock) of Holdings or its parent entities, or (y) funded by cash and Cash Equivalents generated by any Subsidiary that is not a Guarantor (including any Foreign Subsidiary). For the avoidance of doubt, no acquisition fees, costs or expenses incurred in connection with such Permitted Acquisition or IP Acquisition and paid to a party other than the seller shall be included in the determination of Total Consideration. If any cash on the balance sheet of a foreign Acquired Entity is paid or distributed to its direct or indirect shareholders, in part, as acquisition consideration in connection with a Permitted Acquisition, then the amount that is included in the Total Consideration calculation shall be reduced by such cash amount distributed or paid.

“Total Credit Exposure” shall mean, as of any date of determination (a) with respect to each Lender, (i) prior to the termination of the Commitments, the sum of such Lender’s Total Commitment plus such Lender’s Term Loans or (ii) upon the termination of the Commitments, the sum of such Lender’s Term Loans and Revolving Credit Exposure and (b) with respect to all Lenders, (i) prior to the termination of the Commitments, the sum of all of the Lenders’ Total Commitments plus all Term Loans and (ii) upon the termination of the Commitments, the sum of all Lenders’ Term Loans and Revolving Credit Exposure.

“Total Net Leverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Pro Forma Consolidated Adjusted EBITDA for such Test Period.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments. On the Closing Date, the Total Revolving Credit Commitment shall be $50,000,000 as set forth on Schedule 1.01(a), as such amount may be reduced after the Closing Date pursuant to Section 2.01(b).

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments. On the Closing Date, the Total Term Loan Commitment shall be $775,000,000 as set forth on Schedule 1.01(a).

“tranche” has the meaning specified in Section 2.16(a).

“Transaction Documents” shall mean each of the documents executed and/or delivered in connection with the Transactions, including without limitation, the Credit Documents and the Acquisition Agreement.

“Transactions” shall mean collectively, (a) the Acquisition (including all transactions contemplated by the Acquisition Agreement), (b) the Merger, (c) the Offer, (d) the execution, delivery and performance of the Credit Documents by the Credit Parties, the Borrowings thereunder on the Closing Date and the application of the proceeds thereof as contemplated hereby and thereby, (e) the Equity Investment and (f) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” shall mean, as to any Loan, its nature as an ABR Loan or Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined based upon the actuarial assumptions used by the Plan’s actuary for purposes of determining the minimum required contributions to the Plan as set forth in the Plan’s actuarial report for such plan year, exceeded the fair market value of the assets allocable thereto as determined for purposes of the Plan’s minimum funding requirements as set forth in such report.

“Unpaid Drawing” shall have the meaning set forth in Section 3.04(a).

“Unsecured Incremental Leverage Ratio” shall mean a Total Net Leverage Ratio, calculated in accordance with Section 2.01(c)(ii)(B), equal to 7.00:1.00.

“Unused Revolving Credit Commitment Fee” shall have the meaning set forth in Section 4.01(a)(iii).

“U.S.” and “United States” shall mean the United States of America.

“U.S. Foreign Holdco” shall mean a direct or indirect Subsidiary that has no material assets other than Capital Stock of one or more Subsidiaries that are CFCs (excluding for the purposes of this asset determination any Indebtedness of such Subsidiaries).

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances (other than Capital Stock or other interests having such power only by reason of the happening of a contingency where such contingency has not yet occurred).

“WARN Act” shall mean the Workers Adjustment and Retraining Notification Act of 1988, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)    The term “including” is by way of example and not limitation.

(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    Any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignments set forth herein).

(g)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(h)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(i)    All references to the knowledge of any Credit Party or facts known by any Credit Party shall mean actual knowledge of any Authorized Officer of such Person.

(j)    Any Authorized Officer executing any Credit Document or any certificate or other document made or delivered pursuant hereto or thereto on behalf of a Credit Party, so executes or certifies in his/her capacity as an Authorized Officer on behalf of the applicable Credit Party and not in any individual capacity and without personal liability.

(k)    Notwithstanding anything in this Agreement or any Credit Document to the contrary, in calculating any Non-Fixed Basket any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket in a substantially concurrent transaction with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket shall be disregarded in the calculation of such Non-Fixed Basket.

(l)    Notwithstanding anything in this Agreement or any Credit Document to the contrary, in the event any Lien, Indebtedness (including any Incremental Term Loans, Incremental Revolving Credit Loans, Incremental Term Loan Commitments, Incremental Revolving Credit Commitments, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Extended Revolving Credit Loan, Extended Term Loan, Extended Revolving Credit Commitment or Extended Term Loans) or Investment (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of baskets under this Agreement (including within any defined terms or within any negative covenants), including any Fixed Basket or Non-Fixed Basket, as applicable, the Administrative Borrower shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness or Investment, in whole or in part, among one or more than one applicable baskets within the same covenant under this Agreement (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable basket into which such amount is re-classified or re-divided at such time (and not the basket from which such amount is re-divided or re-classified)). If any Lien, Indebtedness (including any Incremental Term Loans, Incremental Revolving Credit Loans, Incremental Term Loan Commitments, Incremental Revolving Credit Commitments, Permitted Incremental

Equivalent Debt, Credit Agreement Refinancing Indebtedness, Extended Revolving Credit Loan, Extended Term Loan, Extended Revolving Credit Commitment or Extended Term Loans) or Investment incurred under any provision in this Agreement or any other Credit Document (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Administrative Borrower. Notwithstanding the foregoing, (x) any Indebtedness incurred under this Agreement (including on the Closing Date) will, at all times (including on the Closing Date), be classified as being incurred under Section 10.01(a) and may not be reclassified, (y) no Indebtedness, Liens or Investments may be reclassified as Restricted Payments or Restricted Junior Debt Payments and (z) usage of baskets for Restricted Payments and Restricted Junior Debt Payments may not be reclassified.

SECTION 1.03    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise permitted herein. In addition, the financial ratios and all related definitions set forth in the Credit Documents shall exclude the application of ASC 815, ASC 480 or ASC 718, ASC 606 and ASC 505-50 (to the extent that the pronouncements in ASC 718 or ASC 505-50 result in recording an equity award as a liability on the consolidated balance sheet of Holdings and its Subsidiaries and the treatment of any dividend accruals thereon as interest expense in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity and such interest expense as dividends). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and the Administrative Borrower shall so request, the Administrative Agent, the Lenders and the Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP in effect prior to such change in GAAP and (ii) the Administrative Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made immediately before and immediately after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, unless the Administrative Borrower has requested an amendment pursuant to this Section 1.03 with respect to the treatment of operating leases and Capitalized Leases and until such amendment has become effective, all obligations of any Person that would have been treated as operating leases for purposes of GAAP prior to January 1, 2019 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) regardless of any change in or application of GAAP following such date pursuant to ASC 842 or otherwise that would require such leases (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Leases in the financial statements to be delivered pursuant to Section 9.01.

SECTION 1.04    Rounding. Any financial ratios required to be maintained or complied with by Holdings or the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05    References to Agreements, Laws, etc.. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, renewals, replacements, refinancings, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, renewals, replacements, refinancings, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

SECTION 1.07    Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08    Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

SECTION 1.09    LIBOR Discontinuation. Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 2.03 or 2.06, in the event that the Administrative Agent shall have determined with the consent of the Administrative Borrower (which determination shall be final and conclusive and binding upon all parties hereto) that there exists, at such time, a broadly accepted market convention for determining a rate of interest for syndicated loans in the United States in lieu of the ICE LIBOR, and the Administrative Agent shall have given notice of such determination to each Lender (it being understood and agreed that the Administrative Agent shall have no obligation to make such determination and/or to give such notice), then the Administrative Agent and the Administrative Borrower shall enter into an amendment to this Agreement to be mutually reasonably agreed to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 13.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days after the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but only to the extent the ICE LIBOR for the applicable Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as, or converted to, Eurodollar Loans, and (y) any Notice of Borrowing (whether for a Borrowing of new Eurodollar Loans or a conversion or continuation of existing Eurodollar Loans) given by the Administrative Borrower with respect to Eurodollar Loans shall be deemed to be rescinded by the Administrative Borrower.

SECTION 1.10    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

Amount and Terms of Credit Facilities

SECTION 2.01    Loans.

(a)    Term Loans.

(i)    Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (collectively, the “Term Loans” and each, individually, a “Term Loan”) in the amount and in the currency set forth opposite such Lender’s name on Schedule 1.01(a) under “Term Loan Commitment” to the Borrowers, which Term Loans (i) shall not exceed, for any such Lender, the Term Loan Commitment of such Lender, (ii) shall not exceed, together with all other Term Loans, in the aggregate, the Total Term Loan Commitment, (iii) shall be made on the Closing Date, (iv) may, at the option of the Administrative Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans; provided, that all such Term Loans made by each of the Lenders shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(b)    Revolving Credit Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans (each such loan and any Incremental Revolving Credit Loans and any Extended Revolving Credit Loans, a “Revolving Credit Loan”) to the Borrowers, which Revolving Credit Loans (i) shall not exceed, for any such Lender, the Revolving Credit Commitment of such Lender, (ii) shall not, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (iii) shall not, after giving effect thereto and to the application of the proceeds thereof, at any time result in the aggregate amount of all Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect, (iv) shall be made at any time and from time to time after the Closing Date and prior to the Revolving Credit Maturity

Date; provided, that Revolving Credit Loans may be made on the Closing Date to the extent permitted by Section 9.12 (for the avoidance of doubt, no Lender having a Revolving Credit Commitment shall have any obligation to make Revolving Credit Loans for any purpose prohibited by Section 9.12), (v) may, at the option of the Administrative Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Revolving Credit Loans; provided, that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, and (vi) may be repaid and reborrowed in accordance with the provisions hereof. On the Revolving Credit Maturity Date, all outstanding Revolving Credit Loans shall be repaid in full. Upon receipt by the Administrative Agent of written notice from the Administrative Borrower, the Total Revolving Credit Commitment may be permanently reduced, in whole or in part, as directed by the Administrative Borrower so long as each such reduction is in a minimum amount of $1,000,000. Such reductions shall ratably reduce, in whole or in part, the Revolving Credit Commitments of each Lender.

(c)    Incremental Facilities.

(i)    Requests. The Credit Parties may (provided that, for the avoidance of doubt, any such Credit Party that is not a Borrower shall become a Borrower pursuant to Section 2.19 hereof), by written notice from the Administrative Borrower to the Administrative Agent (each, an “Incremental Facility Request”), at any time prior to the Term Loan Maturity Date, request increases in the Term Loan Commitments which may be under a new term facility or may be part of an existing Class of Term Loan Commitments (each, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”) and/or increases in the Revolving Credit Commitments which may be under a new revolving credit facility or may be part of an existing Class of Revolving Credit Commitments (each, an “Incremental Revolving Credit Commitment” and the loans thereunder, “Incremental Revolving Credit Loans”; each Incremental Term Loan Commitment and each Incremental Revolving Credit Commitment are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”); provided, that no commitment of any Lender shall be increased without the consent of such Lender. Such notice shall set forth (A) the amount of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment being requested (which shall be in a minimum amount of $1,000,000 and multiples of $1,000,000 in excess thereof), (B) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by the Agents or if such request is made in connection with a Limited Condition Acquisition, shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice), and (C) whether, in the case of Incremental Term Loan Commitments, the Incremental Term Loans shall initially consist of ABR Loans and/or Eurodollar Loans and, if the Loans are to include Eurodollar Loans, the Interest Period to be initially applicable thereto.

(ii)    Amount. The aggregate principal amount of Incremental Term Loans and Incremental Revolving Credit Loans shall not exceed (A) (I) in the case of an Incremental Facility incurred on or prior to a Pricing Grid Election, $80,000,000 and (II) in the case of an Incremental Facility incurred after a Pricing Grid Election, an amount equal to the greater of (x) $80,000,000 and (y) one hundred percent (100%) of Pro Forma Consolidated Adjusted EBITDA for the most recently ended Test Period, plus (B) an unlimited amount

(irrespective of whether any Incremental Facility may then be incurred pursuant to clause (A) or clause (C) hereof) if as of the last day of the most recently ended Test Period, (I) in the case of an Incremental Facility incurred prior to a Pricing Grid Election, the LQA Recurring Revenue Net Leverage Ratio recomputed on a Pro Forma Basis (assuming all Incremental Revolving Credit Loans (including concurrently established Incremental Revolving Credit Commitments) are fully drawn and provided that the proceeds of any Incremental Facility shall not be included in the cash that is netted from the calculation of Consolidated Funded Indebtedness) does not exceed the Recurring Revenue Incremental Leverage Ratio or (II) in the case of an Incremental Facility incurred on or after a Pricing Grid Election, (x) if such Incremental Facility is secured on a first lien or junior lien basis, the Consolidated Senior Secured Net Leverage Ratio recomputed on a Pro Forma Basis (assuming all Incremental Revolving Credit Loans (including concurrently established Incremental Revolving Credit Commitments) are fully drawn and provided that the proceeds of any Incremental Facility shall not be included in the cash that is netted from the calculation of Consolidated Funded Indebtedness) does not exceed the Secured Incremental Leverage Ratio or (y) if such Incremental Facility is unsecured, the Total Net Leverage Ratio recomputed on a Pro Forma Basis (assuming all Incremental Revolving Credit Loans (including concurrently established Incremental Revolving Credit Commitments) are fully drawn and provided that the proceeds of any Incremental Facility shall not be included in the cash that is netted from the calculation of Consolidated Funded Indebtedness) does not exceed the Unsecured Incremental Leverage Ratio, plus (C) all voluntary prepayments of and all payments made pursuant to Sections 13.06, 13.07 or 13.25 to purchase or prepay (x) Term Loans and Incremental Term Loans (in each case, with the amount of such addition being equal to (1) the amount of such voluntary prepayment or (2) the cash purchase price paid), and (y) Incremental Revolving Credit Loans and Revolving Credit Loans (in each case, solely to the extent accompanied by a permanent commitment reduction in respect thereof) to the extent not funded with the proceeds of long-term Indebtedness, prior to such time; provided, that in the case of Incremental Facilities used to make Limited Condition Acquisitions, at the Administrative Borrower’s election, compliance with clause (B) may be determined as of the date that the applicable acquisition agreement is effective (provided, however, that the proceeds of such Incremental Facility shall not be included in the cash that is netted from the calculation of Consolidated Funded Indebtedness for purpose of determining the Total Net Leverage Ratio) so long as the contemplated Limited Condition Acquisition is consummated and the related Incremental Facility is funded within one hundred and eighty (180) days of such date (for the avoidance of doubt, if such Limited Condition Acquisition is not consummated and the related Incremental Facility is not funded within such period, then compliance with clause (B) shall be determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 9.01 prior to the date such Limited Condition Acquisition is consummated), provided, further, that (1) if amounts incurred under clause (B) are incurred concurrently with the incurrence of Incremental Facilities in reliance on clause (A) and/or clause (C) above, the LQA Recurring Revenue Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, will be calculated without including any incurrence under clause (A) and/or (C), as the case may be, any portion of any Incremental Facilities incurred in reliance on clause (A) and/or clause (C) shall be automatically reclassified, as incurred under clause (B) if such amount qualifies under that clause, (2) unless the Administrative Borrower elects otherwise, each Incremental Facility shall be deemed incurred: first, using any amounts available pursuant to clause (B) to the extent permitted, second, using any amounts available pursuant to clause (C); and third, using any amounts available pursuant to clause (A), and (3) any portion of any Incremental Facility incurred in reliance on clause (A) and/or clause (C) shall be automatically reclassified as incurred under clause (B) if such amount at that time qualifies under that clause; provided, further, that the aggregate principal amount of Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall not exceed $12,500,000.

(iii)    Lenders. Upon delivery of the applicable Incremental Facility Request, any Lender may (in its sole discretion) participate in any Commitment increase with the consent of the Administrative Borrower (in its sole discretion), subject to each of the following:

(A)    no existing Lender will have any obligation to provide all or any portion of such Incremental Facilities;

(B)    the Administrative Borrower shall deliver a notice (along with, if applicable, customary and reasonable preliminary diligence information with respect to the transaction to be consummated with the proceeds of such incremental that is available to the relevant Borrower at such time) to all existing Lenders to first offer such existing Lenders the opportunity to provide any such Incremental Facility on a pro rata basis (and on a non-pro rata basis, with respect to existing Lenders that elect to cover declining Lenders’ declined amounts) on the terms offered by such Borrower and such other Lenders, it being understood and agreed that to the extent any Lender has not delivered to such Borrower a commitment to provide its pro rata share of such Incremental Facility (or non-pro rata portion with respect to existing Lenders that elect to cover declining Lenders’ declined amounts) within ten (10) Business Days of delivery of such notice, such Lender shall be deemed to have declined to provide any portion of such Incremental Facility;

(C)    any new Lender providing Incremental Revolving Credit Loans shall be subject to any required consents pursuant to Section 13.06 hereof as if an assignment of the Revolving Credit Commitments were being made to such new Lender;

(D)    in no event shall the amount of Term Loans (including, for the avoidance of doubt, all Incremental Term Loans) held by all Sponsor Affiliated Equity Lenders exceed twenty five percent (25%) of the aggregate amount of all outstanding Term Loans (including, for the avoidance of doubt, all Incremental Term Loans) as a result of any Sponsor Affiliated Equity Lender providing all or any portion of any Incremental Facilities or for any other reason; and

(E)    the voting limitations on Sponsor Affiliated Lenders set forth in Section 13.01, the definition of Required Lenders or otherwise in this Agreement shall apply to all Sponsor Affiliated Lenders that provide or hold all or any portion of any Incremental Facility.

(iv)    Conditions. No Incremental Facility shall become effective under this Section 2.01(c) unless, immediately after giving pro forma effect to such Incremental Facility, the Loans to be made thereunder (and assuming, in the case of an Incremental Revolving Credit Commitment, that the entire amount of such Incremental Revolving Credit Commitment is funded and that the cash proceeds of such Incremental Facility are not netted), and the application of the proceeds therefrom,

(A)    no Specified Event of Default shall exist; provided, that in respect of a Limited Condition Acquisition, at the Administrative Borrower’s election, the foregoing condition may be satisfied to the extent that (1) no Specified Event of Default shall have occurred and be continuing as of the date that the definitive agreements for such Limited Condition Acquisition are entered into and (2) no Specified Event of Default shall have occurred and be continuing immediately prior and after giving effect to such Limited Condition Acquisition; provided, further that in the case of any Incremental Facility incurred in reliance on Section 2.01(c)(ii)(B), no Event of Default shall exist,

(B)    each Incremental Facility (x) shall be senior obligations of the Borrowers and the Guarantors and rank pari passu in right of payment an security with the other Loans hereunder; provided that each Incremental Facility may be junior secured or unsecured, in which case it will be established as a separate facility from the then existing Facility and will be subject, in the case of an Incremental Facility secured on a junior lien basis, to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and (y) will be guaranteed only by the Guarantors of the Borrowers’ Obligations hereunder and, to the extent secured, any Incremental Facilities shall not be secured by any Lien on any asset that does not constitute Collateral,

(C)    the proceeds of such Incremental Facility shall be used for general corporate purposes, including, without limitation, for Investments permitted by this Agreement, general working capital, Consolidated Capital Expenditures, Permitted Acquisitions, IP Acquisitions and Restricted Payments permitted under this Agreement, and

(D)    the Administrative Agent shall have received a certificate of an Authorized Officer of the Administrative Borrower at least three (3) Business Days prior to the proposed date of such incurrence certifying as to the foregoing and attaching financial statements and reasonably detailed supporting calculations, in form reasonably satisfactory to the Administrative Agent, to evidence compliance with the then applicable Financial Performance Covenant(s).

(v)    Terms. The final maturity date of any Incremental Term Loan shall be no earlier (but may be later) than the final stated maturity date of the initial Term Loans and the weighted average life to maturity of any such Incremental Term Loan shall not be shorter (but may be longer) than the remaining weighted average life to maturity of the initial Term Loans (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of Term Loans prior to such date of determination). The interest rates and, subject to the sentence above, the amortization schedule applicable to any Incremental Term Loan, shall be determined by the Borrowers and the lenders thereunder and each Incremental Revolving Credit Loan shall not have amortization or scheduled mandatory commitment reductions (other than at maturity). The final maturity date of any Incremental Revolving Credit Loan shall be no earlier (but may be later) than the final stated maturity date of the initial Revolving Credit Loans. The all-in yield (including interest rate margins, any interest rate floors, original issue discount, upfront fees or similar yield-related discounts, deductions or payments (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable, customary and bona fide arrangement, structuring, amendment, underwriting and/or similar fees paid or payable to any arranger or any arranger’s Affiliates with respect to such Incremental Term

Loan or Incremental Revolving Credit Loan) applicable to any Incremental Term Loan or any new Incremental Revolving Credit Loans shall not be more than 0.50% per annum higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding initial Term Loans or the then outstanding initial Revolving Credit Loans, as applicable, or any outstanding prior Incremental Term Loan or Incremental Revolving Credit Loan, as applicable, unless the interest rate margin (and the interest rate floor, if applicable) with respect to the then outstanding initial Term Loans or initial Revolving Credit Loans, as applicable, and each outstanding prior Incremental Term Loan or Incremental Revolving Credit Loan, as the case may be, is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Loan or the Incremental Revolving Credit Loan, as applicable, and the all-in yield on the then outstanding initial Term Loans or initial Revolving Credit Loans, as applicable, and any outstanding prior Incremental Term Loan or Incremental Revolving Credit Loans, as applicable, minus 0.50% per annum. Except with respect to amortization, pricing and final maturity as set forth in this clause (v), any Incremental Term Loan shall be on terms substantially similar to the initial Term Loans or no more onerous than the terms applicable to the then outstanding initial Term Loans, or any outstanding prior Incremental Term Loan (excluding terms applicable after the Latest Maturity Date) or terms otherwise reasonably satisfactory to the Administrative Agent; provided, that representations, warranties, covenants and events of default with respect to such Incremental Term Loan may be inconsistent with the initial Term Loans so long as, if any such representation, warranty, covenant or event of default is in addition to, or more restrictive than, those applicable to the initial Term Loans, either (x) the initial Term Loans shall receive the benefit of any such additional or more restrictive representation, warranty, covenant or event of default or (y) such representations, warranties, covenants or events of default shall be effective after the Maturity Date applicable to the initial Term Loans. Any Incremental Revolving Credit Loans shall be on the same terms (including all-in pricing and maturity date but excluding reasonable, customary and bona fide arrangement, structuring, amendment, underwriting and/or similar fees paid or payable to any arranger or any arranger’s Affiliates with respect to such Incremental Revolving Credit Commitments) as, and pursuant to documentation applicable to, the initial Revolving Credit Loans. The currency of any Incremental Facility shall be Dollars or any other currency reasonably acceptable to the Administrative Agent and the Lenders providing such Incremental Facility.

(vi)    Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement may be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Administrative Borrower, to effectuate the provisions of this Section 2.01(c), and, for the avoidance of doubt, this Section 2.01(c)(vi) shall supersede any provisions in Section 13.01. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.01(c) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Security Documents. The Credit Parties shall take any actions reasonably required by the Agents to ensure and/or demonstrate that the Liens and security interests granted by the applicable Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments.

(vii)    Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.01(c), (A) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitments (each such Lender, a “Revolving Increasing Lender”) in respect of such increase, and each such Revolving Increasing Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Revolving Increasing Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment, (B) if, on the Increased Amount Date, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Credit Commitments be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid, (C) each Revolving Increasing Lender shall become a Revolving Credit Lender, and (D) each Incremental Revolving Credit Commitment shall be deemed, for all purposes, a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d)    Eurodollar Loans. Each Lender may, at its option, make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Eurodollar Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it, and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.05 shall apply).

SECTION 2.02    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in multiples of $100,000 and shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten (10) Borrowings of Eurodollar Loans under this Agreement.

SECTION 2.03    Notice of Borrowing.

(a)     The Administrative Borrower shall give the Administrative Agent prior written notice (i) prior to 1:00 p.m. (New York time) at least three Business Days’ prior to each Borrowing of Term Loans which are to be initially Eurodollar Loans (or such shorter period as the Administrative Agent may agree in the case of the Borrowing of Term Loans and Revolving Credit Loans on the Closing Date or in connection with any Incremental Facility), and (ii) prior to 12:00 p.m. (New York time) at least one Business Day prior to each Borrowing of Term Loans which are to be ABR Loans. Such notice in the form of Exhibit N-1 (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.03(b), a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which shall be, (x) in the case of Term Loans, the Closing Date and (y) in the case of any Incremental Term Loans, the applicable Closing Date for such tranche), (C) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Term Loans and, if the Term Loans are to include Eurodollar Term Loans, the Interest Period to be initially applicable thereto, and (D) the applicable wire instructions of the relevant Borrower. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)    Whenever a Borrower desires to incur Revolving Credit Loans hereunder (other than Borrowings to repay Unpaid Drawings under Letters of Credit), the Administrative Borrower shall give the Administrative Agent a Notice of Borrowing (i) prior to 1:00 p.m. (New York time) at least three Business Days’ prior to each Borrowing of Eurodollar Revolving Credit Loans, and (ii) prior to 12:00 p.m. (New York time) at least one Business Day prior to each Borrowing of Revolving Credit Loans which are to be ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Revolving Credit Loans and, if Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto and (D) the applicable wire instructions of the relevant Borrower. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing. No Revolving Credit Loans shall be borrowed on the Closing Date except, to the extent permitted by Section 9.12.

(c)    If the Administrative Borrower fails to specify a Type of Loan in a Notice of Borrowing then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, an ABR Loan.

(d)    Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Letters of Credit shall be made upon the notice specified in Section 3.04(a).

(e)    Without in any way limiting the obligation of the Administrative Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Administrative Borrower.

SECTION 2.04    Disbursement of Funds.

(a)    No later than (i) 2:00 p.m. (New York time), in the case of each Borrowing of Revolving Credit Loans for which a Notice of Borrowing has been delivered prior to the time required under Section 2.03, on the date of the requested Borrowing (other than for Borrowings on the Closing Date) specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, (ii) 2:00 p.m. (New York time), in the case of each Borrowing of Incremental Term Loans for which all conditions to the making of such Loan set forth in this Agreement have been met prior to 10:00 a.m. (New York time) on the requested date of such Borrowing specified in the Notice of Borrowing therefor, each Lender will make available its pro rata portion, if any, of such Borrowing requested to be made on such date in the manner provided below, and (iii) 5:00 p.m. (New York time), in the case of the making of the Term Loans and Revolving Credit Loans (if any) on the Closing Date, if the conditions set forth in Article VI and Article VII to the effectiveness of this Agreement are met prior to 3:00 p.m. (New York time) on the Closing Date, each Lender will make available its pro rata portion, if any, of the Term Loan and Revolving Credit Loans (if any) in the manner provided below.

(b)    Each Lender shall make available all amounts it is to fund to the Borrowers under any Borrowing in immediately available funds to the Administrative Agent, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings under Letters of Credit) make available to the Borrowers, by depositing in an account designated by the Administrative Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Administrative Borrower and the Administrative Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Rate or (ii) if paid by the Borrowers, the then-applicable rate of interest, calculated in accordance with Section 2.08, applicable to ABR Loans. If a Borrower and such Lender shall pay interest to the Administrative Agent for the same (or a portion of the same) period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.

(c)    Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

SECTION 2.05    Payment of Loans; Evidence of Debt.

(a)    Revolving Credit Loans. The Borrowers agree to repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, all then outstanding Revolving Credit Loans (including, for the avoidance of doubt, any Incremental Revolving Credit Loans).

(b)    Term Loans. The Borrowers agree to pay to the Administrative Agent, for the benefit of the Lenders of the Term Loans, on each date set forth below (each, a “Term Loan Repayment Date”), the principal of the Term Loans in the amounts set forth below opposite such Term Loan Repayment Date (each a “Term Loan Repayment Amount”) (which Term Loan Repayment Amount shall be reduced as a result of, and after giving effect to, the application of prepayments in accordance with the order of priority set forth in Section 5.01 and Section 5.02(a)(viii)):

Term Loan Repayment Date	Term Loan Repayment Amount
June 30, 2020 and the last Business Day of each calendar quarter thereafter	0.25% of the amount of the aggregate initial principal amount of each Term Loan funded on the Closing Date

Term Loan Maturity Date	The entire remaining principal amount of all Term Loans

For the avoidance of doubt, the Borrowers agree to pay to the Administrative Agent, for the benefit of the applicable Lenders, on the Term Loan Maturity Date, all then outstanding Term Loans.

(c)    Scheduled installments for Incremental Term Loans shall be as specified in the applicable amendment or joinder agreement.

(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)    Each Borrower agrees that from time to time on and after the Closing Date, upon the request by any Lender, at such Borrower’s own expense, such Borrower will execute and deliver to such Lender a Note, evidencing the Loans made by, and payable to such Lender or registered assigns in a maximum principal amount equal to such Lender’s share of the outstanding principal amount of the Term Loans or Total Revolving Credit Commitment, as the case may be. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to, the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Credit Party absent manifest error; provided, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Credit Party. The Administrative Agent shall maintain the Register pursuant to Section 13.06(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan or Revolving Credit Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by any Agent from the Borrowers and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (d) and (e) of this Section 2.05 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure of any Lender or any Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

SECTION 2.06    Conversions and Continuations.

(a)     The Administrative Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans or Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and the Administrative Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Term Loans or Eurodollar Revolving Credit Loans as Eurodollar Term Loans or Eurodollar Revolving Credit Loans, as the case may be, for an additional Interest Period; provided, that (i) no partial conversion of Eurodollar Term Loans or Eurodollar Revolving Credit Loans shall reduce the outstanding principal amount of Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the proposed conversion and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is the subject of such conversion have, determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period in excess of one month if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders in respect of the Credit Facility that is the subject of such conversion have, determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.06 shall be limited in number as provided in Section 2.02. Each such conversion or continuation shall be effected by the Administrative Borrower by giving the Administrative Agent written notice prior to 1:00 p.m. (New York time) at least three (3) Business Days (or one (1) Business Day in the case of a conversion into ABR Loans) (and in either case on not more than ten (10) Business Days) prior to such proposed conversion or continuation, in the form of Exhibit N-2 (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)    If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans for an Interest Period in excess of one (1) month and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically continued on the last day of the current Interest Period into Eurodollar Loans with an Interest Period of one (1) month.

(c)    If, upon the expiration of any Interest Period in respect of Eurodollar Loans, the Administrative Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.06(a), the Administrative Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

SECTION 2.07    Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then applicable Revolving Credit Commitments. Each Borrowing of Incremental Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Incremental Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

SECTION 2.08    Interest.

(a)     The unpaid principal amount of each Revolving Credit Loan and Term Loan that is an ABR Loan shall bear interest from the date of the Borrowing thereof at a rate per annum that shall at all times be the Applicable Margin plus the ABR in effect from time to time.

(b)    The unpaid principal amount of each Revolving Credit Loan and Term Loan that is a Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Eurodollar Rate.

(c)    From and after the occurrence and during the continuance of (i) any Specified Event of Default, automatically and without any notice or other action by the Administrative Agent or the Collateral Agent, or (ii) any Event of Default under Section 11.01(c) as a result of a breach of Section 10.13, Section 9.01(a), Section 9.01(b), Section 9.01(c), Section 9.01(d) or Section 9.01(e), upon notice by the Administrative Agent or the Collateral Agent (in each case, which notice shall only be given upon the direction of the Required Lenders) to the Administrative Borrower, the Borrowers shall pay interest on the principal amount of all Loans and all other due and unpaid Obligations (other than Obligations due with respect to Specified Hedging Agreements or any Bank Product Obligations), to the extent permitted by Applicable Law, at the rate described in Section 2.08(a) or Section 2.08(b), as applicable, plus two (2) percentage points (2%) per annum, and the Letter of Credit Fee shall be increased by two (2) percentage points (2%) per annum. All such interest shall be payable on demand and in cash.

(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment or prepayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, beginning with the quarter during which the Closing Date occurs, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except, other than in the case of prepayments, any Revolving Credit Loan that is an ABR Loan), on the date of prepayment thereof (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)    All computations of interest hereunder shall be made in accordance with Section 5.05.

(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Administrative Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

SECTION 2.09    Interest Periods. At the time the Administrative Borrower gives a Notice of Borrowing or a Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 p.m. (New York time) on the third (3rd) Business Day (and in any event, on not more than ten (10) Business Days’ notice) prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Administrative Borrower shall have, by giving the Administrative Agent written notice the right to elect the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Administrative Borrower, be a one, two, three, six or twelve month period (or any other interest period if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an Interest Period of such duration available):

(a)    the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

(b)    if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d)    the Administrative Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

SECTION 2.10    Increased Costs, Illegality, etc.

(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, in each case, shall have reasonably determined:

(i)    on any date for determining the Eurodollar Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising any Eurodollar Loan are not generally available in the relevant market or (B) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)    at any time that a Change in Law causes such Lender to incur increased costs or reductions in the amounts received or receivable hereunder (other than lost profit) with respect to any Eurodollar Loans (other than any such increase or reduction attributable to (x) Connection Income Taxes, (y) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes or (z) Non-Excluded Taxes governed by Section 5.04); or

(iii)    at any time, that the making or continuance of any Eurodollar Loan has become (A) due to a Change in Law, unlawful under any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or (B) impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank Eurodollar market, then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (if by telephone, confirmed in writing) to the Administrative Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (A) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative

Agent notifies the Administrative Borrower, the Collateral Agent and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Administrative Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Administrative Borrower, (B) in the case of clause (ii) above, the Administrative Borrower shall pay to such Lender, within five (5) days after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Administrative Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (C) in the case of clause (iii) above, the Administrative Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)    At any time that any Eurodollar Loan is affected by the circumstances described in (i) Section 2.10(a)(ii), the Administrative Borrower may either (A) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Administrative Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (B) if the affected Eurodollar Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan at the end of the applicable Interest Period for such Eurodollar Loans; provided, that if more than one (1) Lender is so affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b) or (ii) Section 2.10(a)(iii), (A) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, such Borrowing shall automatically be deemed cancelled and rescinded and (B) if the affected Eurodollar Loan is then outstanding, each such Eurodollar Loan shall automatically be converted into an ABR Loan at the end of the applicable Interest Period for such Eurodollar Loans; provided, that if more than one (1) Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)    If, after the later of the Closing Date, and the date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within five (5) days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such

Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date or the date such entity becomes a Lender hereunder, as the case may be. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Administrative Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. The failure to give any such notice, with respect to a particular event, within the time frame specified in Section 2.13, shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) for amounts accrued or incurred after the date of such notice with respect to such event.

(d)    This Section 2.10 shall not apply to Taxes to the extent duplicative of Section 5.04.

SECTION 2.11    Compensation. If (a) any payment of principal of a Eurodollar Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Sections 2.05, 2.06, 2.10, 5.01 or 5.02, as a result of acceleration of the maturity of the Loans pursuant to Article XI or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing (except with respect to a revocation as provided in Section 2.10), (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.01 or 5.02, the Administrative Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 2.11, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

SECTION 2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.05 or 5.04 with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to (i) designate or assign its rights and transfer its obligations hereunder to another lending office, branch or affiliate for any Loans affected by such event or (ii) file any certificate or document reasonably requested in writing by the Administrative Borrower; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10, 3.05 or 5.04.

SECTION 2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.05 or 5.04 is given by any Lender more than one hundred twenty (120) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.05 or 5.04, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Administrative Borrower.

SECTION 2.14    Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the Letter of Credit Issuer (i) if, in accordance with Section 3.01(a), a Letter of Credit is to be issued at any time that there is a Defaulting Lender, or (ii) if, as of the Letter of Credit Maturity Date, any Letter of Credit Exposure for any reason remains outstanding, the Borrowers shall, in each case, as promptly as practicable, after giving effect to the reallocation provisions pursuant to Section 2.15(a)(iv), Cash Collateralize the then outstanding amount of all Letter of Credit Exposure.

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at a financial institution selected by the Administrative Borrower and reasonably acceptable to the Collateral Agent. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grant to (and subjects to the control of) the Collateral Agent, for the benefit of the Collateral Agent, the Letter of Credit Issuer, the Bank Product Providers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14, Section 2.15, Article III, Section 5.02 or Section 11.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released to the Borrowers promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.06)) or (ii) the Administrative Agent’s and the Letter of Credit Issuer’s determination, in their sole discretion, that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 5.02(f)), and (y) the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.15    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 5.02(f) or Article XI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Letter of Credit Issuer hereunder; third, if so determined by the Administrative Agent or requested by the Letter of Credit Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of Letter of Credit Participations; fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Letter of Credit Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Exposure in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or a Revolving Credit Loan to reimburse a Drawing were made at a time when the conditions set forth in Section 7.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Revolving Credit Loan to reimburse a Drawing owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Revolving Credit Loan to reimburse a Drawing owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender: (x) shall not be entitled to receive any Fees set forth in Section 4.01(a)(iii) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Fees that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 4.01(a)(ii).

(iv)    Reallocation of Revolving Credit Commitment Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund Letter of Credit Participations hereunder, the “Revolving Credit Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, unless the affected Lenders shall otherwise agree in writing, no Default or Event of Default exists, and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund Letter of Credit Participations shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Credit Loans of that Lender.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(vi)    Responsibility. The failure of any Defaulting Lender to make any Revolving Credit Loan, or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Letter of Credit), or to make any payment required by it under any Credit Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Credit Document.

(b)    Defaulting Lender Cure. Once the Defaulting Lender has cured such default in a manner reasonably satisfactory to the Administrative Agent, the Letter of Credit Issuer and the Administrative Borrower, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded Letter of Credit Participations to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 8.30, no change hereunder from Defaulting Lender to a Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.16     Extensions of Loans.

(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Administrative Borrower to all Lenders holding Term Loans with the same scheduled Maturity Date or all Lenders with Revolving Credit Commitments with the same scheduled Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Credit Commitments, as the case may be) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offer to extend the scheduled Maturity Date of each such Lender’s Term Loans and/or Revolving Credit Commitments, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each such group of extended Term Loans, and/or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”), so long as the following terms are satisfied:

(i)    except as to interest rates and fees (in either case to the extent applicable, solely after the Latest Maturity Date with respect to Revolving Credit Loans as of the date of the Extension) and final commitment termination date (which shall be determined by the Administrative Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Revolving Credit Lenders), the Revolving Credit Commitment of any Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extended Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the original Revolving Credit Commitments (and related outstandings); provided, that

(1) the borrowing and payments (except for (A) payments of interest and/or fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the scheduled Revolving Credit Maturity Date of the non-extended tranche of Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Credit Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the aggregate Revolving Credit Commitments, in each case giving effect to any Extended Revolving Credit Commitments, (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such tranche on a better than pro rata basis as compared to any other tranche with a later scheduled Revolving Credit Maturity Date than such tranche, (4) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to the other tranches of Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments (including Incremental Revolving Credit Commitments, Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three (3) different scheduled Maturity Dates;

(ii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Administrative Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Term Loan Lenders), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extended Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have substantially similar terms as the tranche of Term Loans subject to such Extension Offer, or (taken as a whole) no more favorable to the Lenders providing the Loans that are being extended or replaced (in each case, other than for terms applicable only to periods after the Latest Maturity Date of the Term Loans that are not being extended) to those applicable to the existing tranche from which they are to be extended unless such existing tranche of Term Loans are concurrently amended to include such terms;

(iii)    the scheduled Maturity Date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date at the time of extension and the amortization schedule applicable to Loans made pursuant to Section 2.05(b) for periods prior to the Term Loan Maturity Date shall not be increased;

(iv)    the weighted average life to maturity of any Extended Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans extended thereby (based on the lesser of a four-year average life to maturity or the remaining life to maturity),

(v)    any Extended Term Loans may participate on a pro rata basis or less than pro rata basis with all Term Loans (but not greater than pro rata basis ), in each case after giving effect to any Extended Term Loans, in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(vi)    if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) and/or Revolving Credit Commitments, as the case may be, in respect of which Lenders holding Term Loans or Lenders with Revolving Credit Commitments, as applicable, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans and/or Revolving Credit Commitments, as the case may be, offered to be extended by the Administrative Borrower pursuant to such Extension Offer, then the Term Loans and/or Revolving Credit Loans, as applicable, of such Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal amounts of Term Loans or Revolving Credit Commitments, as applicable, with respect to which such Lenders, as applicable, have accepted such Extension Offer.

(b)    With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.16, (i) such Extensions shall not constitute optional prepayments for purposes of Section 5.01 nor mandatory payments for purposes of Section 5.02 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided, that the Administrative Borrower may, at its election, specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Administrative Borrower’s sole discretion and may be waived by the Administrative Borrower) of Term Loans and/or Revolving Credit Loans, as applicable, of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans, Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 5.02) or any other Credit Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

(c)    No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Letter of Credit Issuer. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and all other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Administrative Borrower (on behalf of all the Credit Parties) as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16. In addition, if so provided in such amendment and with the consent of the Letter of Credit Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of the Revolving Credit Facility shall be re-allocated from

Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions, the applicable Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)    In connection with any Extension, the Administrative Borrower shall provide the Administrative Agent at least fifteen (15) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

(e)    This Section 2.16 shall supersede any provisions of Section 12.11, Section 13.01 or Section 13.09(b) to the contrary.

SECTION 2.17     Certain Permitted Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 2.17 or any other provision of this Agreement, so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom and (b) immediately thereafter the sum of (x) the Available Revolving Loan Amount plus (y) the aggregate amount of cash and Cash Equivalents held by each of the Borrowers and their Subsidiaries as of such date in deposit or securities accounts subject to Control Agreements, other than cash for which the Borrowers and their Subsidiaries are obligated to use for another purpose, shall be not less than $10,000,000, the Borrowers may repurchase on a non-pro rata basis, outstanding Term Loans, subject to the following terms and conditions:

(a)    The Borrowers shall effect such repurchase through one or more modified Dutch auctions, or such other similar procedure as mutually agreed by the Administrative Agent and the Administrative Borrower and assigning Lenders (each, a “Borrower Auction”), to repurchase all or any portion of any class of the Term Loans (such Term Loans, the “Borrower Offer Loans”) of Lenders; provided, that (i) the Administrative Borrower delivers a notice of the Term Loans that will be subject to such Borrower Auction to Administrative Agent (for distribution to the Lenders) no later than 12:00 noon (New York City time) at least five (5) Business Days in advance of a proposed consummation date of such Borrower Auction indicating (A) the date on which the Borrower Auction will conclude, (B) the maximum principal amount of relevant Term Loans the Borrowers are willing to purchase in the Borrower Auction and (C) the range of discounts to par at which the Borrowers would be willing to repurchase the Borrower Offer Loans; (ii) the minimum dollar amount of the Borrower Auction shall be no less than an aggregate $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (iii) the Borrowers shall hold the Borrower Auction open for a minimum period of three (3) Business Days and a maximum period of ten (10) Business Days; (iv) a Lender who elects to participate in the Borrower Auction may choose to tender all or part of such Lender’s relevant Term Loans; (v) the Borrower Auction shall be made to Lenders holding the Borrower Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; and (vi) the Borrower Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 2.17 and are reasonably acceptable to the Administrative Borrower, that a Lender must follow in order to have its Borrower Offer Loans repurchased;

(b)    the purchase consideration for such assignment shall in no event, be funded directly or indirectly with the proceeds of Revolving Credit Loans (whether by any Restricted Payment or otherwise);

(c)    with respect to all repurchases made by the Borrowers pursuant to this Section 2.17, (i) the Borrowers shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans on the date of repurchase of such Term Loans, (ii) the repurchase of such Term Loans by the Borrowers shall not be taken into account in the calculation of Consolidated Excess Cash Flow or otherwise deemed to increase Consolidated Adjusted EBITDA, and (iii) such repurchases shall be deemed to be voluntary prepayments pursuant to Section 5.01; and

(d)    following repurchase by a Borrower pursuant to this Section 2.17, the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrowers), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (iii) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.17, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

SECTION 2.18    Refinancing Facilities. At any time after the Closing Date, the Borrowers may obtain, from any Lender or any new lender (provided, that if Administrative Agent would have consent rights with respect to such new lender under Section 13.06 were such new lender to take an assignment of Loans or Commitments hereunder, then such new lender shall be reasonably acceptable to the Administrative Agent (in consultation with Administrative Borrower) (such acceptance not to be unreasonably withheld or delayed); provided, further, that any such Credit Agreement Refinancing Indebtedness held by Sponsor or its Affiliates shall be subject to the same restrictions as applicable to Sponsor Affiliated Lenders pursuant to the terms of Section 13.06) (each such new lender being an “Additional Lender”), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Term Loans) and any then outstanding Refinancing Term Loans in the form of Refinancing Term Loans or Refinancing Term Commitments, in each case, pursuant to a Refinancing Amendment, together with any applicable intercreditor agreement or other customary subordination agreement; provided, that such Credit Agreement Refinancing Indebtedness (i) shall be unsecured or, to the extent secured, shall rank junior in right of payment and of security with the other Loans and Commitments hereunder and (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness”, have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Administrative Borrower and the Lenders thereof. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans) and any Indebtedness being replaced or refinanced with such Credit Agreement Refinancing Indebtedness shall be deemed permanently reduced and satisfied in all respects. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. This Section 2.18 shall supersede any provisions in Section 13.01 to the contrary.

SECTION 2.19    Co-Borrowers.

(a)    Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent, the Lenders and the Letter of Credit Issuers under this Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.

(b)    Each Borrower shall be jointly and severally liable for the Obligations, regardless of which Borrower actually receives the Loans hereunder or the amount of the Obligations received or the manner in which the Administrative Agent or any Lender accounts for the Obligations on its books and records. Each Borrower’s obligations with respect to Loans made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c)    Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, Letters of Credit issued on behalf of, and other Obligations owing by the Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code of the United States, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code of the United States, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code of the United States, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement and the other Credit Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(d)    Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(e)    Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for the Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed in the place of the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent and receive from the Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Credit Documents and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein and in the Security Documents, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(f)    In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Borrower hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Borrower, any Credit Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(g)    After the Closing Date, the Administrative Borrower may, at any time and from time to time, designate any Subsidiary that is a Domestic Subsidiary as a Borrower by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and the Administrative Borrower, together with any documentation and other information with respect to such additional Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act requested by the Administrative Agent (and to the extent not theretofore delivered on the Closing Date or otherwise), and upon such delivery and satisfaction, such Subsidiary shall for all purposes of this Agreement and the other Credit Documents be a Borrower and a party to this Agreement. As soon as practicable upon receipt of a Borrower Joinder Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

ARTICLE III

Letters of Credit

SECTION 3.01    Issuance of Letters of Credit.

(a)    Subject to and upon the terms and conditions herein set forth, at any time from time to time from and including the Closing Date and prior to the Revolving Credit Maturity Date, the Administrative Agent agrees to cause the Letter of Credit Issuer to issue (whether through the issuance by Administrative Agent or any of its Affiliates of support agreements, reimbursement agreements, guarantees or otherwise,), upon the request of the Administrative Borrower, and for the account of the Borrowers or any of their Subsidiaries, a Letter of Credit in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided, that each Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of any such Subsidiary. Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Sub-Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding and the Revolving Credit Loans outstanding at such time, would exceed the Total Revolving Credit Commitment then in effect, (iii) the Administrative Agent shall not have any liability hereunder in the event that the Administrative Agent is unable to cause any Letter of Credit Issuer to issue Letters of Credit hereunder, (iv) no Letter of Credit shall be issued in a stated face amount of less than $200,000 (unless consented to otherwise in writing by the Letter of Credit Issuer in its sole discretion) and (v) each Letter of Credit shall have an expiration date occurring no later than the earlier of (A) one (1) year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, and (B) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date; provided, that a Letter of Credit may, upon the request of the Administrative Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five (5) Business Days prior to the Revolving Credit Maturity Date). The Letter of Credit Issuer shall not be under any obligation to issue a Letter of Credit if any Lender (unless such Lender is the Letter of Credit Issuer) is at that time a Defaulting Lender, unless (after giving effect to the reallocation provisions pursuant to Section 2.15(a)(iv)) the Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Letter of Credit Issuer (in its sole discretion) with the Administrative Borrower or such Lender to eliminate the Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Exposure as to which the Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion (it being understood and agreed that no such arrangement will be required with respect to Letters of Credit issued by the Letter of Credit Issuer if the Letter of Credit Issuer is a Defaulting Lender).

(b)    (i) Each Letter of Credit shall be denominated in Dollars or such other currency as may be requested by the Administrative Borrower and approved by the Administrative Agent and Letter of Credit Issuer in their sole discretion from time to time, (ii) no Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, and (iii) the Administrative Agent shall not cause the Letter of Credit Issuer to issue any Letter of Credit after the Administrative Agent has received a written notice from the Administrative Borrower, the Collateral Agent or any Lender stating that a Default or an Event of Default has occurred and is continuing until such time as the Administrative Agent shall have received a written notice of (A) rescission of such notice from the party or parties originally delivering such notice or (B) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.01, or that such Default or Event of Default is no longer continuing.

SECTION 3.02    Letter of Credit Requests.

(a)     Whenever the Administrative Borrower desires that a Letter of Credit be issued, the Administrative Borrower shall give the Administrative Agent and the Letter of Credit Issuer at least five (5) (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by the Administrative Borrower and shall be substantially in the form of Exhibit L-1 (each, a “Letter of Credit Request”) or such other form as may be agreed by the Administrative Borrower, the Letter of Credit Issuer and the Administrative Agent. The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Revolving Credit Lender.

(b)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrowers that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.01.

SECTION 3.03    Letter of Credit Participations.

(a)     Each Lender that has a Revolving Credit Commitment (other than the Letter of Credit Issuer) (each such other Lender, in its capacity under this Section 3.03(a), a “Letter of Credit Participant”) irrevocably agrees to accept and purchase and hereby accepts and purchases, on the terms and conditions set forth below, for such Letter of Credit Participant’s own account and risk an undivided interest and participation (each, a “Letter of Credit Participation”), to the extent of such Letter of Credit Participant’s Revolving Credit Commitment Percentage, in such Letter of Credit and the amount of each draft paid by the Letter of Credit Issuer thereunder (which shall include the Lender’s obligation to reimburse such applicable Letter of Credit Issuer for the amount of such Drawing), each substitute letter of credit, each Drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Letter of Credit Participants as provided in Section 4.01(a)(ii) and the Letter of Credit Participants shall have no right to receive any portion of any Fronting Fees).

(b)    In determining whether to pay under any Letter of Credit, Letter of Credit Issuer shall have no obligation relative to the Letter of Credit Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for Letter of Credit Issuer any resulting liability.

(c)    Whenever Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Letter of Credit Participants, Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Letter of Credit Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded or deposited by such Letter of Credit Participant to the aggregate amount funded or deposited by all Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective Letter of Credit Participations.

(d)    The obligations of the Letter of Credit Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)    any lack of validity or enforceability of any provision of this Agreement or any of the other Credit Documents;

(ii)    the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers and the beneficiary named in any such Letter of Credit);

(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)    the occurrence of any Default or Event of Default;

provided, that no Letter of Credit Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of Letter of Credit Issuer.

SECTION 3.04    Agreement to Repay Letter of Credit Drawings.

(a)    The Borrowers hereby agree to reimburse Letter of Credit Issuer, by making payment to the Administrative Agent for the account of Letter of Credit Issuer, in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one (1) Business Day after the date on which the Administrative Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 2:00 p.m. (New York time) on the Reimbursement Date, from and including the Reimbursement Date to but excluding the date Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the rate described in Section 2.08(c); provided, that (i) unless the Administrative Borrower shall have notified the Administrative Agent prior to 10:00 a.m. (New York time) on the Reimbursement Date that the Borrowers intend to reimburse the Lenders for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Administrative Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount of such Drawing, and (ii) the Administrative Agent shall promptly notify each Letter of Credit Participant of such Drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Letter of Credit Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrowers in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on the Reimbursement Date by making the amount of such Revolving Credit Loan available to the

Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the applicable Lenders for the related Unpaid Drawing.

(b)    The obligations of the Borrowers under this Section 3.04 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrowers or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a Letter of Credit Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, that the Borrowers shall not be obligated to reimburse the Lenders for any wrongful payment made by the Lenders under the Letter of Credit issued by it as a result of, as determined in a final judgment of a court of competent jurisdiction, acts or omissions constituting bad faith, willful misconduct or gross negligence on the part of such Lender. However, the foregoing shall not be construed to excuse the Letter of Credit Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages) suffered by the Borrowers that are caused by such Letter of Credit Issuer’s bad faith, gross negligence or willful misconduct, as determined in a final judgment of a court of competent jurisdiction, in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

SECTION 3.05    Increased Costs. If, after the later of the Closing Date, and the date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, the Administrative Agent, any Letter of Credit Issuer or any Letter of Credit Participant with any request or directive made or adopted after the later of the Closing Date and the date such entity becomes a Lender hereunder (whether or not having the force of law), of any such authority, association, central bank or comparable agency, shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any Letter of Credit Participant’s Letter of Credit Participation therein, or (b) impose on any Lender, the Letter of Credit Issuer or any Letter of Credit Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or Letter of Credit Participations therein, and the result of any of the foregoing has the effect of increasing the cost to such Lender, the Letter of Credit Issuer or such Letter of Credit Participant of issuing, maintaining or participating in any Letter of Credit, or reducing the amount of any sum received or receivable by such Lender, such Letter of Credit Issuer or such Letter of Credit Participant hereunder (other than any such increase or reduction attributable to (x) Connection Income Taxes, (y) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes or (z) Non-Excluded Taxes governed by Section 5.04) in respect of Letters of Credit or Letter of Credit Participations therein, then, within five (5) days after receipt of demand to the Administrative Borrower by such Lender, the Letter of Credit Issuer or such Letter of Credit Participant, as the case may be (a copy of which notice shall be sent by such Lender, the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, the

Letter of Credit Issuer or such Letter of Credit Participant, as applicable, such additional amount or amounts as will compensate such Lender, Letter of Credit Issuer or such Letter of Credit Participant for such increased cost or reduction, it being understood and agreed, however, that a Lender, the Letter of Credit Issuer or a Letter of Credit Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the later of the Closing Date and the date such entity becomes a Lender hereunder. A certificate submitted to the Administrative Borrower by a Lender, the Administrative Agent, the Letter of Credit Issuer or a Letter of Credit Participant, as the case may be (a copy of which certificate shall be sent by such Lender, such Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Lender, the Letter of Credit Issuer or such Letter of Credit Participant as aforesaid shall be conclusive and binding on the Borrowers absent clearly demonstrable error.

ARTICLE IV

Fees and Commitment Terminations

SECTION 4.01    Fees.

(a)     The Borrowers agree to pay to the Administrative Agent for the account of:

(i)    the Letter of Credit Issuer a fee in respect of each applicable Letter of Credit issued hereunder (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the rate per annum equal to 0.125% of the average daily Stated Amount of each such Letter of Credit or at a different rate per annum as is agreed in a separate writing between the Administrative Borrower and the Letter of Credit Issuer. The Fronting Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Letter of Credit Maturity Date. In addition to the foregoing fee, the Borrowers shall pay or reimburse the Letter of Credit Issuer for such normal and customary costs and expenses as are incurred or charged by the Letter of Credit Issuer in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit;

(ii)    each Lender having a Revolving Credit Commitment, pro rata according to the Revolving Credit Exposure of such Lender, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the per annum rate for each day equal to the Applicable Margin for Eurodollar Loans then in effect multiplied by the average daily Stated Amount of such Letter of Credit; provided, however, any Letter of Credit Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the Letter of Credit Issuer pursuant to Section 3.01 shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Credit Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the Letter of Credit Issuer for its own account. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Letter of Credit Maturity Date; and

(iii)    each Lender (but excluding any Defaulting Lender) having a Revolving Credit Commitment in accordance with its respective Revolving Credit Commitment Percentages, as applicable, a commitment fee (the “Unused Revolving Credit Commitment Fee”) calculated at the rate of one-half of one percent (0.50%) per annum on the average daily Available Revolving Loan Amount during each fiscal quarter or portion thereof from the Closing Date to the Revolving Credit Maturity Date. The Unused Revolving Credit Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitments shall terminate.

(b)    The Borrowers agree to pay to the parties entitled thereto, all of the Fees set forth in the Fee Letters at the times and in the amounts specified therein.

(c)    The Borrowers agree to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under and/or amendment of a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrowers shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

SECTION 4.02    Mandatory Termination or Reduction of Commitments.

(a)    The Total Term Loan Commitment shall terminate upon the closing of the Transactions on the Closing Date.

(b)    The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

ARTICLE V

Payments

SECTION 5.01    Voluntary Prepayments and Optional Commitment Reductions.

(a)    The Borrowers shall have the right to prepay the Revolving Credit Loans, without premium or penalty, in whole or in part from time to time.

(b)    The Borrowers shall have the right to voluntarily prepay Term Loans, subject to the payment of the Applicable Prepayment Premium, in whole or in part from time to time.

(c)    Upon the giving of a notice of prepayment, the principal amount of Loans specified to be prepaid shall become due and payable on the date specified for such prepayment on the following terms and conditions: (i) the Administrative Borrower, shall give the Agents written notice of (A) its intent to make such prepayment, (B) the amount of such prepayment and (C) in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, no later than (x) in the case of Eurodollar Loans, 1:00 p.m. (New York time) two (2) Business Days prior to, and (y) in the case of ABR Loans, 1:00 p.m. (New York time) one (1) Business Day prior to the date of such prepayment, and such notice shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, as the case may be; provided that a notice of prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of prepayment may be revoked or extended by the Borrowers (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; (ii) each partial prepayment of (x) any Term Loans shall be in a multiple of $250,000 and in an aggregate principal amount of at least $250,000 and (y) any Revolving Credit Loan shall be in a multiple of $100,000 and in aggregate principal amount of at least $100,000; provided, that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans; and (iii) any prepayment of Eurodollar Loans pursuant to this Section 5.01 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11. Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.01 shall be applied as directed by the Administrative Borrower (and absent any such direction, pro rata in direct order of maturity of the remaining scheduled amortization payments of the Term Loans).

(d)    The Administrative Borrower may at any time upon at least three (3) Business Days’ (or such shorter period as is acceptable to the Administrative Agent) prior written notice to the Administrative Agent permanently reduce the Total Revolving Credit Commitment, without premium or penalty; provided, that such reductions shall be in an amount greater than or equal to $250,000. Except as otherwise permitted hereunder (including pursuant to Sections 2.15, 2.16, 13.06 or 13.07(b)), all reductions of the Total Revolving Credit Commitment shall be allocated pro rata among all Lenders with a Revolving Credit Commitment. A permanent reduction of the Total Revolving Credit Commitment shall require a corresponding pro rata reduction in the Letter of Credit Sub-Commitment to the extent the Total Revolving Credit Commitment is less than the Letter of Credit Sub-Commitment, either before or after giving effect to such reduction of the Total Revolving Credit Commitment.

SECTION 5.02    Mandatory Prepayments and Commitment Reductions.

(a)    Mandatory Prepayments.

(i)    Subject to the last paragraph of this Section 5.02(a), on or prior to the fifteenth (15th) Business Day after the date on which the Borrowers are required to deliver the annual financial statements for a fiscal year in accordance with Section 9.01(c), commencing with the fiscal year ending December 31, 2021, the Borrowers shall prepay the Loans in an amount equal to: (A) the Applicable ECF Percentage multiplied by the amount of Consolidated Excess Cash Flow (if any) for such fiscal year, minus (B) the sum of all voluntary prepayments of the Loans made during such fiscal year (with, in the case of Term Loans, the amount of such reduction being equal to the face amount of the Term Loans deemed to have been prepaid, and in the case of Revolving Credit Loans, to the extent that such voluntary prepayments resulted in corresponding permanent reductions of the Revolving Credit Commitments) and all payments made to repurchase Term Loans pursuant to Section 13.06(b)(ii)(A) (but only to the extent a pro rata offer was made to all Term Lenders in accordance with the terms thereof and subject to immediate and automatic cancellation of such Loan repurchased) made during such fiscal year, which prepayment shall be applied as set forth in Section 5.02(a)(ix); provided, that no prepayment of Term Loans under this Section 5.02(a)(i) shall be required unless Consolidated Excess Cash Flow for such fiscal year is in an aggregate amount greater than or equal to $5,000,000 (and thereafter only amounts in excess amount shall constitute Consolidated Excess Cash Flow under this Section 5.02(a)(i), and the amounts not otherwise constituting Consolidated Excess Cash Flow hereunder shall increase the amount set forth in clause (a)(ii) of the definition of “Available Amounts Basket”); provided, further, that prior to the required prepayment date set forth in this Section 5.02(a)(i), the Administrative Borrower may elect to have the prepayments and/or commitment reductions apply to the following fiscal year by notifying the Administrative Agent in writing prior to the date a prepayment is required under this clause.

(ii)    No later than five (5) Business Days after the incurrence of any Indebtedness by any Credit Party or any of their respective Subsidiaries (other than Indebtedness permitted under Section 10.01, excluding Credit Agreement Refinancing Indebtedness), the Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Debt Proceeds plus the Applicable Prepayment Premium, to be applied as set forth in Section 5.02(a)(ix). Nothing in this Section 5.02(a)(ii) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement.

(iii)    Subject to the last paragraph of this Section 5.02(a), no later than five (5) Business Days after the receipt by any Credit Party or any of their respective Subsidiaries of any proceeds from any Disposition (excluding, for the avoidance of doubt, the Planned Business Disposition which is the subject of Section 5.02(a)(vi)), the Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of the Net Disposition Proceeds from such Disposition, to be applied as set forth in Section 5.02(a)(ix); provided, that (i) the foregoing prepayment shall not be required in respect of any Disposition permitted under Section 10.04(a), Section 10.04(c), Section 10.04(d), Section 10.04(e), Section 10.04(f), Section 10.04(g), Section 10.04(h), Section 10.04(i), Section 10.04(j), Section 10.04(k), Section 10.04(l), Section 10.04(m), Section 10.04(n), Section 10.04(o) (to the extent such Dispositions relates to a Permitted Acquisition of the type described in clause (b) of the definition thereof or an IP Acquisition), Section 10.04(p), Section 10.04(q), Section 10.04(r), Section 10.04(s), Section 10.04(t), Section 10.04(u) and Section 10.04(v), Section 10.04(w), Section 10.04(x) and Section 10.04(y) plus other Net Disposition Proceeds, to the extent the aggregate amount of such other Net Disposition Proceeds in any fiscal year do not exceed $5,000,000, (ii) to the extent such Disposition is of substantially all or all of the assets of the Borrowers and its Subsidiaries such repayment shall be accompanied by the Applicable Prepayment Premium and (iii) the Borrowers or their Subsidiaries (as applicable) may, at their option by notice in writing from the Administrative Borrower to the Agents on or prior to the tenth (10th) Business Day after the occurrence of the Disposition giving rise to such Net Disposition Proceeds of its intent to reinvest such Net Disposition Proceeds, (x) within one hundred and eighty (180) days after such event, enter into a definitive agreement for the purchase of assets which are used or useful in the business of the Borrowers or their Subsidiaries (as applicable), as certified by the Administrative Borrower in writing to the Agents at the time of entering into such definitive agreement and (y) within two hundred and seventy (270) days after such event, consummate the purchase of such assets with such Net Disposition Proceeds so long as no Default or Event of Default shall have occurred and be continuing. Nothing in this Section 5.02(a)(iii) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Agreement.

(iv)    Subject to the last paragraph of this Section 5.02(a), no later than five (5) Business Days after the receipt by any Credit Party or any of their respective Subsidiaries of any proceeds from any Casualty Event, the Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Casualty Proceeds, only to the extent the aggregate amount of such Net Casualty Proceeds in any fiscal year exceeds $5,000,000 in the aggregate, to be applied as set forth in Section 5.02(a)(ix); provided, that the Borrowers or its their Subsidiaries (as applicable) may, at their option by notice in writing from the Administrative Borrower to the Agents on or prior to the thirtieth (30th) Business Day following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds, reinvest such Net Casualty Proceeds in assets that are used or useful in the business of the Borrowers or their Subsidiaries (as applicable) so long as (x) such Borrower or such Subsidiary shall have entered into a definitive agreement for the purchase of assets or property within one hundred and eighty (180) days following the receipt of such Net Casualty Proceeds and (y) within two hundred and seventy (270) days after such event, consummate the purchase of such assets, with the amount of Net Casualty Proceeds unused after such period to be applied as set forth in Section 5.02(a)(ix). Nothing in this Section 5.02(a)(iv) shall be construed to permit or waive any Default or Event of Default arising from, directly or indirectly, any Casualty Event. For the avoidance of doubt, the Applicable Prepayment Premium will not apply to prepayments made pursuant to this Section 5.02(a)(iv).

(v)    Subject to the last paragraph of this Section 5.02(a), no later than five (5) Business Days after the receipt by any Credit Party or any of their respective Subsidiaries of any Cure Amount, the Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such Cure Amount, to be applied as set forth in Section 5.02(a)(ix). For the avoidance of doubt, the Applicable Prepayment Premium will not apply to prepayments made pursuant to this Section 5.02(a)(v).

(vi)    Subject to the last paragraph of this Section 5.02(a), no later than five (5) Business Days after the receipt by any Credit Party or any of their respective Subsidiaries of any proceeds from the Planned Business Disposition, the Borrowers shall prepay the Loans in an amount equal to the lesser of (x) one hundred percent (100%) of the Net Disposition Proceeds from such Planned Business Disposition and (y) the amount required to cause the LQA Recurring Revenue Gross Leverage Ratio to be less than or equal to 2.70:1.00, measured on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended prior to the date of such Planned Business Disposition for which financials have been, or are required to be, delivered to the Administrative Agent pursuant to Section 9.01(b), in each case to be applied as set forth in Section 5.02(a)(ix); provided, that, for the avoidance of doubt, any Net Disposition Proceeds received by the Borrowers in excess of what is required to satisfy the preceding sentence shall be retained by the Borrower. For the avoidance of doubt, the Applicable Prepayment Premium will not apply to prepayments made pursuant to this Section 5.02(a)(vi).

(vii)    Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 11.02, the Borrowers shall repay all the Loans plus the Applicable Prepayment Premium (if any), unless only a portion of all the Loans is so accelerated (in which case the portion so accelerated plus the Applicable Prepayment Premium (if any) shall be so repaid).

(viii)    [Reserved].

(ix)    Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 5.02(a) shall be applied, first, to the prepayment of the Term Loans on a pro rata basis as set forth in Section 5.02(c), second, to the prepayment of the Revolving Credit Loans without a corresponding permanent reduction in the Total Revolving Credit Commitment, third, to Cash Collateralize the Letters of Credit Outstanding, and fourth, to the prepayment of any other outstanding Obligations (other than Obligations under Specified Hedging Agreements to the extent cash collateralized or backstopped in a manner reasonably satisfactory to the applicable Qualified Counterparty). Each prepayment of the Loans under Section 5.02 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(x)    The Administrative Borrower shall provide the Administrative Agent written notice of such payment under this Section 5.02 no later than three (3) Business Days prior to the date of repayment. Each Lender may reject all of its Pro Rata Share or other applicable share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) required to be made pursuant to Section 5.02(a) by providing written notice to the Administrative Agent and the Administrative Borrower no later than 5:00 p.m., New York City time, one Business Day prior to the date of such prepayment. If a Lender fails to deliver such a notice of rejection to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment unless the Administrative Borrower and the Administrative Agent agree to an extension of time for such failure to be corrected. Declined Proceeds may be retained by the Borrowers, and at the Administrative Borrower’s option, may be used to increase the Available Amounts Basket or be used for any other purpose permitted under this Agreement.

Notwithstanding any other provisions of this Section 5.02, to the extent that any or all part of the Consolidated Excess Cash Flow attributable to any Foreign Subsidiary giving rise to a prepayment pursuant to Section 5.02(a)(i), Net Disposition Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 5.02(a)(iii) or the Net Casualty Proceeds of any Casualty Event from a Foreign Subsidiary giving rise to a prepayment pursuant to Section 5.02(a)(iv), (A) is prohibited or delayed by applicable local law (which, for the avoidance of doubt includes, but is not limited to financial assistance, corporate benefit, restrictions on repatriation or upstreaming cash intra-group, and the fiduciary or statutory duties of the directors of the relevant subsidiaries) from being distributed or otherwise transferred to the Borrowers, (B) is determined by the Administrative Borrower in good faith that the distribution or other transfer of any or all of which (or any requirement hereunder to distribute or otherwise transfer such amount) could reasonably be expected to have an adverse tax cost or consequence (taking into account any foreign tax credit or benefit received in connection with such distribution or transfer) with respect to repatriating such Consolidated Excess Cash Flow, Net Disposition Proceeds or Net Casualty Proceeds or (C) solely with respect to Net Disposition Proceeds of any Disposition by a Foreign Subsidiary and Net Casualty Proceeds of any Casualty Event from a Foreign Subsidiary, are applied to repay Indebtedness pursuant to Section 10.01(o), the portion of such Consolidated Excess Cash Flow, Net Disposition Proceeds or Net Casualty Proceeds so affected will not be required to be applied to repay the Loans at the times provided in Sections 5.02(a)(i), 5.02(a)(iii), or 5.02(a)(iv), as applicable, and may be retained by the applicable Foreign Subsidiary.

(b)    Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures exceeds the Total Revolving Credit Commitment as then in effect, the Borrowers shall forthwith repay on such date the principal amount of Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans, the aggregate amount of the Lenders’ Revolving Credit Exposures exceed the Total Revolving Credit Commitment, the Borrowers shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the Obligations of the Borrowers hereunder (including obligations in respect of Letters of Credit Outstanding) pursuant to a customary cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain investments in accordance with Section 10.05, reasonably satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(c)    Application to Term Loan Repayment. Except as otherwise permitted hereunder (including pursuant to Sections 2.15, 2.16, 5.02(a)(x), 13.06 or 13.07), each prepayment of Term Loans required by Section 5.02 shall be applied to reduce the remaining Term Loan Repayment Amounts as directed by the Administrative Borrower (or, in the case of no direction, in direct order of maturity); provided that, in the case of any mandatory prepayment pursuant to Section 5.02(a)(i) or Section 5.02(a)(iii), at the option of the Administrative Borrower, outstanding Indebtedness that is secured by the Collateral on a pari passu basis may be repaid on a pro rata basis.

(d)    Application to Term Loans. With respect to each prepayment of Term Loans elected by the Administrative Borrower pursuant to Section 5.01(b) or required by Section 5.02, the Administrative Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that the Borrowers pay any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Term Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Administrative Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. Each such prepayment shall be accompanied by all accrued interest on the Loans so prepaid, through the date of such prepayment.

(e)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans elected by the Administrative Borrower pursuant to Section 5.01 or required by Section 5.02, the Administrative Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided, that (A) Eurodollar Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.02 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; and (B) with respect to prepayments of Revolving Credit Loans required by Section 5.02 and subject to Section 2.15, each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Administrative Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)    Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 5.01 or this Section 5.02, all proceeds of Collateral received by any Collateral Agent pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the acceleration of any of the Obligations shall each be, subject to the provisions of Section 2.14 and Section 2.15, applied as set forth in this clause (f), as follows (subject to adjustments pursuant to any agreements entered into among the Lenders):

(i)    first, ratably to pay any costs and expenses of the Agents and the Letter of Credit Issuer and fees then due to the Agents and Letter of Credit Issuer under the Credit Documents, and any indemnities then due to any Agent or the Letter of Credit Issuer under the Credit Documents until paid in full,

(ii)    second, ratably to pay fees then due to the Lenders under the Credit Documents and any premiums due to the Lenders or Letter of Credit Issuer under the Credit Documents, in each case until paid in full,

(iii)    third, ratably to pay any costs or expense reimbursements of Lenders and indemnities then due to any of the Lenders under the Credit Documents until paid in full,

(iv)    fourth, ratably to pay interest due in respect of the outstanding Revolving Credit Loans until paid in full,

(v)    fifth, ratably (i) to pay the principal of all outstanding Revolving Credit Loans until paid in full and, during the continuance of an Event of Default described in Section 11.01(a) only, to concurrently and permanently reduce the Revolving Credit Commitments accordingly, (ii) to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of the Letter of Credit Issuer and those Lenders having a Revolving Credit Commitment, to Cash Collateralize all issued and outstanding Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 3.01 and Section 2.14,

(vi)    sixth, ratably to pay interest due in respect of the outstanding Term Loans until paid in full,

(vii)    seventh, ratably to pay the outstanding principal balance of the Term Loans (in the inverse order of the maturity of the installments due thereunder) until the Term Loans are paid in full,

(viii)    eighth, to pay any other Obligations (including any Hedging Obligations under Specified Hedging Agreements and any Bank Product Obligations), in each case ratably as among the Persons entitled to such amounts, and

(ix)    ninth, to the Borrowers or such other Person entitled thereto under Applicable Law.

Subject to Section 3.03, Section 3.04 and Section 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause fifth above shall be applied to satisfy Drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. For the avoidance of doubt, in carrying out the foregoing, no payments received by the Administrative Agent from any Credit Party shall be applied to Excluded Swap Obligations of such Credit Party.

SECTION 5.03    Payment of Obligations; Method and Place of Payment.

(a)    The obligations of each Borrower hereunder and under each other Credit Document are not subject to counterclaim, set-off, rights of rescission, or any other defense. Subject to Section 5.04, and except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, rights of rescission, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto or the Letter of Credit Issuer, as the case may be, not later than 2:00 p.m. (New York time) on the date when due and shall be made in immediately available funds to the Administrative Agent, and any amounts received after such time on such date may, in the Administrative Agent’s reasonable discretion, be deemed received on such date for purposes of determining whether an Event of Default has occurred (provided, that such amounts shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon). Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers in Dollars. The Administrative Agent will thereafter promptly cause to be distributed like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto or to the Letter of Credit Issuer, as applicable.

(b)    For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time), shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

(c)    The Borrowers hereby authorize Administrative Agent to, at its option (or upon the direction of the Collateral Agent or the Required Lenders), from time to time, without prior notice to the Borrowers, charge the Borrowers’ loan account for any and all Obligations that remain unpaid after the due date therefor (after giving effect to any grace periods provided for in Section 11.01(a)) and, with respect to Obligations that are not fees, interest or principal payments, are not the subject of a bona fide dispute. All amounts so charged to the Borrowers’ loan account thereafter shall constitute Revolving Credit Loans hereunder and, subject to Section 2.08(c), shall accrue interest at the rate then applicable to Revolving Credit Loans that are ABR Loans.

SECTION 5.04    Net Payments.

(a)     Subject to the following sentence, all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future Taxes (including Other Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Credit Parties. If any Taxes are required under Applicable Law (as determined in the good faith discretion of an applicable withholding agent) to be withheld from any amounts payable under this Agreement, the Credit Parties shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Taxes are not Excluded Taxes (“Non-Excluded Taxes”), shall increase the amounts payable to such Agent or such Lender to the extent necessary (after payment of all Non-Excluded Taxes, including any such Non-Excluded Taxes imposed on additional amounts payable hereunder) so that the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Whenever any Non-Excluded Taxes are paid by any Credit Party, as soon as practicable thereafter, such Credit Party shall send to the Administrative Agent for its own account or for the account of such Secured Party, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Credit Party showing payment thereof. Without duplication of any other obligation contained in this Agreement, if such Credit Party fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority, such Credit Party shall indemnify the Agents and the Lenders for any such Non-Excluded Taxes (including any Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) payable or paid by such Agent or Lender or that are required to be withheld or deducted from a payment to such Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Credit Party by a Lender (with a copy to the Agent) or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, the Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The agreements in this Section 5.04(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Credit Document shall deliver to the Administrative Borrower and to the Administrative Agent, whenever reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(b)(i)(A), Section 5.04(b)(ii), and Section 5.04(b)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i)    Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so:

(A)    deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent) two (2) copies of either (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code)), or (B) Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY (including any certification documents from each beneficial owner, as applicable, and any other attachments thereto) or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrowers under this Agreement;

(B)    deliver to the Administrative Borrower and the Administrative Agent two (2) further copies of any such form or certification (or any applicable successor form) promptly upon the obsolescence, inaccuracy or invalidity of any form previously delivered by such Non-U.S. Lender; and

(C)    obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by any Credit Party or the Administrative Agent, unless in any such case any change in Applicable Laws has occurred prior to the date on which any such delivery would otherwise be required that renders any such form or certification inapplicable or would prevent such Lender from duly completing and delivering any such form or certification with respect to it and such Lender so advises the Administrative Borrower and the Administrative Agent, in which case such Lender shall not be required to provide any form or certification under subparagraphs (A) or (B) above. Each Person that shall become a Participant pursuant to Section 13.06 or a Lender pursuant to Section 13.06 shall, upon the effectiveness of the related transfer, be required to provide all the forms or certifications and statements required pursuant to this Section 5.04(b), as applicable; provided, that in the case of a Participant such Participant shall furnish all such required forms or certifications and statements to the Lender from which the related participation shall have been purchased.

(ii)    Each Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent) two (2) copies of United States Internal Revenue Service Form W-9 certifying that such U.S. Lender is exempt from U.S. federal backup withholding tax.

(iii)    If a payment made to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation or Credit Documents of the Borrowers hereunder (each, a “Recipient”) would be subject to United States federal withholding tax imposed under FATCA if such Recipient fails to comply with the applicable reporting requirements of FATCA, such Recipient shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by Applicable Laws and at such times or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Administrative Borrower or the Administrative Agent sufficient for the Administrative Agent or the Borrowers to comply with their obligations under FATCA to determine if such Recipient is exempt from withholding under FATCA and to determine the amount, if any, to deduct and withhold under FATCA. Solely for the purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iv)    Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(v)    If an Agent is a United States person, it shall deliver to the Administrative Borrower two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that it is exempt from federal backup withholding. If an Agent is not a United States person, it shall deliver to the Administrative Borrower two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf and, with respect to payments received on account of any Lender, two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or successor form).

(c)    If any Lender or any Agent determines, in its sole discretion, that it has received a refund of a Tax for which an additional payment has been made by the Borrowers pursuant to this Section 5.04 or Section 13.05 of this Agreement, then such Lender or such Agent, as the case may be, shall reimburse the Borrowers for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 5.04 and Section 13.05 with respect to the Tax giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed on the receipt of such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of such Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will such Agent or such Lender be required to pay any amount to the Borrowers pursuant to this paragraph (c) the payment of which would place such Agent or such Lender in a less favorable net after-Tax position than such Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.06(iv) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    For the purposes of this Section 5.04, the term “Lender” shall include any Letter of Credit Issuer.

(f)    Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5.05    Computations of Interest and Fees.

(a)     All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of (a) 365 (or 366 as appropriate) days in the case of ABR Loans and (b) 360 days in all other cases. Payments due on a day that is not a Business Day shall (except as otherwise required by Section 2.09(c)) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)    Fees and Letters of Credit Outstanding shall be calculated on the basis of a 360-day year for the actual days elapsed.

ARTICLE VI

Conditions Precedent to Initial Credit Extension

The occurrence of the initial Credit Extension is subject to the satisfaction of the following conditions precedent on or before the Closing Date and to the conditions precedent set forth in Article VII, as applicable:

SECTION 6.01    Credit Documents. The Collateral Agent shall have received the following documents, duly executed by an Authorized Officer of each Credit Party and each other relevant party (other than as set forth in Section 7.02):

(a)    this Agreement;

(b)    the Notes, if any are requested;

(c)    the Guarantee Agreement;

(d)    the Notice of Borrowing;

(e)    the Security Pledge Agreement; and

(f)    the Intercompany Subordination Agreement.

SECTION 6.02    Collateral and Payoff Documents.

(a)    All documents and instruments required to create and perfect the Collateral Agent’s perfected first priority security interests in the Collateral shall have been executed and delivered and if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Administrative Agent shall have been agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Transactions); provided, that any lien filings in the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, on Intellectual Property owned by the Borrowers and their Subsidiaries relating to the Existing Loans (the “Specified Lien Filings”) shall not be required to be terminated on or prior to the Closing Date, and the Borrowers shall have the period of time set forth in Section 7.02(d) to file (or have filed) the appropriate documents to cause the Specified Lien Filings to be removed. Notwithstanding anything to the contrary set forth in the previous sentence, to the extent a perfected first priority security interest in any Collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal Intellectual Property filing in the United States or delivery of possession of Capital Stock or other certificated security of any Credit Party required to be delivered under the Security Documents) is not able to be provided on the Closing Date after Credit Parties’ use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the initial Credit Extensions on the Closing Date, but a security interest in such Collateral will be required to be perfected after the Closing Date pursuant to the arrangements specified in Section 7.02. Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, (a) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S.

jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (and, no reimbursement will be made to any Agent for any costs or expenses incurred in connection with making any such actions) or to perfect or make enforceable any security interests in any such assets; (b) in no event shall any Credit Party be required to complete any filings or take other action with respect to security interests in Intellectual Property beyond the filing of (i) UCC financing statements, (ii) any applicable Patent Security Agreement or Trademark Security Agreement with the U.S. Patent and Trademark Office and (iii) any applicable Copyright Security Agreement with the U.S. Copyright Office; (c) in no event shall any Credit Party be required to enter into any source code escrow arrangement or register any Intellectual Property; and (d) in no event shall the Collateral include any Excluded Property; and

(b)    subject to Section 7.02, the Collateral Agent shall have received (i) customary executed payoff letters reflecting repayment of the Existing Loans, (ii) evidence reasonably satisfactory to the Collateral Agent that the documents necessary to effectuate the release of the Liens with respect to the Existing Loans have been provided prior to or substantially simultaneously with the initial Credit Extensions hereunder, and (iii) evidence reasonably satisfactory to it that all other existing Indebtedness of each Credit Party and each of their Subsidiaries, other than Indebtedness permitted under Section 10.01, has been (or will be concurrently with the funding of the initial Credit Extensions hereunder) repaid in full and all commitments to lend or make other extensions of credit thereunder have been (or will be concurrently with the funding of the initial Credit Extensions hereunder) terminated and all Liens securing such Indebtedness thereunder, and guarantees in respect thereof, have been (or will be concurrently with the funding of the initial Credit Extensions hereunder) released and terminated (other than Liens permitted under Section 10.02).

SECTION 6.03    Legal Opinion. The Administrative Agent and Collateral Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, addressed to the Administrative Agent, the Collateral Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.04    Acquisition and Equity Investment.

(a)    Substantially concurrently with the initial Credit Extension hereunder, the Acquisition (including the Offer and the Merger) shall have been consummated in all material respects in accordance with the Acquisition Documents (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders in the their capacity as such in respect of the Credit Facility without the approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed); it being understood and agreed that any decrease in the purchase price shall not be materially adverse to the Lenders so long as any such decrease is equal to or less than ten percent (10%) of the total purchase price and is applied ratably to reduce the Equity Investment and to reduce the aggregate amount of the Term Loan Facility, (ii) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by the Equity Investment, (iii) any waivers, modifications or amendments, requests or approvals to, or in respect of, or consents under, the definition of Company Material Adverse Effect shall be deemed materially adverse to the interests of the Lenders and (iv) any modification of the definition of “Minimum Condition” (as defined in Annex I to the Acquisition Agreement as in effect on February 17, 2020) shall be deemed materially adverse to the interests of the Lenders.

(b)    The Sponsor, along with any Controlled Affiliate or Co-Investor, have, or substantially simultaneously with the initial Credit Extension hereunder, will, directly or indirectly, contribute an aggregate amount of cash to the capital of Holdings (which investment in Holdings shall be in the form of common equity, or, if other than common equity, will be on terms reasonably acceptable to the Lead Arrangers), which proceeds will be contributed to Merger Sub as common equity (the “Equity Investment”) in an aggregate amount that is not less than sixty percent (60.0%) of the Capitalization Amount.

SECTION 6.05    Secretary’s Certificates. The Administrative Agent shall have received a certificate for each Credit Party, dated the Closing Date, duly executed and delivered by such Credit Party’s secretary or assistant secretary, managing member or general partner, as applicable, as to:

(a)    resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Credit Documents applicable to such Person and the execution, delivery and performance of each Credit Document to be executed by such Person;

(b)    the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Credit Document to be executed by such Person; and

(c)    each such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, and corporate good standing certificates, each certified as of a recent date prior to the Closing Date by the appropriate officer or official body of the jurisdiction of organization of such Person.

SECTION 6.06    Good Standing Certificates. The Administrative Agent shall have received, to the extent applicable in the jurisdiction of organization of a Credit Party, certificates of good standing with respect to each such Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction.

SECTION 6.07    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate of a financial officer or other Authorized Officer of the Administrative Borrower, on behalf of the Credit Parties, substantially in the form of Annex I to Exhibit C of the Commitment Letter.

SECTION 6.08    Financial Information. The Initial Term Lenders shall have received the Historical Financial Statements; provided, that it is understood and agreed that the Initial Term Lenders have previously received the Historical Financial Statements and the Initial Term Lenders hereby acknowledge receipt thereof.

SECTION 6.09    [Reserved].

SECTION 6.10    Payment of Outstanding Indebtedness. On the Closing Date, after giving effect to the Transactions, the Credit Parties and each of their respective Subsidiaries shall have no outstanding Funded Debt other than the Loans hereunder and other Funded Debt permitted under Section 10.01.

SECTION 6.11    Material Adverse Effect. Since February 17, 2020, there shall not have occurred any Company Material Adverse Effect.

SECTION 6.12    Minimum Cash Balance. On the Closing Date, after giving effect to the Transactions, Holdings, the Borrowers and its Subsidiaries shall have no less than $120,000,000 of unrestricted cash and Cash Equivalents.

SECTION 6.13    Fees and Expenses. Concurrently with the initial funding under this Agreement, each of the Agents, the Lead Arrangers and each Lender shall have received, for its own respective account, (a) all fees and reasonable and documented out-of-pocket expenses due and payable to such Person under the Fee Letters on the Closing Date, and (b) the reasonable and documented fees and out-of-pocket costs and expenses due and payable to such Person pursuant Sections 4.01 and 13.05 (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel) on the Closing Date for which invoices have been received by the Administrative Borrower at least three (3) Business Days prior to the Closing Date.

SECTION 6.14    Patriot Act Compliance; Reference Checks and Beneficial Ownership Certification. The Administrative Agent shall have received, at least three (3) days prior to the Closing Date, all documentation and information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent requested by the Administrative Agent at least ten (10) days prior to the Closing Date. If any Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Administrative Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) Business Days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three (3) Business Days prior to the Closing Date, the Beneficial Ownership Certification in relation to such Borrower.

ARTICLE VII

Additional Conditions Precedent

SECTION 7.01    Conditions Precedent to all Credit Extensions.

(a)    No Default; Representations and Warranties.

(i)    Subject to the following Section 7.01(a)(iii), the agreement of each Lender to make any Loan requested to be made by it on any date and the obligation of the Letter of Credit Issuer to issue Letters of Credit (for the avoidance of doubt, other than a conversion of Loans to another Type or the continuation of Eurodollar Loans) on any date is subject to the satisfaction or waiver of the following conditions precedent at the time of each such Credit Extension and also immediately after giving effect thereto:

(A)    no Default or Event of Default shall have occurred and be continuing (provided, that this clause (A) shall not apply in the case of the initial Credit Extensions on the Closing Date; provided, further, that with respect to any Incremental Facility incurred in connection with any Limited Condition Acquisition, no Specified Event of Default shall exist at the time the definitive documentation for such Limited Condition Acquisition is executed and no Specified Event of Default shall exist at the time the Limited Condition Acquisition is consummated), and

(B)    all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except in the case of the initial Credit Extensions to occur on the Closing Date, in which case only (i) the Specified Representations made by each Credit Party contained herein shall be true and correct in all material respects on or as of the Closing Date and (ii) the Acquisition Agreement Representations shall be true and correct in all material respects on or as of the Closing Date; provided that, in each case of clauses (i) and (ii) above, to the extent any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Company Material Adverse Effect” for purposes of an such representation and warranties made or deemed made on, or as of the Closing Date (or any date prior thereto)), in each case, with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided, that any representation or warranty that, by its terms, is qualified as to “materiality”, “Material Adverse Effect” or similar language, shall be true and correct in all respects in accordance with its terms on such respective dates,

(ii)    [Reserved].

(iii)    Notwithstanding the foregoing, in connection with a Credit Extension constituting a funding of Incremental Term Loans to finance a Limited Condition Acquisition, the obligations of the Lenders and/or new Lenders to make such Incremental Term Loans hereunder pursuant to such Incremental Term Loan Commitment shall be subject solely to the satisfaction of the applicable conditions precedent provided for in Section 2.01(c) plus any other conditions precedent agreed to by the Administrative Borrower and the Lenders and/or new Lenders providing such Incremental Term Loans; provided, that, for Incremental Term Loans funded to finance a Limited Condition Acquisition, (x) Section 7.01(a)(i)(A) shall be subject to Section 2.01(c)(iv)(A) and (y) Section 7.01(a)(i)(B) shall be subject to customary “Sungard” limitations consistent with those that apply under this Agreement in respect of the initial funding on the Closing Date.

(b)    Notice of Borrowing; Letter of Credit Request.

(i)    Prior to the making of each Term Loan and each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.04(a)), the Administrative

Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.03.

(ii)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.02(a).

(c)    Solely for purposes of determining whether the conditions set forth in Article VI and this Section 7.01 have been satisfied in respect of the initial Credit Extensions made on the Closing Date, the Agents and each Lender party hereto shall be deemed to have consented to, approved, accepted or be reasonably satisfied with any document delivered prior to such Credit Extension or other matter (in each case, for which such consent, approval, acceptance or satisfaction is expressly required by Article VI or Section 7.01, as applicable) by releasing its signature page to this Agreement or to an Assignment and Acceptance, as the case may be.

SECTION 7.02    Post-Closing Covenants.

(a)    Within sixty (60) days of the Closing Date (or such later date that the Collateral Agent may agree in writing in its sole discretion, which agreement shall not be unreasonably withheld, conditioned or delayed), the Credit Parties shall have delivered to the Collateral Agent insurance certificates and insurance endorsements required by Section 9.03.

(b)    Within ten (10) Business Days of the Closing Date (or such later date that the Collateral Agent may agree in writing in its sole discretion, which agreement shall not be unreasonably withheld, conditioned or delayed), to the extent not received on the Closing Date, the Credit Parties shall have delivered to the Collateral Agent stock certificates representing Pledged Stock not delivered on the Closing Date but otherwise required to be pledged and delivered pursuant to the terms of this Agreement and the Security Pledge Agreement.

(c)    Within ninety (90) days after the Closing Date (or such longer period as the Collateral Agent may agree to in its sole discretion, which agreement shall not be unreasonably withheld, conditioned or delayed) to the extent not already established, the Credit Parties shall have established and delivered to Collateral Agent the Control Agreements required pursuant to Section 9.15 of this Agreement.

(d)    Within sixty (60) days after the Closing Date (or such later date that the Collateral Agent may agree in writing in its sole discretion, which agreement shall not be unreasonably withheld, conditioned or delayed), to the extent not already terminated on the Closing Date, the Credit Parties shall provide evidence to the Collateral Agent of the termination of the Specified Lien Filings in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE VIII

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, make the Loans and issue or participate in Letters of Credit as provided for herein, the Credit Parties make each of the following representations and warranties, and agreements with, the Lenders (in each case immediately after giving effect to the Transactions):

SECTION 8.01    Corporate Status. Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Credit Party (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (to the extent such concept is applicable) in all jurisdictions where it does business or owns assets.

SECTION 8.02    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered the Credit Documents and each other Transaction Document to which it is a party and all such documents constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 8.03    No Violation. None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions, or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other material Contractual Obligation, in the case of either clause (A) and (B) to which any Credit Party is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clauses (i), (ii)(A) or (ii)(B), to the extent that such conflict, breach, contravention or default would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.04    Litigation, Labor Controversies, etc.. There is no pending or, to the knowledge of any Credit Party, threatened in writing, litigation, action, proceeding or unfair labor practice complaint before the National Labor Relations Board, grievance or arbitration proceeding arising out of or under any collective bargaining agreement, strikes, lockouts or slowdowns against the Credit Parties or any of their respective Subsidiaries except matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.05    Use of Proceeds; Regulations U and X. The proceeds of the Loans on the Closing Date are intended to be and shall be used solely for the purposes set forth in and permitted by Section 9.12. The Letters of Credit are intended to be and shall be issued solely for the purposes set forth in Section 9.12. On the Closing Date, no Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Credit Extension on the Closing Date will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X.

SECTION 8.06    Approvals, Consents, etc.. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any material contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements and other equivalent filings for foreign jurisdictions and (c) for Intellectual Property registered or issued in the United States that is Collateral, filings in the United States Patent and Trademark Office and United States Copyright Office) is required for the consummation of the Transactions or the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party; provided, however, the foregoing does not apply to Intellectual Property that is Collateral arising under the laws of any jurisdiction outside of the United States. There does not exist any judgment, order, injunction or other restraint issued or, to the knowledge of Holdings, filed with respect to the transactions contemplated by the Transaction Documents, the consummation of the Transactions, the making of any Credit Extension or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.

SECTION 8.07    Investment Company Act. No Credit Party is, or will be after giving effect to the Transactions and the transactions contemplated under the Credit Documents, required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940.

SECTION 8.08    Accuracy of Information. None of the factual written information and data (taken as a whole and excluding any projections, estimates and other forward-looking statements and general economic and industry information) at any time furnished by any Credit Party, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender (including all factual information contained in the Credit Documents) for purposes of or in connection with this Agreement or any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading (after giving effect to any supplements and updates thereto), in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished; provided, that to the extent such information, report, financial statement, or other factual information or data was based upon or constitutes a forecast, budget, estimate or projection or other forward looking information (including the Closing Date Projections), each of the Credit Parties represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time such forecasts, budgets, estimates projections or information was made available to any Agent or any Lender. Agents and Lenders acknowledge that such forecasts, budgets, estimates, projections and other forward looking information are not to be viewed as facts and are not a guarantee of financial performance, are subject to significant uncertainties and contingencies, which may be beyond the control of the Credit Parties, that no assurance is given by any Credit Party that the results forecasted in any such projections will be realized, and that actual results covered by such forecasts, budgets, estimates, projections and other forward looking information may differ from the projected results and that such differences may be material.

SECTION 8.09    Financial Condition; Financial Statements. The Closing Date Projections and all of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 9.01 that is required to be prepared in accordance with GAAP have been and will for all periods following the Closing Date be prepared in accordance with GAAP consistently applied throughout the period covered thereby, except with respect to any Permitted Acquisition and any IP Acquisitions for periods prior to the closing thereof, as otherwise expressly noted therein. Following the consummation of the Transactions, all of the financial information described in the immediately preceding sentence will, when furnished, present fairly in all material respects the financial position and results of operations of Holdings and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from year-end audit adjustments, the absence of footnotes and compliance with purchase accounting rules and requirements. Except as otherwise expressly provided in any certificate or other documentation provided to the Agents and/or Lenders in connection with a Permitted Acquisition or an IP Acquisition, the Credit Parties make no representation and warranty as to any historical financial statements of an Acquired Entity for periods prior to such Acquired Entity purchased pursuant to a Permitted Acquisition or an IP Acquisition.

SECTION 8.10    Tax Returns and Payments. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)    Each Credit Party has filed all applicable federal and all other Tax returns, domestic and foreign, required to be filed by them and, except as disclosed in Schedule 8.10, has paid all Taxes and assessments payable by them that have become due and payable, other than those not yet delinquent or contested in good faith by appropriate proceedings with respect to which such Credit Party has maintained adequate reserves in accordance with GAAP;

(b)    Each Credit Party and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Credit Parties) in accordance with GAAP for the payment of, all applicable federal, state and foreign income Taxes applicable for all prior fiscal years and for the current fiscal year.

(c)    No Tax Lien has been filed, and, to the knowledge of any Credit Party, no claim is being asserted, with respect to any such Tax (other than in respect of Taxes not yet due and payable or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on its books).

(d)    No Credit Party or any of its Subsidiaries has ever “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

SECTION 8.11    Compliance with ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Plan is in compliance with ERISA, the Code and any Applicable Law; (ii) no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; (iii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service; (iv) no Multiemployer Plan is in “endangered or critical status” within the meaning of Section 305 of ERISA or insolvent within the meaning of Sections 4245 of ERISA (or is reasonably likely to be insolvent), and no written notice of any such insolvency has been given to any of the Credit Parties or any ERISA Affiliate; (v) no Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (vi) no Plan has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) (or is reasonably likely to do so); (vii) no failure to make any required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or any failure of a Credit Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan when due has occurred; (viii) none of the Credit Parties or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan or a Multiemployer Plan pursuant to Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; (ix) no proceedings have been instituted (or are reasonably likely to be instituted) to terminate any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Credit Parties or any ERISA Affiliate; and (x) no Lien imposed under the Code or ERISA on the assets of any of the Credit Parties or any ERISA Affiliate on account of a Plan or Multiemployer Plan exists (or is reasonably likely to exist) nor have the Credit Parties or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Credit Parties or any ERISA Affiliate on account of any Plan or Multiemployer Plan. No Plan has an Unfunded Current Liability that would be reasonably likely to have a Material Adverse Effect. No liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA, has been, or is reasonably expected to be, incurred by any Credit Party except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.12    Subsidiaries. On the Closing Date, after giving effect to the Transactions, none of the Credit Parties has any Subsidiaries or joint ventures other than the Subsidiaries and joint ventures listed on Schedule 8.12. On the Closing Date, after giving effect to the Transactions, Schedule 8.12 describes the ownership interest of each of the Credit Parties in each Subsidiary, including the number of each class of Capital Stock authorized and the number outstanding, the number of Capital Stock covered by all outstanding options, warrants, rights of conversion or similar rights.

SECTION 8.13    Intellectual Property; Licenses, etc. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Credit Party owns, or possesses the right to use, all of the Intellectual Property used in the operation of their respective businesses without conflict with the rights of any other Person, (ii) no slogan or other advertising device, product, process, method, substance, part or other material employed by such Credit Party infringes upon any rights held by any other Person and (iii) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of such Credit Party threatened in writing.

SECTION 8.14    Environmental Warranties.

(a)     Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Credit Parties and each of their respective Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Credit Parties or such Subsidiary, as the case may be, are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) none of the Credit Parties or any of their respective Subsidiaries has become subject to any pending Environmental Claim or any other liability under any Environmental Law or, to the knowledge of such Credit Party, threatened in writing Environmental Claim or any other liability under any Environmental Law.

(b)    None of the Credit Parties or any of their respective Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Property or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 8.15    Ownership of Properties. On the Closing Date (after giving effect to the Transactions) and on any date thereafter, Schedule 8.15 including any updates made thereto pursuant to and in accordance with Section 9.01(d), is a list of all of the Material Real Property owned or leased by any of the Credit Parties, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Credit Party owns (a) in the case of owned Real Property, good, indefeasible and marketable fee simple title to such Real Property, (b) in the case of owned tangible personal property, good and valid title to such personal property, and (c) in the case of leased Real Property, valid leasehold interests in such leased property except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case, free and clear in each case of all Liens or claims, except for Permitted Liens.

SECTION 8.16    [Reserved].

SECTION 8.17    Solvency. On the Closing Date after giving effect to the Transactions and the other transactions related thereto, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 8.18    Security Documents. The Security Pledge Agreement, upon execution and delivery thereof by the parties thereto, will, subject to the Certain Funds Provision, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in the Collateral described therein and proceeds thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). In the case of the Pledged Stock described in the Security Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Pledge Agreement, when financing statements and other filings specified on Schedule 8.18 in appropriate form are filed in the offices specified on Schedule 8.18, the Security Pledge Agreement shall constitute a fully perfected Lien on, and first priority (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof (other than Intellectual Property registered or issued in the United States that is Collateral for which additional filings in the United States Patent and Trademark Office and United States Copyright Office or in any jurisdiction outside of the United States are required to be made under Applicable Laws, in each case, if and to the extent perfection may be achieved by such filings), and with respect to Pledged Stock of any Foreign Subsidiary which may require additional documents under Applicable Laws, if and to the extent perfection may be achieved by such delivery and/or such filings) to the extent such proceeds can be protected by such filings, as security for the Obligations; provided, however, the foregoing does not apply to Intellectual Property that is Collateral arising under the laws of any jurisdiction outside of the United States. Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, (a) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken in any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the United States (and, no reimbursement will be made to any Agent for any costs or expenses incurred in connection with making any such actions) or to perfect or make enforceable any security interests in any such assets; (b) in no event shall any Credit Party be required to complete any filings or take other action with respect to security interests in Intellectual Property beyond the filing of (i) UCC financing statements, (ii) any applicable Patent Security Agreement or Trademark Security Agreement with the U.S. Patent and Trademark Office and (iii) any applicable Copyright Security Agreement with the U.S. Copyright Office; (c) in no event shall any Credit Party be required to enter into any source code escrow arrangement or register any intellectual property; and (d) in no event shall the Collateral include any Excluded Property.

SECTION 8.19    Compliance with Laws; Authorizations. Each Credit Party and each of its Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in the case of each of clauses (a) and (b), to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.20    No Material Adverse Effect. Since the Closing Date, there has been no Material Adverse Effect.

SECTION 8.21    Contractual or Other Restrictions. Other than as permitted by Section 10.10, on the Closing Date, no Credit Party or any of their respective Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that prohibits its ability to pay dividends to, or otherwise make Investments in or other payments to any Credit Party, that prohibits its ability to grant Liens in favor of the Collateral Agent or that otherwise limits its ability to perform the terms of the Credit Documents.

SECTION 8.22    Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or similar term) of the Credit Parties under any Indebtedness permitted hereunder that is subordinated in writing in right of payment to the Obligations.

SECTION 8.23    Employment Matters. As of the Closing Date, (i) there are no strikes, lockouts, slowdowns or other concerted interruptions of operations pending, or to the best knowledge of any Credit Party, threatened in writing, by employees of any Credit Party or any of their respective Subsidiaries, (ii) the hours worked by and payments made to employees of the Credit Parties and each of their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters, and (iii) all payments due from any Credit Party or any of their respective Subsidiaries on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Credit Party or such Subsidiary except, in the case of each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 8.24    Insurance. The properties of each Credit Party are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and engaged in the same or similar businesses and owning similar properties in the general locations where such Credit Party operates, in each case, on the Closing Date, as described on Schedule 8.24. No Credit Party has received or is aware of any notice of violation or cancellation of any such insurance policy. In addition to the foregoing, if in each case any portion of the improvements located on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto) or any local equivalent or other hazard designated by a Governmental Authority in the jurisdiction in which the Mortgaged Property is located, then the Borrowers shall maintain, or cause to be maintained, with responsible and reputable insurance companies or associations, such flood or other insurance if then available in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act or Governmental Authority.

SECTION 8.25    [Reserved].

SECTION 8.26    Deposit Accounts and Securities Accounts. On the Closing Date, set forth in Schedule 8.26, and as of any date thereafter, as set forth on Schedule 8.26 including any updates made thereto pursuant to and in accordance with Section 9.01(d), is a list of all of the deposit accounts and securities accounts maintained by each Credit Party, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Credit Party (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person.

SECTION 8.27    [Reserved].

SECTION 8.28    Patriot Act. The Credit Parties and each of their Subsidiaries are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the applicable foreign assets control regulations of the United States Treasury Department and any other applicable enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other applicable federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used by the Credit Parties or their Subsidiaries directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

SECTION 8.29    Anti-Corruption Laws, OFAC, Bank Secrecy Act and Foreign Sanctions. Each Credit Party and each Subsidiary of each Credit Party is, has been for the past five years, and will remain in compliance in all material respects with the applicable provisions of (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd 1 et seq.), and, where applicable, the U.K. Bribery Act 2010, anti-bribery legislation promulgated by the European Union and implemented by its member states, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and any other applicable anti-corruption or anti-bribery laws (collectively, “Anti-Corruption Laws”), (ii) all applicable U.S. economic sanctions laws, executive orders and implementing regulations promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the United States Department of State, the United Nations Security Council, the European Union and any of its member states, Her Majesty’s Treasury of the United Kingdom, or any other similar applicable sanctions or laws in force in any other jurisdictions where the Credit Party or its Subsidiaries own assets or conducts business (“Sanctions”), and (iii) all applicable anti-money laundering and counter-terrorism financing provisions of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959)) (“Anti-Money Laundering Laws”) and all applicable regulations issued pursuant. No Credit Party and no Subsidiary of a Credit Party (x) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (y) is a Person who is otherwise the target of U.S. trade or economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person (“Sanctioned Person”) or (z) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is itself the target of U.S. trade or economic sanctions prohibitions (“Sanctioned Country”) such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law. None of the Credit Parties or their respective Subsidiaries shall use the proceeds from this transaction, directly or, knowingly, indirectly, to fund or facilitate activities in or with a comprehensively Sanctioned Country or Sanctioned Person, or otherwise in violation of applicable Sanctions. Each Credit Party and each Subsidiary of the Credit Party represents that no part of the proceeds of the Loans will be used, directly or, knowingly, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of applicable Anti-Corruption Laws.

SECTION 8.30    Acknowledgment and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

ARTICLE IX

Affirmative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Termination Date:

SECTION 9.01    Financial Information, Reports, Notices and Information. The Credit Parties will furnish the Administrative Agent (for itself, the Collateral Agent and each Lender) copies of the following financial statements, reports, notices and information:

(a)    Monthly Financial Statements. Beginning with the fiscal month ending April 30, 2020, within sixty (60) days after the fiscal months of Holdings ending April 30, 2020, May 31, 2020, June 30, 2020, July 31, 2020, August 31, 2020 and September 30, 2020, and within forty-five (45) days after the end of each month of each fiscal year of Holdings ending on or after October 31, 2020 and prior to the occurrence of a Pricing Grid Election, (x) unaudited consolidated balance sheets of Holdings and its Subsidiaries as of the end of such fiscal month, and (y) unaudited consolidated statements of income and cash flow of Holdings and its Subsidiaries for such fiscal month; provided, that such monthly financial statements shall not be accompanied by a Compliance Certificate and the then applicable Financial Performance Covenant(s) shall not be tested on the basis of such monthly financial statements.

(b)    Quarterly Financial Statements. Beginning with the fiscal quarter ending June 30, 2020, within seventy-five (75) days after the fiscal quarters of Holdings ending June 30, 2020, September 30, 2020, and December 31, 2020, and within sixty (60) days after the end of each quarter of each fiscal year of Holdings ending on or after March 31, 2021, (i)(x) unaudited consolidated balance sheets of Holdings and its Subsidiaries as of the end of such fiscal quarter, and (y) unaudited consolidated statements of income and cash flow of Holdings and its

Subsidiaries for such fiscal quarter, including (in each of clause (x) and (y) (if applicable)), commencing with the fiscal quarter ending June 30, 2021, in comparative form (in Dollar terms) the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Holdings, and when such Budget has been delivered pursuant to Section 9.01(e), a comparison (in Dollar terms) to projections for such fiscal quarter, and period commencing at the end of the previous fiscal year of Holdings and ending with the end of such fiscal quarter, in the then-current Budget, certified as complete and correct by an Authorized Officer of Holdings and (ii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.

(c)    Annual Financial Statements. Beginning with the fiscal year ending December 31, 2020, within one hundred fifty (150) days after the end of such fiscal year of Holdings, and for each fiscal year ending on or after December 31, 2021, within one hundred twenty (120) days after the end of such fiscal year of Holdings, (i) copies of the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, setting forth in comparative form beginning with the fiscal year ended December 31, 2021 (in Dollar terms) the figures for (to the extent available) the immediately preceding fiscal year and in the then-current Budget for such fiscal year, such consolidated statements audited (it being understood and agreed that the audit required to be delivered for the fiscal year ending December 31, 2020 may consist of (x) an audit of the Target and its Subsidiaries for the period from January 1, 2020 through the day prior to the Closing Date and (y) an audit of Holdings and its Subsidiaries for the period from the Closing Date through December 31, 2020) and certified without any “going concern” or like qualification or exception or any qualification or exception (other than with respect to, or resulting from, (1) an impending Maturity Date or the impending maturity of any Credit Agreement Refinancing Indebtedness or (2) any potential inability to satisfy any Financial Performance Covenant on a future date or for a future period) as to the scope of such audit, by Holdings’ current auditor or another independent public accounting firm of nationally recognized standing, and (ii) Pro Forma Consolidated Adjusted EBITDA for such fiscal year, including, in comparative form (in Dollar terms) Pro Forma Consolidated Adjusted EBITDA for such fiscal year in the then-current Budget and (to the extent available) for the same year-to-date period in the immediately preceding fiscal year; provided, that such annual financial statements shall not be accompanied by a Compliance Certificate and the then applicable Financial Performance Covenant(s) shall not be tested on the basis of such annual financial statements; provided, further that Holdings shall use commercially reasonable efforts to provide the financial information pursuant to this Section 9.01(c) for the fiscal year ending December 31, 2019, within one hundred and eighty (180) days after the end of such fiscal year of Holdings.

(d)    Compliance Certificates. Concurrently with the delivery of the financial information pursuant to clause (b), a Compliance Certificate, executed by an Authorized Officer of the Administrative Borrower, (i) showing compliance with the then applicable Financial Performance Covenant(s) and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred and is continuing, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto) and containing the applicable certifications set forth in Section 8.09 with respect thereto, (ii) setting forth in reasonable detail the basis for the calculation of Pro Forma Consolidated Adjusted EBITDA, (iii) updating, as applicable, Schedules 8.12, 8.15 and 8.26, (iv) including information with respect to any additional assets and property acquired by any Credit Party after the Closing Date required to be included therein pursuant to the Security Pledge Agreement, including, without limitation Sections 3.4, 3.9 and 3.10 thereof, and (v) showing supporting calculations with respect to any reduction in scheduled repayment, prepayment, redemption or other related disbursements in respect of any restricted stock units or similar instruments.

(e)    Budget. Beginning with the fiscal year of Holdings ending December 31, 2020, within ninety (90) days (or such later date as the Administrative Agent may agree) after the commencement of each such fiscal year of Holdings, the forecasted financial projections for the then current fiscal year (on a quarter-by-quarter basis including forecasted consolidated balance sheets and statements of income and cash flow of Holdings and its Subsidiaries, the “Budget”).

(f)    Defaults; Litigation. Within five (5) Business Days after an Authorized Officer of any Credit Party or any of their respective Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of the Administrative Borrower of (i) the occurrence of any event that constitutes an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Credit Parties propose to take with respect thereto, and (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and the materiality described in Section 8.04, and to the extent the Collateral Agent reasonably requests, copies of all documentation related thereto (other than documentation the disclosure of which would breach a confidentiality agreement or result in the Credit Parties of their respective Subsidiaries waiving the attorney client privilege).

(g)    Other Litigation. Within five (5) Business Days after becoming aware of any pending or threatened in writing litigation, action, proceeding or other controversy which purports to affect the legality, validity or enforceability of any Credit Document, a statement of an Authorized Officer of the Administrative Borrower, which notice shall specify the nature thereof, and what actions the applicable Credit Parties propose to take with respect thereto, together with copies of all relevant documentation.

(h)    Transaction Documents. Within five (5) Business Days after any Credit Party obtains knowledge of the occurrence of (i) a material breach or material default or notice of termination by any party under, or material amendment to, any Transaction Document or any other document or instrument referred to in Section 10.07(a), or (ii) any breach, default or notice of termination by any party under, or amendment to, any document or instrument referred to in Section 10.07(b) which would reasonably be expected to have a Material Adverse Effect, in the case of each of clauses (i) and (ii), a statement of an Authorized Officer of the Administrative Borrower setting forth details of such breach or default or notice of termination and the actions taken or to be taken with respect thereto and, if applicable, a copy of such amendment.

(i)    Retention Analysis. Concurrently with the delivery of the financial information pursuant to clause (b) for any fiscal quarter ending prior to a Pricing Grid Election, a quarterly retention analysis for Holdings and its Subsidiaries.

(j)    Bookings Report. Concurrently with any delivery of the financial information pursuant to clauses (a) and (b) for any fiscal month or fiscal quarter, as applicable, prior to a Pricing Grid Election, a monthly or quarterly bookings report (in each case, showing the split between recurring and non-recurring bookings) and calculated billings, as applicable, for Holdings and its Subsidiaries.

(k)    Bankruptcy, etc. Immediately upon becoming aware thereof, notice (whether involuntary or voluntary) of the bankruptcy proceeding of any Credit Party or any of their respective Subsidiaries, or the appointment of any trustee in connection with, or in furtherance of, any such action or occurrence.

(l)    Insurance Report. Upon the reasonable request in writing by the Administrative Agent (but in any event, no such requests shall be delivered more than once during any fiscal year), on its own behalf or on behalf of any Lender, a report with respect to insurance policies maintained by the Credit Parties.

(m)    Other Information. With reasonable promptness, such other information regarding the business, financial, legal or corporate affairs of the Credit Parties and their Subsidiaries as any Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time (other than information the disclosure of which would breach a confidentiality agreement or result in the Credit Parties of their respective Subsidiaries waiving the attorney client privilege).

(n)    Reporting Entities. Notwithstanding the foregoing, the obligations in this Section 9.01 may be satisfied with respect to financial information relating to Holdings (or a direct or indirect parent of Holdings) by furnishing stand-alone financial information relating to Holdings (or such direct or indirect parent of Holdings); provided, that the same is accompanied by consolidating information that explains in reasonable detail the material differences (if any) between the information relating to Holdings (or such direct or indirect parent of Holdings), on the one hand, and the information relating to the Parent Borrower and its Subsidiaries on a consolidated basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(o)    Accounting and Certain Billing Matters. In addition to the foregoing, Holdings and the Borrowers agree (i) to maintain a system of accounting that enables them to produce financial statements in accordance with GAAP, and (ii) that they will, and will cause each other Credit Party to maintain their billing intervals and frequency of collection substantially as in effect on the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, the Agent and agree that they will notify the Agent of any change in the billing systems of any of Holdings, the Borrowers and their Subsidiaries.

SECTION 9.02    Books, Records and Inspections. The Credit Parties will, and will cause each of their respective Subsidiaries to, maintain books of record and account, in which entries that are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Credit Parties or such Subsidiary, as the case may be so as to present fairly in all material respects the financial position and results of operations of Holdings and its Subsidiaries, subject to any adjustments or estimations in connection with a Permitted Acquisition or an IP Acquisition permitted under the defined terms “Pro Forma Basis”. The Credit Parties will, and will cause each of their respective Subsidiaries to, permit representatives and independent contractors of the Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (at which an authorized representative of the Administrative Borrower shall be entitled and have the opportunity to be present), all at the expense of the Credit Parties and (unless an Event of Default then exists) at reasonable times during normal business hours, upon reasonable advance notice to the Credit Parties; provided, that unless an Event of Default has occurred and is continuing (a) there shall not be more than one such visit and inspection per year and (b) such visits and inspections shall be made upon at least three (3) Business Days’ notice at reasonable times during normal business hours. Any information obtained by the Collateral Agent pursuant to this Section 9.02 may be shared with the Administrative Agent or any Lender upon the request of such Secured Party and the Administrative Borrower.

SECTION 9.03    Maintenance of Insurance. The Credit Parties will, and will cause each of their respective Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Credit Parties believe (in their reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged in by the Credit Parties; and will furnish to the Collateral Agent for further delivery to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried, including (i) endorsements to (A) all “All Risk” policies naming the Collateral Agent, on behalf of the Secured Parties, as loss payee and (B) all general liability and other liability policies naming the Collateral Agent, on behalf of the Secured Parties, as additional insured and (ii) to the extent available, legends providing that no cancellation, material reduction in the amount of insurance coverage thereof shall be effective until at least thirty (30) days (or ten (10) days in the case of cancellation for non-payment) after receipt by the Collateral Agent of written notice thereof. The Credit Parties will, and will cause each of their respective Subsidiaries to, pay when due all premiums with respect to such insurance policies and comply in all material respects with the requirements of such policies. In addition to the foregoing, if in each case any portion of the improvements located on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto) or any local equivalent or other hazard designated by a Governmental Authority in the jurisdiction in which the Mortgaged Property is located, then the Borrowers shall maintain, or cause to be maintained, with responsible and reputable insurance companies or associations, such flood or other insurance if then available in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act or Governmental Authority.

SECTION 9.04    Payment of Taxes. The Credit Parties will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a Lien having priority over the Collateral Agent’s Liens or an otherwise material Lien upon any properties of the Credit Parties or any of their respective Subsidiaries; provided, that none of the Credit Parties or any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings as to which such Credit Party has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 9.05    Maintenance of Existence; Compliance with Laws, etc. Except to the extent permitted under Section 10.03 or Section 10.04, each Credit Party will, and will cause its Subsidiaries to, (a) preserve and maintain in full force and effect its organizational existence, (b) preserve and maintain its good standing (to the extent such concept is applicable) under the laws of its state or jurisdiction of incorporation, organization or formation, and, to the extent that failure to do so would reasonably be expected to have a Material Adverse Effect, each state or other jurisdiction where such Person is qualified, or is required to be so qualified, to do business as a foreign entity, and (c) comply in all material respects with all Applicable Laws, rules, regulations and orders (including those described in Sections 8.28 and 8.29) except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the books of such Person or where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 9.06    Environmental Compliance.

(a)    Each Credit Party will, and will cause its Subsidiaries to, use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, handle all Hazardous Materials in material compliance with all applicable Environmental Laws, and keep its and their property free of any Lien imposed by any Environmental Law, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)    The Administrative Borrower will promptly give notice to the Collateral Agent upon any Credit Party or Subsidiary thereof becoming aware (i) of any violation by any Credit Party or any of their respective Subsidiaries of any Environmental Law which would reasonably be expected to result in a Material Adverse Effect (ii) of any inquiry with respect to, proceeding against, investigation of or other action with respect to any Credit Party under any Environmental Law which would reasonably be expected to result in a Material Adverse Effect, including without limitation a written request for information or a written notice of violation or potential environmental liability from any foreign, federal, state or local environmental agency or board or any other Person, or (iii) of the discovery of a release or threat of a release at, on, under or from any of the Real Property of any Credit Party or any facility or assets therein which would reasonably be expected to result in a Material Adverse Effect.

(c)    In the event of the presence of any Hazardous Material on any Real Property of any Credit Party which would reasonably be expected to result in a Material Adverse Effect, each Credit Party and its Subsidiaries, upon discovery thereof, shall take all necessary steps to initiate and complete all response, corrective and other action to mitigate and eliminate any such violation or potential liability to the extent required under Environmental Laws, and shall keep the Collateral Agent reasonably informed of their material actions and the results of such actions; provided, that no Credit Party shall be required to undertake any such responsive action to the extent that its obligations to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(d)    With respect to any event described in this Section 9.06 which would reasonably be expected to result in a Material Adverse Effect, the Credit Parties shall provide the Collateral Agent with copies of any material notice, submittal or documentation provided by any Credit Party or any of their respective Subsidiaries to any Governmental Authority or other Person under any Environmental Law relating to such event. Such notice, submittal or documentation shall be provided to the Collateral Agent within thirty (30) Business Days after such material is provided to any Governmental Authority or third party.

(e)    With respect to any event described in this Section 9.06 which would reasonably be expected to result in a Material Adverse Effect, at the written request of the Collateral Agent, the Administrative Borrower shall provide, at their sole expense, an environmental site assessment reasonable in scope and based upon the circumstances concerning any Real Property now or hereafter owned, leased or operated by any Credit Party or any of their respective Subsidiaries that is the subject of such event, conducted by an environmental consulting firm reasonably acceptable to the Collateral Agent indicating the presence or absence of Hazardous Materials and, where relevant, the potential cost of any required action in connection with any Hazardous Materials on, at, under or emanating from such Real Property; provided, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that in the reasonable judgment of the Collateral Agent could be expected to result in a Material Adverse Effect; provided, further, if the Administrative Borrower fails to provide the same within sixty (60) days (or such longer period as the Collateral Agent may agree to in writing) after such request was made, the Collateral Agent may but is under no obligation to conduct the same, and the Credit Parties shall grant and hereby do grant to the Collateral Agent and its agents reasonable access to such Real Property and in the event such Real Property is leased, the Credit Parties shall use commercially reasonable efforts to obtain an access agreement from the owner of such Real Property in favor of the Collateral Agent, to undertake such an assessment, all at the Administrative Borrowers’ sole cost and expense.

SECTION 9.07    ERISA.

(a)    Promptly after any Credit Party knows of the occurrence of any of the following events that, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect, the Administrative Borrower will deliver to the Agents and each Lender a certificate of an Authorized Officer of the Administrative Borrower setting forth details as to such occurrence and the action, if any, that such Credit Party or an ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Credit Party or ERISA Affiliate (to the extent reasonably obtainable by a Credit Party) with respect thereto: (i) that a Reportable Event with respect to a Plan has occurred; (ii) that a failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) has occurred (or is reasonably likely to occur) with respect to a Plan or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 or 430 of the Code with respect to a Plan; (iii) that a

Multiemployer Plan has been or is to be terminated, partitioned or declared insolvent under Title IV of ERISA; (iv) that steps will be or have been instituted to terminate any Plan or Multiemployer Plan (including the giving of written notice thereof); (v) that any Credit Party or ERISA Affiliate has failed to make any required contribution to a Multiemployer Plan, or that a proceeding has been instituted against a Credit Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (vi) that the PBGC has notified any Credit Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan or Multiemployer Plan; (vii) that any Credit Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 430 of the Code or Section 303 of ERISA with respect to a Plan; (viii) that any action has occurred with respect to a Plan which would reasonably be expected to result in the requirement that any Credit Party furnish a bond or other security to the PBGC or such Plan; or (ix) that any Credit Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability to or on account of a Plan or Multiemployer Plan pursuant to Section 4062, 4063, 4064, 4069 or 4201 of ERISA.

(b)    Promptly following any reasonable request by any Agent therefor, copies of any documents described in Section 101(k) of ERISA that any Credit Party has received with respect to any Multiemployer Plan or any notices described in Section 101(l) of ERISA that any Credit Party has received with respect to any Multiemployer Plan; provided, that this paragraph (b) shall also apply to all documents and notices described in Section 101(k) or 101(l) of ERISA with respect to a Multiemployer Plan to which an ERISA Affiliate contributes or has any obligation, actual or contingent, to make any contribution or payment, if any Credit Party could reasonably be expected to experience a Material Adverse Effect with respect to such Multiemployer Plan.

SECTION 9.08    Maintenance of Properties. Each Credit Party will, and will cause its Subsidiaries to, (i) maintain, preserve, protect and keep its tangible properties and assets in good repair, working order and condition (ordinary wear and tear excepted and subject to transactions permitted pursuant to Section 10.03 or Section 10.04), and make necessary repairs, renewals and replacements thereof, (ii) protect, preserve, maintain and renew all material Intellectual Property necessary to the normal conduct of its business and (iii) maintain and renew as necessary all licenses, permits and other clearances necessary to use and occupy such properties and assets, in each case of the foregoing clauses (i) through (iii), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 9.09    End of Fiscal Years; Fiscal Quarters. The Credit Parties will, for financial reporting purposes, cause (a) each of their, and each of their Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of their, and each of their Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and Target’s past practice; provided, that the Credit Parties may change their, and each of their respective Subsidiaries, fiscal year end (and change the end of the fiscal quarters in a corresponding manner) upon ten (10) Business Days’ prior written notice to the Agents.

SECTION 9.10    Additional Guarantors and Grantors. Subject to any applicable limitations set forth herein or in the Guarantee Agreement and the Security Pledge Agreement, as applicable, the Credit Parties will within ninety (90) days after the formation or acquisition thereof (or such longer period as may be agreed to in writing by the Collateral Agent in its reasonable discretion, which agreement shall not be unreasonably withheld, conditioned or delayed) cause any Direct Domestic Subsidiary (other than (x) an Excluded Subsidiary or (y) a merger subsidiary formed in connection with a merger or acquisition, including a Permitted Acquisition, so long as such merger subsidiary is merged out of existence pursuant to and upon the consummation of such transaction) formed or otherwise purchased or acquired after the Closing Date, or which becomes a Direct Domestic Subsidiary (other than (x) an Excluded Subsidiary or (y) a merger subsidiary formed in connection with a merger or acquisition, including a Permitted Acquisition, so long as such merger subsidiary is merged out of existence pursuant to and upon the consummation of such transaction) after the Closing Date to execute a (x) supplement to the Guarantee Agreement in the form of Annex I to the Guarantee Agreement or a guarantee in form and substance reasonably satisfactory to Collateral Agent, and (y) supplement to the Security Pledge Agreement in the form of Annex I to the Security Pledge Agreement, or a security agreement in form and substance reasonably satisfactory to Collateral Agent. If, at any time after a guarantee has been provided pursuant to this Section 9.10 adverse tax consequences would result, Collateral Agent will release the applicable Subsidiary from such guarantee; provided, however, that no such Subsidiary shall be released without the prior consent of Collateral Agent, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 9.11    Pledges of Additional Stock. Subject to any applicable limitations set forth herein or in the Security Pledge Agreement, the Credit Parties will pledge to the Collateral Agent for the benefit of the Secured Parties within the time periods set forth in Section 9.10, (i) (A) all the Capital Stock of each Direct Domestic Subsidiary (other than (x) an Excluded Subsidiary of a type described in clauses (a), (f) or (i) of the definition thereof or (y) a merger subsidiary formed in connection with a merger or acquisition, including a Permitted Acquisition, so long as such merger subsidiary is merged out of existence pursuant to and upon the consummation of such transaction) purchased or otherwise acquired after the Closing Date, or which becomes a Direct Domestic Subsidiary (other than (x) an Excluded Subsidiary of a type described in clauses (a), (f) or (i) of the definition thereof or (y) a merger subsidiary formed in connection with a merger or acquisition, including a Permitted Acquisition, so long as such merger subsidiary is merged out of existence pursuant to and upon the consummation of such transaction) after the Closing Date and (B) 65% of the issued and outstanding Capital Stock of each Direct Domestic Subsidiary that is a U.S. Foreign Holdco and of each CFC that is a Direct Foreign Subsidiary, in each case, purchased or otherwise acquired after the Closing Date, or which becomes a CFC or U.S. Foreign Holdco after the Closing Date, (ii) any promissory notes executed after the Closing Date evidencing Indebtedness of any Credit Party or Subsidiary of any Credit Party that is owing to any other Credit Party and (iii) all other written evidences of Indebtedness in excess of $1,500,000 received by the Credit Parties; provided, that no Indebtedness shall be required to be pledged to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (x) in the ordinary course of business and consistent with the Borrowers’ historical practices and (y) funded not more than one hundred twenty (120) days in advance of the applicable transfer pricing and cost-sharing payment. If, at any time after a pledge of Capital Stock has been provided pursuant to clause (B) above, adverse tax consequences would result, Collateral Agent will release such pledge; provided, however, that, except in connection with a Disposition, merger, dissolution or other action expressly permitted hereunder or any other Credit Document, no such Capital Stock shall be released without the prior consent of Collateral Agent, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 9.12    Use of Proceeds. The proceeds of (a) the Term Loans shall be used to (i) fund the consideration payable in order to consummate the Transactions on the Closing Date, (ii) pay fees and expenses incurred in connection with the Transactions, (iii) refinance existing debt of Target, and (iv) provide financing for Consolidated Capital Expenditures, Permitted Acquisitions, IP Acquisitions and other Purchases constituting Permitted Investments, working capital requirements and general corporate purposes of the Borrowers and each of their respective Subsidiaries to the extent not prohibited by this Agreement, (b) the Revolving Credit Loans available under the Revolving Credit Facility will be used (i) on the Closing Date in an aggregate amount not to exceed $10,000,000 to (x) pay fees and expenses or purchase price adjustments incurred in connection with the Transactions, (y) for working capital and other general corporate purposes, including any amounts required to repay any Existing Loans, and/or to replace, backstop or Cash Collateralize Target’s or any of its Subsidiaries’ existing letters of credit, if any, and (ii) after the Closing Date, to finance Consolidated Capital Expenditures, Permitted Acquisitions, IP Acquisitions and other Purchases constituting Permitted Investments, working capital requirements and general corporate purposes of the Borrowers and their Subsidiaries, (c) Letters of Credit issued under the Revolving Credit Facility will be used for working capital requirements and general corporate purposes of the Borrowers and their Subsidiaries to the extent not prohibited by this Agreement, and (d) any Incremental Facility shall be used for general corporate purposes, including, without limitation, for Investments permitted by this Agreement, general working capital, Consolidated Capital Expenditures, and Permitted Acquisitions, IP Acquisitions, other Purchases constituting Permitted Investments and Restricted Payments permitted under this Agreement.

SECTION 9.13    Further Assurances.

(a)    Subject to any applicable limitations set forth herein, the Guarantee Agreement, the Security Pledge Agreement or any other Credit Document, the Credit Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Pledge Agreement, any Mortgage or any other Security Document, all at the sole cost and expense of the Borrowers; provided, however, in no event shall the Credit Parties be required to provide foreign-law governed security documents, including with respect to any share pledges and any Intellectual Property registered in any non-U.S. jurisdiction.

(b)    Subject to any applicable limitations set forth in any applicable Security Document, if any Material Real Property is acquired by any Credit Party after the Closing Date, or held by any Person which becomes a Credit Party after the Closing Date, the Administrative Borrower will notify the Collateral Agent and the Lenders thereof and will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 9.13(a), all at the sole cost and expense of the Borrowers. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (A) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.02, together with, to the extent available in the applicable jurisdictions, such endorsements and reinsurance as the Collateral Agent may reasonably request, (B) flood certificates and flood insurance (if and only to the extent required by Applicable Law) and (C) if requested by the Collateral Agent, a customary opinion of local counsel to the applicable Credit Party(ies) in form and substance reasonably satisfactory to the Collateral Agent.

(c)    Notwithstanding anything herein to the contrary, if the Collateral Agent determines that the cost of creating or perfecting any Lien on any property is excessive in relation to the practical benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(d)    Notwithstanding anything to the contrary set forth herein, no actions shall be required to be taken in any non-U.S. jurisdiction to create or perfect any security interest, including the delivery of any security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or mortgages.

SECTION 9.14    [Reserved].

SECTION 9.15    Bank Accounts. (a) Within ninety (90) days after the Closing Date (or such longer period as the Collateral Agent may agree to in its reasonable discretion) to the extent not already established, the Credit Parties shall establish and deliver to Collateral Agent a Control Agreement with respect to each of their respective securities accounts, deposit accounts and investment property set forth on Schedule 8.26 other than those (i) accounts maintained in the United States which (A) are used solely to fund payroll, payroll taxes, or employee wage and benefits payments, (B) are fiduciary or trust accounts maintained exclusively for the purpose of holding funds in trust for third parties, (C) are at all times maintained on a “zero balance” basis and in the ordinary course of business, (D) are cash collateral accounts securing credit card facilities or merchant accounts containing at all times less than $250,000 in the aggregate for all such accounts, (E) contain at all times less than $500,000 in the aggregate for all such accounts, (F) are used as escrow accounts or otherwise with third parties to the extent such deposits or securities therein constitute Liens permitted hereunder, (G) are tax accounts, including without limitation, sales tax accounts or (H) are escrow, defeasance or redemption accounts or (ii) accounts maintained outside of the United States (each such account described in the foregoing clauses (i) and (ii), an “Excluded Account”). The Credit Parties shall not allow any Collections to be deposited to any accounts other than those listed on Schedule 8.26; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties may establish new deposit accounts or securities accounts so long as the Credit Parties deliver to Collateral Agent a Control Agreement with respect to such account within ninety (90) days (or such longer period as the Collateral Agent may agree in its sole discretion) after the creation of such account, except to the extent such account is an Excluded Account.

(b)    Each Control Agreement shall provide, among other things, unless otherwise agreed to by the Collateral Agent, that (i) upon notice from the Collateral Agent (a “Notice of Control”), the bank, securities intermediary or other financial institution party thereto will comply solely with instructions of the Collateral Agent directing the disposition of funds without further consent by the applicable Credit Party; provided, that Collateral Agent agrees not to issue a Notice of Control unless an Event of Default has occurred and is then continuing, and (ii) the bank, securities intermediary or other financial institution party thereto has no rights of setoff or recoupment or any other claim against the account subject thereto, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment; provided, further, that if a Notice of Control is issued, then, upon written waiver of the underlying Event of Default or if such Event of Default has been cured in accordance with the terms of this Agreement for no less than thirty (30) days, then, so long as no other Events of Default shall then exist, Collateral Agent shall rescind such Notice of Control. In the event Collateral Agent issues a Notice of Control under any Control Agreement, all Collections or other amounts subject to such Control Agreement shall be transferred as directed by the Collateral Agent and used to pay the Obligations in the manner set forth in Section 5.02(f).

SECTION 9.16    USA Patriot Act; Anti-Terrorism Laws.

(a)    Not directly, or knowingly, indirectly, use the proceeds of the Loans in violation of the USA Patriot Act or Sanctions.

(b)    Comply in all material respects with any Applicable Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), Anti-Money Laundering Laws, the USA Patriot Act, Sanctions; and

(c)    Not, to the knowledge of the Credit Party, allow Holdings, any Credit Party nor any Subsidiary and, to the knowledge of senior management of each Credit Party, none of the respective officers, directors, brokers or agents of any such Credit Party or such Subsidiary that is acting or benefitting in any capacity in connection with Loans or other extensions of credit hereunder, to engage in any unlawful dealings or transactions with:

(i)    a Prohibited Person or a Person owned, 50% or more, or controlled by, one or more Prohibited Persons; or

(ii)    a person who commits, threatens or conspires to commit or supports “terrorism” as designated by Executive Order No. 13224.

SECTION 9.17    Foreign Corrupt Practices Act; Sanctions.

(a)    (i) Not knowingly use the proceeds of the Loans in violation of Anti-Corruption Laws and (ii) comply with Anti-Corruption Laws in all material respects.

(b)    Maintain and enforce policies and procedures reasonably designed to promote compliance by Holdings, any Credit Party or any Subsidiary, and their respective directors, officers, employees, and agents with the Anti-Corruption Laws and applicable Sanctions.

(c)    Not pay, offer, promise to pay, or authorize the payment (nor permit any director, agent, employee or other person acting on behalf of Holdings, any Credit Party or any Subsidiary to pay, offer, promise to pay, or authorize such payment) of, and not knowingly permit the proceeds of the Loans, Letters of Credit or any other extension of credit hereunder to be directly or indirectly used (i) to pay, offer to pay, or promise to pay any money or anything of value to any Public Official for the purpose of influencing any act or decision of such Public Official or of such Public Official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any person, in each case in material violation of any applicable Anti-Corruption Laws, including but not limited to the Foreign Corrupt Practices Act 1977, or (ii) for the purpose of financing any activities or business of or with any Prohibited Person or in any Sanctioned Country to the extent that such activity would violate applicable Sanctions.

ARTICLE X

Negative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Termination Date:

SECTION 10.01    Limitation on Indebtedness. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a)    Indebtedness in respect of the Obligations (including Indebtedness under Specified Hedging Agreements and Bank Product Agreements, if any) and Indebtedness identified in Schedule 10.01 and any refinancing, extensions, renewals or replacements of such scheduled Indebtedness shall be permitted;

(b)    Indebtedness constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (1) in the ordinary course of business and consistent with the Borrowers’ historical practices and (2) funded not more than one hundred twenty (120) days in advance of the applicable transfer pricing and cost-sharing payment;

(c)    unsecured Indebtedness (i) incurred in the ordinary course of business of such Credit Party and its Subsidiaries in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Credit Party and (ii) in respect of bid, performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof; provided that, notwithstanding the foregoing, Indebtedness in respect of this clause (ii) may be secured to the extent permitted pursuant to
Section 10.02(e);

(d)    Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of such Credit Party and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) or to construct or improve any fixed or capital assets of any Credit Party and its Subsidiaries (provided, that such Indebtedness is incurred within ninety (90) days of the acquisition or completion of construction or improvement of such property) and (ii) Capitalized Lease Obligations; provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause (d) shall not at any time exceed (I) prior to a Pricing Grid Election, $15,000,000 or (II) on and after a Pricing Grid Election, the greater of (I) $15,000,000 and (II) 15% of Pro Forma Consolidated Adjusted EBITDA, and amendments, restatements, replacements, renewals, extensions and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof (except by accreted value plus an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such amendment, restatement, replacement, renewal, extension or refinancing);

(e)    Indebtedness: (i) of a Credit Party owing to any other Credit Party or of a Credit Party to a Subsidiary that is not a Credit Party, which Indebtedness, if owed by a Credit Party to a Subsidiary that is not a Credit Party, shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement; (ii) set forth on Schedule 10.05; or (iii) of a Subsidiary that is not a Credit Party to any Credit Party or Subsidiary thereof which Indebtedness (A) if owed to a Credit Party shall be evidenced by one or more promissory notes in form reasonably satisfactory to the Collateral Agent, duly executed and delivered in pledge to the Collateral Agent pursuant to the Security Documents, and shall not be forgiven or otherwise discharged except in accordance with Section 10.04(h), (B) if owed by a Credit Party shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement, and (C) if owed to a Credit Party, either (1) does not exceed the Non-Credit Party Debt Cap or (2) would otherwise have been permitted under Section 10.05 (other than Section 10.05(g)) as an Investment by such Credit Party in such Subsidiary; provided that any Indebtedness of Holdings pursuant to this clause (e) shall be permitted only to the extent it is permitted as Restricted Payment to Holdings under Section 10.06;

(f)    Indebtedness under bids performance or surety bonds or with respect to workers’ compensation claims and self-insurance obligations (in each case other than for or constituting an obligation for money borrowed), in each case, incurred in the ordinary course of business;

(g)    Guarantee Obligations in respect of Indebtedness otherwise permitted hereunder, provided that Guarantee Obligations provided by a Credit Party for Indebtedness of the type described in clause (o) below shall not exceed (I) prior to a Pricing Grid Election, $20,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $20,000,000 and (y) 20% of Pro Forma Consolidated Adjusted EBITDA; provided, further, that Investments made pursuant to Section 10.05(g) shall reduce such amount;

(h)    Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees (or their estates, spouses or former spouses) of any Credit Party or any Subsidiary thereof issued to purchase or redeem Capital Stock of Holdings permitted under Section 10.06;

(i)    Indebtedness arising as a result of the endorsement of instruments for deposit in the ordinary course of business;

(j)    Indebtedness incurred in the ordinary course of business (A) in connection with cash pooling arrangements, cash management and other similar arrangements consisting of netting agreements and overdraft protections to the extent not exceeding (I) prior to a Pricing Grid Election, $15,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $15,000,000 and (y) 15% of Pro Forma Consolidated Adjusted EBITDA in the aggregate at any time outstanding and (B) in connection with the use of purchasing cards or “P-cards”;

(k)    Indebtedness consisting of the financing of insurance premiums or take or pay obligations, in each case, in the ordinary course of business;

(l)    Indebtedness arising from agreements of a Borrower or its Subsidiaries providing for indemnification, contribution, adjustment of purchase price or similar obligations (including, without limitation, Earn-Outs), in each case incurred or assumed in connection with any Permitted Acquisition or IP Acquisition;

(m)    Indebtedness consisting of debt owing to a seller incurred in connection with a Permitted Acquisition or IP Acquisition to the extent that (i) such Indebtedness is subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (ii) the terms of such Indebtedness do not require the payment of any portion thereof in cash until a date that is no earlier than six months after the latest Maturity Date and any amendments, restatements, replacements, renewals, extensions and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof (except by accreted value plus an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such amendment, restatement, replacement, renewal, extension or refinancing);

(n)    Indebtedness representing any taxes, assessments or governmental charges to the extent (i) such taxes are being contested in good faith and adequate reserves have been provided therefor in accordance with GAAP and (ii) the payment thereof shall not at any time be required to be made in accordance with Section 9.04;

(o)    Indebtedness of a non-Credit Party, including any Foreign Subsidiary, so long as no Credit Party has guaranteed or is otherwise liable for the payment of such Indebtedness (except to the extent such Credit Party is permitted to guarantee or is otherwise liable for the payment of such Indebtedness pursuant to clause (g) above or (r) below, in which case, such Indebtedness shall be subject to the Non-Credit Party Debt Cap);

(p)    Indebtedness incurred or assumed in connection with any Permitted Acquisition, IP Acquisition or any other similar Investment permitted hereunder; provided, that (i) if such Indebtedness is assumed, such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition, IP Acquisition or any other similar Investment, (ii) (I) in the case of Indebtedness secured on a pari passu basis, (x)(A) prior to a Pricing Grid Election, the LQA Recurring Revenue Net Leverage Ratio does not exceed 2.25:1.00, and (B) on and after a Pricing Grid Election, the Consolidated Senior Secured Net Leverage Ratio does not exceed 6.50:1.00, (y)

if such Indebtedness is in the form of term loans incurred by the Credit Parties that are pari passu in right of payment and security with the Obligations, such Indebtedness shall be subject to a “most favored nation” pricing adjustment consistent with that described in Section 2.01(c)(v) as a result of the incurrence of such Indebtedness, and (z) to the extent such liens are on Collateral, the beneficiaries thereof (or an agent on their behalf) shall have entered into a customary intercreditor agreement reasonably acceptable to the Administrative Agent with the Administrative Agent, (II) in the case of Indebtedness secured on a junior lien basis, (A) prior to a Pricing Grid Election, the LQA Recurring Revenue Net Leverage Ratio does not exceed 2.25:1.00, and (B) on and after Pricing Grid Election, the Consolidated Senior Secured Net Leverage Ratio does not exceed 6.50:1.00 and (III) in the case of unsecured Indebtedness, (A) prior to a Pricing Grid Election, the LQA Recurring Revenue Net Leverage Ratio does not exceed 2.25:1.00, and (B) on and after a Pricing Grid Election, the Total Net Leverage Ratio does not exceed 7.00:1.00, (iii) any refinancing, extensions, renewals or replacements of such Indebtedness shall be permitted to the extent the principal amount of such Indebtedness is not increased (except by accreted value plus an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such amendment, restatement, replacement, renewal, extension or refinancing), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon; and (iv) the aggregate principal amount (exclusive of any interest paid in kind) of any Indebtedness incurred or assumed pursuant to this clause (p) by a Subsidiary that is not a Credit Party, together with the aggregate principal amount of (x) any Indebtedness incurred in reliance on clause (e)(iii) of this Section 10.01 and (y) Indebtedness that is recourse to a Credit Party of the type described in the parenthetical of clause (o) of this Section 10.01, shall not exceed (I) prior a Pricing Grid Election, $25,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $25,000,000 and (y) 25% of Pro Forma Consolidated Adjusted EBITDA in the aggregate at any one time outstanding (the “Non-Credit Party Debt Cap”);

(q)    [reserved];

(r)    other Indebtedness in an aggregate at any time outstanding not to exceed (I) prior to a Pricing Grid Election, $25,000,000 or (II) on and after a Pricing Grid Election, the greater of (i) $25,000,000 and (ii) 25% of Pro Forma Consolidated Adjusted EBITDA;

(s)    Indebtedness in respect of obligations owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or unemployment insurance and other social security laws or regulations and premiums related thereto, in each case, in the ordinary course of business;

(t)    Credit Agreement Refinancing Indebtedness;

(u)    Indebtedness constituting Hedging Obligations to the extent entered into in the ordinary course of business and not for speculative purposes; and

(v)    Indebtedness arising as a direct result of judgments against Holdings, any Borrower or any of their Subsidiaries, in each case to the extent not constituting an Event of Default;

(w)    Indebtedness expressly permitted by Section 10.06; and

(x)    Indebtedness of (i) any Securitization Subsidiary arising under any Qualified Securitization Financing or (ii) Holdings, any Borrower or any Subsidiary arising under any Receivables Facility, in an aggregate principal amount under this clause (x) not to exceed $15,000,000.

SECTION 10.02    Limitation on Liens. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Capital Stock), whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Liens”):

(a)    Liens securing payment of the Obligations or on any cash collateral accounts securing any Letters of Credit issued pursuant to this Agreement;

(b)    Liens identified in Schedule 10.02 and any Lien granted as a replacement or substitute therefor; provided, that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date plus any capitalized interest, fees and expenses thereon and (ii) does not encumber any property other than the property subject thereto on the Closing Date and any proceeds and products thereof;

(c)    Liens securing Indebtedness of the type permitted under Section 10.01(d); provided, that (i) such Lien is granted within ninety (90) days after such Indebtedness is incurred or such later date as the Administrative Agent may agree, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(d)    Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen, repairmen and landlords and other similar Liens, in each case, incurred in the ordinary course of business for amounts not yet overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(e)    Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on bid, surety, appeal or performance bonds;

(f)    judgment Liens which do not otherwise result in an Event of Default under Section 11.01(f) that (i) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books to the extent that such Liens are being diligently protested by appropriate means or (ii) have not been discharged within thirty (30) days after the filing thereof;

(g)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(h)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(i)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, Liens deemed to exist in connection with investments in repurchase agreements constituting Cash Equivalents and other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;

(j)    any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any such Credit Party or Subsidiary in the ordinary course of its business and covering only the assets so leased, or subleased;

(k)    licenses, sublicenses, leases or subleases with respect to any asset granted to any Persons in the ordinary course of business; provided, that the same do not materially and adversely affect the business of the Borrowers or their Subsidiaries or materially detract from the value of the assets of the Credit Parties or its Subsidiaries, taken as a whole, or secure any Indebtedness for borrowed money;

(l)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, utilities, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(m)    Liens which arise under Article 4 of the Uniform Commercial Code in any applicable jurisdictions on items in collection and documents and proceeds related thereto;

(n)    precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases, sales of receivables or consignments entered into by the Credit Parties or their Subsidiaries in the ordinary course of business;

(o)    Liens solely on assets of Foreign Subsidiaries to secure Indebtedness permitted under Section 10.01(o);

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(q)    Liens in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in any case not securing Indebtedness;

(r)    Liens attaching to cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of a Purchase that would reasonably be expected to result in a Permitted Acquisition that do not exceed, in the aggregate at any time outstanding, 1% of the Total Consideration for all such proposed Purchases then subject to letters of intent or purchase agreements;

(s)    Liens arising by virtue of deposits made in the ordinary course of business or on insurance policies and the proceeds thereof to secure liability for premiums to insurance carriers;

(t)    Liens consisting of contractual obligations of any Credit Party to consummate a Disposition that is permitted under Section 10.04 to the extent such Liens do not secure monetary obligations of the Credit Parties to applicable purchaser and escrow arrangements with respect to such Dispositions;

(u)    licenses and sublicenses of Intellectual Property granted in the ordinary course of business; provided that the same do not materially and adversely affect the business of the Borrowers or the Subsidiaries or materially detract from the value of the assets of the Borrowers or the Subsidiaries taken as a whole, or secure any Indebtedness for borrowed money;

(v)    Liens on property or assets of a Person (other than any Capital Stock of any Person) existing at the time such assets of such Person are acquired or such Person is merged into or consolidated with a Borrower or any of their respective Subsidiaries or becomes a Subsidiary of a Borrower or any Guarantor; provided, that such Lien was not created in contemplation of such acquisition, merger, consolidation or investment, and does not extend to any assets other than those acquired, merged or consolidated by the Credit Parties; provided, further, that any Indebtedness or other obligations secured by such Liens shall otherwise be permitted under Section 10.01(p);

(w)    Liens on cash collateral accounts securing liabilities in respect of credit card facilities or merchant accounts, commodities accounts or brokerage accounts in an aggregate amount not to exceed (I) prior to a Pricing Grid Election, $5,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $5,000,000 or (y) 5% of Pro Forma Consolidated Adjusted EBITDA at any one time outstanding;

(x)    Liens on escrow accounts in connection with Permitted Acquisitions, IP Acquisitions or Dispositions otherwise permitted hereunder to the extent such escrow arrangement is also permitted hereunder;

(y)    Liens on cash in favor of credit card processors in the ordinary course of business securing potential or actual overcharge obligations;

(z)    [Reserved];

(aa)    other Liens securing liabilities permitted under this Agreement in an aggregate amount not to exceed (I) prior to a Pricing Grid Election, $25,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $25,000,000 or (y) 25% of Pro Forma Consolidated Adjusted EBITDA at any one time outstanding;

(bb)    Liens on property of a Subsidiary of a Borrower that is not a Credit Party securing (x) Indebtedness of such Subsidiary that is not a Credit Party to the extent such Indebtedness is permitted to be incurred by Section 10.01 and (y) other obligations that do not constitute Indebtedness;

(cc)    with respect to all Real Property in which any Borrower or any Subsidiary owns less than a fee interest, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, so long as such Liens do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrowers and their Subsidiaries or (ii) materially impair the use by such Borrower or such Subsidiary of the Real Property subject thereto;

(dd)    Liens which may arise as a result of (i) municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority; provided, that (A) such codes or other restrictions are not violated in any material respect by existing improvements or the present use or occupancy of any Real Property, (B) such Liens do not individually or in the aggregate materially impair the value or marketability of such Real Property and (C) and such Liens do not individually or in the aggregate materially interfere with the ordinary conduct of the business of the Borrowers and their Subsidiaries at or otherwise with respect to such Real Property and (ii), or in the case of any Real Property subject to a Mortgage, encumbrances disclosed in the title policy issued to, and reasonably approved by, the Administrative Agent;

(ee)    Liens securing Indebtedness of the type permitted under Section 10.01(t); and

(ff)    Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility.

SECTION 10.03    Consolidation, Merger, etc. Other than mergers and other actions contemplated by the Transactions, Permitted Acquisitions or IP Acquisitions, each Credit Party will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof) (other than (i) any Disposition permitted by Section 10.04 and (ii) any Permitted Investment, in each case to the extent that if a Borrower is involved in such transaction, such Borrower survives such transaction, provided, that (a) any Credit Party, other than Holdings, or Subsidiary of any Credit Party may liquidate or dissolve voluntarily into, and may merge with and into, any Credit Party, other than Holdings, so long as, to the extent a Borrower is a party to such merger, such Borrower is the surviving entity, (b) any Guarantor, other than Holdings, may liquidate or dissolve voluntarily into, and may merge with and into any Credit Party, other than Holdings, (c) any Subsidiary of a Credit Party that is not a Credit Party may liquidate or dissolve voluntarily into, and may merge with and into any

Subsidiary that is not itself a Credit Party, (d) the assets or Capital Stock of any Credit Party, other than Holdings, or Subsidiary of any Credit Party may be purchased or otherwise acquired by any Credit Party, (e) the assets or Capital Stock of any Guarantor, other than Holdings, may be purchased or otherwise acquired by any Credit Party, (f) the assets or Capital Stock of any Subsidiary that is not a Credit Party may be purchased or otherwise acquired by any Credit Party or Subsidiary of a Credit Party, and (g) (x) any Subsidiary (other than a Borrower) may merge or consolidate with or into or dissolve or liquidate into a Borrower or any Guarantor other than Holdings as long as such Borrower or a Guarantor is the surviving person in such merger, consolidation, dissolution or liquidation; provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the Security Documents (to the extent required thereunder and under Section 9.13), as applicable and (y) any Subsidiary that is not a Guarantor may merge, consolidate, dissolve or liquidate with or into any other Subsidiary that is not a Guarantor.

SECTION 10.04    Permitted Dispositions. Each Credit Party will not, and will not permit any of its Subsidiaries, to make a Disposition, or enter into any agreement to make a Disposition not permitted under this Section 10.04 (unless such agreement is conditioned on the repayment in full of the Obligations and termination of this Agreement or receipt of consent by the applicable Lenders), of such Credit Party’s or such other Person’s assets (including Accounts Receivable and Capital Stock of Subsidiaries) to any Person in one transaction or a series of transactions unless such Disposition:

(a)    is in the ordinary course of its business and is of surplus, obsolete or worn out property or property no longer used or useful in its business;

(b)    is for fair market value (as determined by the Administrative Borrower in good faith) and the following conditions are met:

(i)    immediately prior to and immediately after giving effect to such Disposition, no Specified Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom;

(ii)    to the extent required by Section 5.02(a)(iii), the Borrowers have applied any Net Disposition Proceeds arising therefrom pursuant to Section 5.02(a)(iii); and

(iii)    no less than seventy-five percent (75%) of the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash or Cash Equivalents; provided, that the total amount of non-cash consideration deemed to be “cash” under this clause (iii) shall not exceed the greater of $15,000,000 and 15% of Pro Forma Consolidated Adjusted EBITDA at any time;

(c)    is a sale of inventory in the ordinary course of business or of immaterial assets;

(d)    is the leasing, as lessor, of real or personal property no longer used or useful in such Person’s business and otherwise in the ordinary course of business;

(e)    is a sale or disposition of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business in accordance with Section 5.02(a)(iii);

(f)    is otherwise permitted by Section 10.05;

(g)    is by (i) any Credit Party (other than Holdings) or Subsidiary thereof to any other Credit Party or Subsidiary, other than Holdings; provided, that the aggregate amount of assets that may be sold or otherwise disposed of by any Credit Party to any Subsidiary that is not a Credit Party (x) shall be for fair market value and (y) shall not exceed $7,500,000 in any fiscal year or $15,000,000 in the aggregate from and after the Closing Date; provided, further that (x) no Credit Party shall transfer any Intellectual Property that is material to the business of any Borrower and its Subsidiaries (“Material IP”) and (y) no Credit Party may become a non-Credit Party if such subsidiary owns any Material IP at the time of such designation, (ii) any Guarantor (other than Holdings) to any Credit Party, other than Holdings, (iii) any Subsidiary of a Credit Party (other than a Borrower) to any Credit Party, other than Holdings; provided, that any such sales or other dispositions shall be for fair market value or less than fair market value, or (iv) any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(h)    cancellations of any intercompany Indebtedness among the Credit Parties, other than a cancellation of any such Indebtedness owing by Holdings to a Borrower;

(i)    licensing of Intellectual Property to third Persons (including contributing source code to the public domain and licensing it pursuant to an open source software license), in each case in the ordinary course of business, or the sale, transfer, abandonment, allowance to lapse or other disposition of Intellectual Property that is, in the applicable Credit Party’s reasonable business judgment, either (i) no longer material to the business, (ii) no longer used or useful in its business or (iii) no longer economically practicable to maintain, in each case of clauses (i)-(iii), in the ordinary course of business;

(j)    the sale, lease, sub-lease, license, sub-license or consignment of personal property (other than Intellectual Property) of the Credit Parties or their Subsidiaries in the ordinary course of business and leases or subleases of real property permitted by clause (a) for which rentals are paid on a periodic basis over the term thereof;

(k)    the settlement or write-off of Accounts Receivable or sale, discount or compromise of overdue Accounts Receivable for collection (i) in the ordinary course of business consistent with past practice and (ii) with respect to Accounts Receivable acquired with a Permitted Acquisition or IP Acquisition, consistent with prudent business practice;

(l)    use or exchange of cash and Cash Equivalents in the ordinary course of business;

(m)    to the extent required by Applicable Law, the sale or other disposition of a nominal amount of Capital Stock in any Subsidiary in order to qualify members of the board of directors or equivalent governing body of such Subsidiary;

(n)    Dispositions constituting a taking by condemnation or eminent domain or transfer in lieu thereof, or a Disposition consisting of or subsequent to a total loss or constructive total loss or property, in each case, to the extent required by Section 5.02(a)(iv), the Borrowers have applied any Net Casualty Proceeds arising therefrom pursuant to Section 5.02(a)(iv);

(o)    sales of non-core assets acquired with a Permitted Acquisition or IP Acquisition which are not used or useful or are duplicative in the business, in each case, to the extent required by Section 5.02(a)(iii), the Borrowers have applied any Net Disposition Proceeds arising therefrom pursuant to Section 5.02(a)(iii);

(p)    unwinding of Hedging Agreements or cash management agreements in the ordinary course of business;

(q)    any grant of an option to purchase, lease or acquire property in the ordinary course of business, so long as such Disposition resulting from the exercise of such option would otherwise be permitted under this Section 10.04;

(r)    Dispositions related to mergers, consolidations and other transactions in compliance with Section 10.03;

(s)    Restricted Payments and other transactions expressly permitted by Section 10.06;

(t)    sale or Disposition of immaterial Capital Stock to qualified directors where required by applicable law or to satisfy other similar requirements of applicable law with respect to the ownership of Capital Stock;

(u)    surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business and consistent with past practice and in an amount which could not reasonably be expected to result in a Material Adverse Effect;

(v)    constitutes any part of (i) any Permitted Tax Reorganization or (ii) any Permitted IPO Reorganization;

(w)    Dispositions identified in Schedule 10.04;

(x)    Dispositions of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility permitted under Section 10.01(x);

(y)    any swap of assets in exchange for services or other assets of comparable or greater value of usefulness to the business or used in the business of the Credit Parties as a whole, as determined in good faith by the Administrative Borrower; provided that the value of all assets subject to Dispositions in reliance on this clause (y) shall not exceed (I) prior to a Pricing Grid Election, $15,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $15,000,000 and (y) 15% of Pro Forma Consolidated Adjusted EBITDA over the term of this Agreement;

(z)    Dispositions in an aggregate amount not to exceed the greater of (I) prior to a Pricing Grid Election, $20,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $20,000,000 and (y) 20% of Pro Forma Consolidated Adjusted EBITDA per fiscal year;

(aa)    Dispositions of non-Collateral in an amount not to exceed $20,000,000; and

(bb)    Dispositions constituting the Planned Business Disposition; provided that no less than seventy-five percent (75%) of the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash or Cash Equivalents; provided, further that the Net Disposition Proceeds of the Planned Business Disposition shall be subject to Section 5.02(a)(vi).

SECTION 10.05     Investments. Each Credit Party will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except (collectively, the “Permitted Investments”):

(a)    Investments in Subsidiaries existing on the Closing Date and other Investments identified in Schedule 10.05;

(b)    Investments in cash and Cash Equivalents;

(c)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)    Investments (x) by way of contributions to capital or purchases of Capital Stock by any Credit Party in any of its Subsidiaries that are Credit Parties or (y) by way of contributions to capital or purchases of Capital Stock by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;

(e)    Investments constituting (i) Accounts Receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)    Investments consisting of any non-cash consideration or deferred portion of the sales price received by any Credit Party, in each case, in connection with any Disposition permitted under Section 10.04;

(g)    intercompany loans permitted pursuant to Section 10.01(e);

(h)    Hedging Agreements permitted under Section 10.11;

(i)    the maintenance of deposit accounts in the ordinary course of business so long as the applicable provisions of Section 9.15 have been complied with in respect of such deposit accounts;

(j)    loans and advances to officers, directors, employees and consultants of any Credit Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate principal amount at any time not to exceed (I) prior to a Pricing Grid Election, $2,500,000 or (II) on and after a Pricing Grid Election, the greater of (x) $2,500,000 and (y) 2.5% of Pro Forma Consolidated Adjusted EBITDA, after giving effect to Section 10.06(e);

(k)    Permitted Acquisitions;

(l)    Investments resulting from the reinvestment of Net Disposition Proceeds or Net Casualty Proceeds as permitted under
Sections 5.02(a)(iii) or 5.02(a)(iv) ;

(m)    Guarantee Obligations permitted under Section 10.01;

(n)    loans and advances to Holdings or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in accordance with Section 10.06;

(o)    prepaid expenses or lease, utility, deposits with respect to operating leases and other similar deposits, in each case made in the ordinary course of business;

(p)    promissory notes or other obligations of officers or other employees of such Credit Party or such Subsidiary acquired in the ordinary course of business in connection with such officer’s or employee’s acquisition of Capital Stock in Holdings or any direct or indirect parent thereof, any Credit Party or such Subsidiary (to the extent such acquisition is permitted under this Agreement), so long as no cash is advanced by the Credit Parties or their Subsidiaries in connection with such Investment;

(q)    pledges and deposits permitted under Section 10.02 and endorsements for collection or deposit in the ordinary course of business to the extent permitted under Section 10.01;

(r)    Investments in Subsidiaries that are not Credit Parties (including Foreign Subsidiaries) not exceeding (I) prior to a Pricing Grid Election, $18,000,000 and (II) on and after a Pricing Grid Election, not to exceed the greater of (x) $18,000,000 and (y) 18% of Pro Forma Consolidated Adjusted EBITDA in the aggregate at any time outstanding, in each case plus the Available Amounts Basket; provided that (1) no Specified Event of Default has occurred and is continuing or would immediately thereafter result therefrom and (2) if such Investment is in the form of Indebtedness, such Investment shall be subject to the Non-Credit Party Debt Cap;

(s)    mergers, consolidations and other transactions permitted under Section 10.03;

(t)    Investments of any Person that becomes a Subsidiary after the Closing Date at the time such Person becomes a Subsidiary; provided, that (i) such Investments are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Investment exists at the time such Person is acquired, (iii) such Investments are not directly or indirectly recourse to any Credit Party or their assets, other than the person that becomes a Subsidiary and (iv) such Investments do not require any further transfers of cash or assets by such Person;

(u)    additional Investments by the Credit Parties and their Subsidiaries; provided that (i) no Specified Event of Default shall have occurred and be continuing or would immediately result therefrom (except that, if any such Investment is made in connection with a Limited Condition Acquisition, such Investment shall be subject to customary “Sungard” provisions), and (ii) the aggregate amount of such Investments (net of any returns on such Investment) shall not exceed the outstanding Available Amounts Basket then in effect at the time that such amount is specifically committed and used to finance such Investments;

(v)    Investments entered into at a time when no Event of Default is continuing or would immediately result from such Investments and consisting of the purchase of source code, Intellectual Property and other intangibles, whether or not representing a business line or all or substantially all of the business of a Person (including, but not limited to, the acquisition of the Capital Stock of such Person for the purpose of purchasing such source code, Intellectual Property and other intangibles of such Person) (each such purchase or acquisition, an “IP Acquisition” and collectively, “IP Acquisitions”); provided, that (x) if such Investments are made by one or more Credit Parties, either (x) the acquisition consideration for such Investments is paid through royalty payments that are entered into on an arm’s length basis, in the good faith business judgment of such Credit Party or (y) the Total Consideration (excluding any amount thereof funded with issuances of equity interests of Holdings or proceeds in respect thereof) paid for all such Investments for each fiscal year does not exceed (I) prior to a Pricing Grid Election, $15,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $15,000,000 and (y) 15% of Pro Forma Consolidated Adjusted EBITDA (as calculated for the four fiscal quarter period constituting the immediately prior fiscal year);

(w)    to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (A) in the ordinary course of business and consistent with Holdings’ and its Subsidiaries’ historical practices and (B) funded not more than one hundred twenty (120) days in advance of the applicable transfer pricing and cost-sharing payment;

(x)    repurchase, retirement or repayment of any Indebtedness to the extent not otherwise prohibited by this Agreement, including, without limitation, acquisitions of Term Loans pursuant to Section 13.06;

(y)    Investments acquired in connection with the settlement of delinquent accounts, disputes in the ordinary course of business or in connection with the bankruptcy, Insolvency Proceedings or reorganization of, or settlement of disputes with, as the case may be, suppliers, trade creditors, account debtors or customers, or upon the foreclosure, deed in lieu of foreclosure, or enforcement of any Lien in favor of a Credit Party or its Subsidiaries (including any Capital Stock or other securities held by the Credit Parties or their Subsidiaries which are acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Credit Party or its Subsidiaries or as security for such Indebtedness or claims, in each case, in the ordinary course of business);

(z)    (i) any Permitted Tax Reorganization and (ii) any Permitted IPO Reorganization;

(aa)    Investments funded with equity proceeds of Qualified Capital Stock that do not increase the Available Amounts Basket or capital contributions paid in respect of the Qualified Capital Stock of Holdings (or a direct or indirect parent company thereof) and contributed as Qualified Capital Stock to a Borrower which have not otherwise been applied for another purposes and that do not increase the Available Amounts Basket;

(bb)    Investments in joint ventures and other minority Investments in an amount not to exceed (I) prior to a Pricing Grid Election, $15,000,000 or (II) on and after a Pricing Grid Election, the greater of (x) $15,000,000 and (y) 15% of Pro Forma Consolidated Adjusted EBITDA;

(cc)    additional Investments by the Credit Parties and their Subsidiaries in an amount not to exceed (I) prior to a Pricing Grid Election, $30,000,000 and (II) on and after a Pricing Grid Election, the greater of (i) $30,000,000 and (ii) 30% of Pro Forma Consolidated Adjusted EBITDA, plus any amount which the Administrative Borrower may, from time to time, elect to be reallocated from the General RP Basket and the General RJDP Basket to the making of Investments under this clause (cc) (the “General Investments Basket”);

(dd)    (i) Investments in any Receivables Facility or any Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Capital Stock in such Securitization Subsidiary and (ii) distributions or payments of securitization fees and purchases of Securitization Assets or Receivables Assets pursuant to customary repurchase obligations in connection with a Qualified Securitization Financing or a Receivables Facility;

(ee)    on and after a Pricing Grid Election, unlimited additional Investments by the Credit Parties and their Subsidiaries; provided, that (A) on a Pro Forma Basis, as of the most recently ended Test Period, the Total Net Leverage Ratio does not exceed 6.00:1.00 and (B) no Specified Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom; and

(ff)    Investments made to effectuate the Transactions.

SECTION 10.06    Restricted Payments, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, to make any Restricted Payment, or make any deposit for any Restricted Payment, other than, in each case to the extent that such payment is not made using proceeds of equity received as a Cure Amount:

(a)    cash payments to Holdings (and Holdings may pay to any direct or indirect parent company) to be used, without duplication (i) for customary director indemnification payments to the directors of such Person, (ii) for reasonable and customary fees to outside directors of such Person, (iii) for financial, other reporting and similar customary administrative costs and expenses of such Person, (iv) to pay licensing (and similar) expenses, franchise taxes, and other fees, taxes and expenses required to maintain the legal existence of Holdings and/or such direct or indirect parent company, to the extent incurred in the ordinary course of business, (v) for operating, overhead, legal, accounting and other professional fees and expenses, (vi) to pay customary salary, bonus and other benefits on behalf of officers and employees of any parent entity and (vii) to pay fees related to any investment or offering of securities of Holdings (or any direct or indirect parent company) whether or not such investment or offering is consummated; provided, that in the case of clause (iv) and (v), cash payments to Holdings or such parent company shall be permitted only to the extent related to Holdings or such parent company’s ownership of the Borrowers and their Subsidiaries or Holdings and its Subsidiaries, as the case may be, and in order to permit Holdings or such parent company to make such payments, and, in the case of clause (iv), shall be shared ratably by any other Subsidiaries of Holdings or such parent company, as the case may be;

(b)    to permit Holdings (or any such direct or indirect parent company of Holdings) to pay, for any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes (a “Tax Group”) of which Holdings or any direct or indirect parent company of Holdings is the common parent, any consolidated, combined or similar Taxes of such Tax Group that are due and payable by Holdings or such direct or indirect parent company of Holdings for such taxable period, but only to the extent attributable to Holdings and/or its Subsidiaries; provided that (x) the amount of such Restricted Payments for any taxable period shall not exceed the amount of such Taxes that Holdings and its Subsidiaries would have paid if Holdings and its Subsidiaries were a stand-alone Tax Group and (y) the amount of such Restricted Payments in respect of an Excluded Subsidiary shall be permitted only to the extent that distributions were made by such Excluded Subsidiary to the Credit Parties for such purpose;

(c)    payments by any Subsidiary of any Credit Party to its direct parent (other than Holdings) so long as such parent is (i) a direct or indirect wholly-owned subsidiary of any Credit Party or (ii) a Borrower;

(d)    Restricted Payments by any Credit Party or any its Subsidiaries to pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock (other than Disqualified Capital Stock);

(e)    Restricted Payments to repurchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings or any direct or indirect parent thereof held by any employee, director, consultant or officer of any Credit Party or Subsidiary of any Credit Party pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement to the extent not exceeding (x) in the aggregate per fiscal year, the greater of (i) $15,000,000 and (ii) 15% of Pro Forma Consolidated Adjusted EBITDA and (y) in the aggregate during the term of this Agreement, the greater of (i) $50,000,000 and (ii) 50% of Pro Forma Consolidated Adjusted EBITDA (plus (x) any amounts funded with issuances of Capital Stock of Holdings or proceeds in respect thereof used to repurchase such Capital Stock, (y) amounts solely in the form of forgiveness of Indebtedness of such Persons owing to Holdings or any Credit Party on account of redemptions or repurchases of the Capital Stock of Holdings held by such Persons and (z) the net cash proceeds of any “key-man” life insurance policies that have not been used to make repurchases, redemptions or payments under this clause (z)) and (ii) both before and after giving effect to any such payment, no Event of Default exists or would immediately thereafter occur as a result thereof; provided, that any amount of the aforementioned basket in this clause (e) not used in any fiscal year may be carried forward for up to two subsequent fiscal years, and in any such subsequent fiscal years, amounts utilized will be applied to amounts carried forward, before being applied to the amount otherwise permitted for such fiscal year; provided further, that any Restricted Payments using the aforementioned basket shall not exceed $10,000,000 in the aggregate prior to a Pricing Grid Election.

(f)    if Sponsor and/or its Controlled Affiliates shall have made a direct or indirect cash equity contribution to a Borrower to fund any Investment permitted hereunder and such Investment is not made within ten (10) Business Days after receipt of such equity contributions, such Borrower may directly or indirectly return such equity contributions to such Persons in cash, either directly or indirectly, by distribution to Holdings for redistribution to any direct or indirect parent company to effect such return of contributions so long as such return is completed within thirty (30) days after receipt of such equity contributions;

(g)    payments of Indebtedness of the type described in Section 10.01(l) to the extent made in conformity with the terms of
Section 10.01(l);

(h)    Restricted Payments in connection with the Transactions;

(i)    so long as (I) prior to a Pricing Grid Election, no Event of Default exists or (II) on and after a Pricing Grid Election, no Specified Event of Default or Financial Performance Covenant Event of Default exists, Restricted Payments utilizing the Available Amounts Basket;

(j)    upon receipt by Holdings or any of its Subsidiaries of (x) any purchase price adjustment and/or (y) any Net Disposition Proceeds received with respect to a Disposition permitted pursuant to Section 10.04(o) hereof, Holdings or such Subsidiary may, to the extent on a Pro Forma Basis immediately after giving effect to such distribution, the Credit Parties are in compliance with the then applicable Financial Performance Covenant(s) for the most recently ended fiscal quarter for which financial statements have been provided to the Administrative Agent, make distributions in cash to its direct or indirect equity holders in an amount not to exceed (i) the amount of such purchase price adjustment or Net Disposition Proceeds received, times (ii) the Equity Funded Percentage for such Permitted Acquisition or such IP Acquisition, as applicable;

(k)    Holdings may pay cash in lieu of fractional equity interests in connection with any dividend, split or combination thereof, any Permitted Acquisition, Investment or any IP Acquisition;

(l)    (x) the Borrowers may make distributions, directly or indirectly, to Holdings or any direct or indirect parent thereof to enable the applicable entity to pay fees and expenses in connection with a Qualifying IPO (whether or not successful) and (y) upon a Qualifying IPO, the Borrowers may directly or indirectly pay cash Restricted Payments to Holdings to permit Holdings or any direct or indirect parent thereof to make, and Holdings or any direct or indirect parent thereof may make, cash Restricted Payments to its equity holders in an aggregate amount not exceeding the sum of (i) 6.0 % per annum of the Net Cash Proceeds received by any Borrower from such Qualifying IPO and (ii) an aggregate amount per annum not to exceed 5.0% of Market Capitalization;

(m)    payment of Permitted Management Payments;

(n)    so long as (I) prior to a Pricing Grid Election, no Specified Event of Default or Financial Performance Covenant Event of Default exists or (II) on and after a Pricing Grid

Election, no Specified Event of Default exists, Restricted Payments in cash by the Credit Parties and their Subsidiaries not to exceed (I) prior to a Pricing Grid Election, $15,000,000 or (II) on and after a Pricing Grid Election, the greater of (i) $15,000,000 and (ii) 15% of Pro Forma Consolidated Adjusted EBITDA, in each case minus any amount the Administrative Borrower may, from time to time, elect to reallocate from this clause (n) (the “General RP Basket”) to the General Investments Basket;

(o)    Restricted Payments constituting any part of (i) any Permitted Tax Reorganization and (ii) any Permitted IPO Reorganization Transaction;

(p)    distributions or payments of securitization fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to customary repurchase obligations, in each case in connection with a Qualified Securitization Financing or a Receivables Facility permitted under Section 10.01(x); and

(q)    on and after a Pricing Grid Election, unlimited additional Restricted Payments by the Credit Parties and their Subsidiaries; provided, that (A) on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Total Net Leverage Ratio does not exceed 5.50:1.00 and (B) no Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom;

(r)    Restricted Payments funded with equity proceeds of Qualified Capital Stock that do not increase the Available Amounts Basket or capital contributions paid in respect of the Qualified Capital Stock of Holdings (or a direct or indirect parent company thereof) and contributed as Qualified Capital Stock to a Borrower which have not otherwise been applied for another purposes and that do not increase the Available Amounts Basket; and

(s)    Restricted Payments with respect to options and restricted stock units of the Target that were issued and unvested on the Closing Date in line with the options and restricted stock units vesting schedule provided to the Administrative Agent on March 12, 2020 unless otherwise agreed by the Administrative Agent; provided that such Restricted Payments shall be reduced by all cash and Cash Equivalents no longer required to be paid due to the retirement of such restricted stock units or other events as described in the governing documents thereof that would reduce such payment, in each case in respect of any such restricted stock units or similar instruments on or after the Closing Date.

SECTION 10.07    Modification of Certain Agreements. Each Credit Party will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (a) any of the Transaction Documents, the Management Agreement or Organization Documents, in each case, other than any amendment, supplement, waiver or modification or forbearance that could not reasonably be expected to be materially adverse to the interests of the Secured Parties; provided, however, that no amendment or modification increasing the amount of management fees payable under the Management Agreement may be made without the consent of the Required Lenders, (b) any document, agreement or instrument evidencing or governing any senior unsecured Indebtedness, in each case, other than any amendment, supplement, waiver or modification or forbearance that could not reasonably be expected to be materially adverse to the interests of the Secured Parties, or (c) any document, agreement or instrument evidencing or governing any Junior Indebtedness, any Permitted Junior Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Subordinated Unsecured Indebtedness or any other Indebtedness that has been subordinated to the Obligations in right of payment or any Liens that have been subordinated in priority to the Liens of Agent unless such amendment, supplement, waiver or other modification is permitted under the terms of the intercreditor agreement or subordination agreement applicable thereto.

SECTION 10.08    Sale and Leaseback. Other than as permitted under Section 10.01(d), each Credit Party will not, and will not permit any of its Subsidiaries, directly or indirectly, to enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 10.09    Transactions with Affiliates. Each Credit Party will not, and will not permit any of its Subsidiaries, to enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate except (it being understood and agreed that the provisions of this Section 10.09 do not supersede the other provisions of this Agreement) (a) on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (b) any transaction expressly permitted under this Agreement and the other Credit Documents, (c) customary fees to, and indemnifications of, non-officer directors (other than employees of Sponsor or its Affiliates which are not Credit Parties) of the Credit Parties and their respective Subsidiaries, (d) the payment of compensation and indemnification arrangements and benefit plans for officers and employees of the Credit Parties and their respective Subsidiaries in the ordinary course of business; provided, that all such amounts payable to officers and employees that are also officers and employees of Sponsor or its Controlled Affiliates shall be reasonable and customary, (e) transactions under the Credit Documents with Sponsor Affiliated Lenders, (f) transactions solely among Credit Parties, (g) transactions necessary to exercise the Cure Right, (h) transactions solely among Subsidiaries that are not Credit Parties, (i) transactions contemplated by the Management Agreement, (j) transactions identified on Schedule 10.09, (k) any customary transaction with a Subsidiary effected as part of a Qualified Securitization Financing or Receivables Facility, and (l) transactions and activities necessary or advisable to effectuate the Transactions, a Permitted Tax Reorganization or a Permitted IPO Reorganization.

SECTION 10.10    Restrictive Agreements, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, to enter into any agreement (other than a Credit Document) prohibiting:

(a)    the creation or assumption of any Lien (other than Permitted Liens) upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)    the ability of such Person to make any payments, directly or indirectly, to any Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above (which do not prohibit the Credit Parties from complying with or performing the terms of this Agreement and the other Credit Documents) which are contained in any agreement, (i) governing any Indebtedness permitted by Section 10.01(d) solely with respect to assets financed with the proceeds of such Indebtedness, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Credit Party or any of their respective Subsidiaries entered into in the ordinary course of business, (iii) for the assignment of any contract entered into by any Credit Party or any of their respective Subsidiaries in the ordinary course of business, (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement, (v) customary restrictions in leases, subleases, licenses and sublicenses (including licenses and sublicenses of Intellectual Property), (vi) any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of a Borrower and (vii) customary restrictions in joint venture agreements or other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture; provided, that the foregoing shall not apply to contracts which impose limitations on any Foreign Subsidiary or joint venture that is not a Credit Party by the terms of any Indebtedness of such Foreign Subsidiary or joint venture that is not a Credit Party permitted to be incurred hereunder if such limitations apply only to the assets or property of such Foreign Subsidiary or joint venture that is not a Credit Party.

SECTION 10.11    Hedging Agreements. Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Specified Hedging Agreements entered into to hedge or mitigate risks to which such Credit Party or such Subsidiary has actual exposure (other than those in respect of Capital Stock), including risks related to fluctuations in currency exchange rates, (b) Specified Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party or such Subsidiary and (c) other Hedging Agreements entered into in the ordinary course of business and not for speculative purposes.

SECTION 10.12    Changes in Business. Each Credit Party will not, and will not permit any of its Subsidiaries to engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the Closing Date or any business reasonably related, complementary, corollary, ancillary, synergistic or incidental thereto or reasonable extensions thereof. Without limiting the foregoing, Holdings shall not engage in any business activity other than performing its obligations under the Credit Documents, owning the Capital Stock of the Borrowers (as applicable), maintaining its corporate existence, participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Credit Parties, making of Restricted Payments permitted hereunder, making capital contributions, taking actions in furtherance of and consummating a Qualifying IPO and fulfilling all initial and ongoing obligations related thereto, in each case together with activities incidental to the businesses and activities described above and otherwise directly related thereto.

SECTION 10.13    Financial Covenants.

(a)    LQA Recurring Revenue Net Leverage Ratio. The Credit Parties will not permit the LQA Recurring Revenue Net Leverage Ratio, on a Pro Forma Basis, as of the last day of each Test Period set forth below, to be greater than the ratio set forth below opposite such measurement date, provided that the covenant contained in this Section 10.13(a) shall not apply after a Pricing Grid Election has occurred

Test Period Quarter Ending	LQA Recurring Revenue Net Leverage Ratio
June 30, 2020	3.30:1.00
September 30, 2020	3.15:1.00
December 31, 2020	3.15:1.00
March 31, 2021	3.15:1.00
June 30, 2021	3.15:1.00
September 30, 2021	2.95:1.00
December 31, 2021	2.90:1.00
March 31, 2022	2.85:1.00
June 30, 2022	2.80:1.00

(b)    Minimum Liquidity. The Credit Parties will not permit Liquidity, on a Pro Forma Basis, as of the last day of each Test Period, to be less than $20,000,000, provided that the covenant contained in this Section 10.13(b) shall not apply after a Pricing Grid Election has occurred.

(c)    Total Net Leverage Ratio. The Credit Parties will not permit the Total Net Leverage Ratio, on a Pro Forma Basis, as of the last day of each Test Period set forth below, to be greater than the ratio set forth below opposite such measurement date, provided that the covenant contained in this Section 10.13(c) shall not apply unless a Pricing Grid Election has occurred:

Test Period Quarter Ending*	Total Net Leverage Ratio
June 30, 2021	10.00:1.00
September 30, 2021	9.75:1.00
December 31, 2021	9.50:1.00
March 31, 2022	9.15:1.00
June 30, 2022	8.85:1.00
September 30, 2022**	8.50:1.00
December 31, 2022	8.25:1.00
March 31, 2023	8.00:1.00
June 30, 2023	7.75:1.00
September 30, 2023	7.50:1.00
December 31, 2023	7.25:1.00
March 31, 2024	7.25:1.00
June 30, 2024	7.00:1.00
September 30, 2024	6.75:1.00
December 31, 2024 and thereafter	6.50:1.00

*	Earlier of Pricing Grid Election and the Mandatory Conversion Date
**	Mandatory Conversion Date

SECTION 10.14    Issuance or Repurchase of Capital Stock. Each Credit Party will not, and will not permit any of its Subsidiaries to, (a) issue any Capital Stock (whether for value or otherwise) to any Person other than (i) in the case of any Credit Party (other than the Borrowers), to any other Credit Party, (ii) in the case of any Domestic Subsidiary, U.S. Foreign Holdco or Direct Foreign Subsidiary, to any wholly-owned Domestic Subsidiary, (iii) in the case of any Foreign Subsidiary which is not a Direct Foreign Subsidiary, to any Credit Party or another wholly-owned Subsidiary of any Credit Party, and (iv) in the case of Borrowers, to Holdings or (b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Stock of any Credit Party or Subsidiary of any Credit Party, or any option, warrant or other right to acquire any such Capital Stock; provided, however, notwithstanding anything herein to the contrary, Holdings may issue Capital Stock to its equityholders or any other Person so long as such Capital Stock is Qualified Capital Stock or is not otherwise prohibited by this Agreement and does not result in a Change of Control.

SECTION 10.15    Restricted Junior Debt Payments. Each Credit Party will not, and will not permit any of its subsidiaries to, make any Restricted Junior Debt Payment, or make any deposit for any Restricted Junior Debt Payment, other than, in each case to the extent that such payment is not made using proceeds of equity received as a Cure Amount:

(a)    regularly scheduled or required repayments, redemptions, prepayments, repayments or any other settlements of Indebtedness listed on Schedule 10.01;

(b)    Restricted Junior Debt Payments in cash utilizing the Available Amounts Basket;

(c)    any prepayment of Indebtedness owing to Holdings, any Borrower or any Subsidiary of the Borrowers permitted hereunder;

(d)    [reserved];

(e)    any prepayment, redemption, purchase, defeasance, cancellation or other satisfaction of Indebtedness made with the proceeds of Credit Agreement Refinancing Indebtedness,

(f)    so long as (I) prior to a Pricing Grid Election, no Specified Default or Financial Performance Covenant Event of Default is continuing or (II) after a Pricing Grid Election, no Specified Default is continuing, making any prepayment, redemption, purchases, defeasance or other satisfaction of Indebtedness in an amount not to exceed (I) prior to a Pricing Grid Election, $15,000,000 and (II) on and after a Pricing Grid Election, the greater of $15,000,000 and 15% of Pro Forma Consolidated Adjusted EBITDA minus any amount the Administrative Borrower may, from time to time, elect to reallocate from this clause (g) (the “General RJDP Basket”) to the General Investments Basket,

(g)    any prepayment, redemption, purchase, defeasance, cancellation or other satisfaction of any Indebtedness to the extent cashless and made in the form of (A) substitute Permitted Junior Refinancing Debt or Permitted Unsecured Refinancing Debt of such Indebtedness or (B) unless such Indebtedness is owed to a Credit Party by a Subsidiary that is not a Credit Party, forgiveness of such Indebtedness,

(h)    on and after a Pricing Grid Election, unlimited additional Restricted Junior Debt Payments in cash by the Credit Parties and their Subsidiaries; provided, that (A) on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Total Net Leverage Ratio does not exceed 5.50:1.00 and (B) no Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom,

(i)    the prepayment of any Credit Agreement Refinancing Indebtedness thereof with Declined Proceeds to the extent not prohibited by the intercreditor agreement applicable to such Credit Agreement Refinancing Indebtedness; or

(j)    any AHYDO prepayment in connection with any unsecured Indebtedness permitted under Section 10.01.

ARTICLE XI

Events of Default

SECTION 11.01    Listing of Events of Default. Each of the following events or occurrences described in this Section 11.01 shall constitute an “Event of Default”:

(a)    Non-Payment of Obligations. Any Borrower shall default in the payment of:

(i)    any principal of any Loan or any Unpaid Drawing (other than failure to pay an Unpaid Drawing that is subsequently financed by a Revolving Credit Loan in accordance with Section 3.04, or any deposit of cash for collateral purposes pursuant to Section 3.04), in each case when such amount is due; or

(ii)    any interest on any Loan or any Unpaid Drawing, and, in either case, such default shall continue unremedied for a period of five (5) Business Days after such amount is due; or

(iii)    any fee described in Article IV or any other monetary Obligation (other than Obligations under Specified Hedging Agreements or Bank Product Obligations), and such default shall continue unremedied for a period of five (5) Business Days after such amount is due.

(b)    Breach of Warranty. Any representation or warranty of any Credit Party made or deemed to be made in any Credit Document (including any certificates delivered pursuant to Article VI) which, by its terms, is subject to a materiality qualifier, is or shall be incorrect in any respect when made or deemed to have been made or any other representation or warranty of any Credit Party made or deemed to be made in any Credit Document (including any certificates delivered pursuant to Article VI) is or shall be incorrect in any material respect when made or deemed to have been made, and such default shall continue unremedied for a period of thirty (30) days after receipt by the Administrative Borrower of notice of such default from the Administrative Agent.

(c)    Non-Performance of Certain Covenants and Obligations. Any Credit Party shall default in the due performance or observance of any of its obligations under (i) Section 9.01(f)(i), Section 9.05(a), Section 9.05(b) (solely with respect to such Credit Party’s maintenance of good standing in its jurisdiction of organization) or (subject to the provisions of Section 11.03 and after giving effect to the time periods set forth therein) Article X or (ii) Section 9.01(a), Section 9.01(b), Section 9.01(c), Section 9.01(d), Section 9.01(e), Section 9.02 (other than to the limited extent such Section requires books and records to be kept in accordance with GAAP which shall instead be subject to Section 11.01(d)), Section 9.03, Section 9.10, Section 9.11, Section 9.12, Section 9.15 or the Fee Letters (except for those provisions subject to Section 11.01(a)(iii)) and in the case of this clause (ii), such default shall continue unremedied for a period of fifteen (15) days after any Credit Party shall first have knowledge thereof.

(d)    Non-Performance of Other Covenants and Obligations. (i) Any Credit Party shall default in the due performance or observance of its obligations under any covenant applicable to it under the Security Pledge Agreement and such default shall continue unremedied for a period of thirty (30) days after receipt by the Administrative Borrower of notice of such default from the Administrative Agent or (ii) any Credit Party shall default in the due performance and observance of any obligation contained in any Credit Document executed by it (other than as specified in Sections 11.01(a), 11.01(b) or 11.01(c)), and such default shall continue unremedied for a period of thirty (30) days after receipt by the Administrative Borrower of notice of such default from the Administrative Agent.

(e)    Default on Other Indebtedness. (i) a default shall occur in the payment of any amount when due (subject to any applicable grace or cure period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than the Obligations and Hedging Agreements) of any Credit Party or Subsidiary of any Credit Party having a principal or stated amount, individually or in the aggregate, in excess of the greater of (i) $15,000,000 and (ii) 15% of Pro Forma Consolidated Adjusted EBITDA, or a default shall occur in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become immediately due and payable, (ii) a default shall occur (after expiration of any available grace or cure periods) in the performance or observance of any obligation or condition with respect to any Indebtedness which has been subordinated (whether as to payment or Lien priority) to the Obligations or Agent’s Liens having a principal or stated amount, individually or in the aggregate, in excess of the greater of (i) $15,000,000 and (ii) 15% of Pro Forma Consolidated Adjusted EBITDA or any such Indebtedness shall be required to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity, (iii) any Indebtedness of any Credit Party or Subsidiary of any Credit Party having a principal or stated amount, individually or in the aggregate, in excess of the greater of (i) $15,000,000 and (ii) 15% of Pro Forma Consolidated Adjusted EBITDA (other than the Obligations and Hedging Agreements or in connection with a

Disposition permitted hereunder) shall otherwise be required to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity, or (iv) there occurs under any Hedging Agreement an “early termination date” or similarly defined event (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which any Borrower or any of their Subsidiaries is the “defaulting party” or similarly defined person (as defined in the Hedging Agreement) or (B) any “termination event” or similarly defined event (as defined in the Hedging Agreement) under such Hedging Agreement as to which any Borrower or any of their Subsidiaries is an “affected party” or similarly defined person (as defined in the Hedging Agreement) and, in either event, the Swap Termination Value owed by the Credit Parties or such Subsidiary as a result thereof is greater than the greater of the greater of (i) $15,000,000 and (ii) 15% of Pro Forma Consolidated Adjusted EBITDA.

(f)    Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of the greater of (i) $15,000,000 and (ii) 15% of Pro Forma Consolidated Adjusted EBITDA (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has been notified of the potential claim and does not dispute coverage or indemnity) shall be rendered against any Credit Party or any of their respective Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(g)    Plans. The occurrence of one or more of the events described in Section 8.11 hereof (determined without regard to any of the materiality qualifiers or dollar thresholds contained in Section 8.11 hereof), which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(h)    Bankruptcy, Insolvency, etc. Any Credit Party or any of their respective Subsidiaries (other than any Immaterial Subsidiary) shall:

(i)    generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(ii)    apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such Person, or make a general assignment for the benefit of creditors;

(iii)    in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within forty-five (45) days; provided, that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 45-day period to preserve, protect and defend their rights under the Credit Documents;

(iv)    permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person, or shall result in the entry of an order for relief or shall remain for forty-five (45) days undismissed; provided, that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 45-day period to preserve, protect and defend their rights under the Credit Documents; or

(v)    take any action authorizing any of the foregoing.

(i)    Impairment of Security, etc. Any Credit Document or any Lien covering a material portion of the Collateral or guarantee granted thereunder shall (except in accordance with its terms or as a result of acts or a failure to act by any Agent where the Credit Parties are, if requested by an Agent, cooperating with the Agents in remediating such event), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Credit Party party thereto, or any Credit Party or any other Affiliate of a Credit Party shall, directly or indirectly, contest or limit in any manner such effectiveness, validity, binding nature or enforceability (other than as a result of the discharge of such Credit Party in accordance with the terms of the Credit Documents); or, except as permitted under any Credit Document or as a result of acts or a failure to act by any Agent where the Credit Parties are, if requested by an Agent, cooperating with the Agents in remediating such event, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected Lien.

(j)    Change of Control. Any Change of Control shall occur.

SECTION 11.02    Remedies Upon Event of Default.

(a)    If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Collateral Agent may, and upon the direction of the Required Lenders shall, by notice to the Administrative Borrower (i) terminate or reduce the Revolving Credit Commitment or (ii) declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Unpaid Drawings) to be due and payable and the Revolving Credit Commitments and the Incremental Term Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Revolving Credit Commitments and the Incremental Term Loan Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letters of Credit Outstanding. The Lenders and the Collateral Agent shall have all other rights and remedies available at law or in equity or pursuant to any Credit Documents.

(b)    If, pursuant to Section 11.02(a)(ii), the Required Lenders declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Unpaid Drawings) to be due and payable, the Required Lenders may (if not theretofore declared due and payable) declare all or any portion of the outstanding Revolving Credit Loans immediately due and payable, and the Revolving Credit Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Revolving Credit Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letters of Credit Outstanding.

SECTION 11.03    Equity Cure Right.

(a)    Notwithstanding anything to the contrary contained in this Agreement, in the event that the Borrowers fail to comply with any Financial Performance Covenant under Section 10.13 for any Test Period (such period being a “Covenant Failure Period”), the Borrowers may cure such failure as provided in this Section 11.03 (the “Cure Right”). The Cure Right shall be deemed to have been validly exercised, and no Default or Event of Default shall be deemed to have existed, so long as (i) the Administrative Borrower has issued a written notice to the Administrative Agent within ten (10) Business Days after the date on which a Compliance Certificate is required to be delivered pursuant to Section 9.01(d) for the Covenant Failure Period, (ii) during the Covenant Failure Period or thereafter but no later than fifteen (15) Business Days after the date on which a Compliance Certificate is required to be delivered pursuant to Section 9.01(d) for the Covenant Failure Period, the Administrative Agent has received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that, during or after the Covenant Failure Period, the Borrowers have received a cash equity contribution in an amount equal to the amount by which Pro Forma Consolidated Adjusted EBITDA for the Covenant Failure Period would need to be increased so as to result in the Borrowers being in compliance with the then applicable Financial Performance Covenant(s) for such period (a “Cure Amount”), (iii) the Cure Right has not been exercised on more than five (5) separate prior occasions, (iv) in any four (4) fiscal quarter period, there shall be no more than two (2) consecutive fiscal quarters during which the Cure Right has been exercised and (v) the Cure Amount shall be used to prepay the Loans in accordance with Section 5.02(a)(v).

(b)    Upon the valid exercise of the Cure Right, solely for purposes of calculating the Financial Performance Covenants (i) the Pro Forma Consolidated Adjusted EBITDA for the Covenant Failure Period shall be increased by the Cure Amount with respect thereto and no Default or Event of Default shall be deemed to have occurred due to the failure of the Borrowers to comply with the then applicable Financial Performance Covenant(s) for such Covenant Failure Period and (ii) any subsequent calculation of Pro Forma Consolidated Adjusted EBITDA that includes a Covenant Failure Period shall include the Cure Amount received with respect thereto. Without limiting the foregoing, no Cure Amounts shall be included in Pro Forma Consolidated Adjusted EBITDA when calculated for purposes of determining the Applicable Margin, determining the Borrowers’ compliance with any numerical thresholds set forth in any covenant in this Agreement, determining the availability of any Loan, compliance with any provision of this Agreement or for any other purpose whatsoever.

(c)    For the avoidance of doubt, notwithstanding anything to the contrary herein, no Default or Event of Default shall be deemed to exist from the end of the applicable fiscal quarter until the tenth (10th) Business Day after the most recently ended Test Period, and, to the extent a notice of the intent to exercise a Cure Right is delivered as specified above, no Default or Event of Default shall be deemed to exist from the end of the applicable fiscal quarter until the fifteenth (15th) Business Day after the most recently ended Test Period (and pending receipt of such Cure Amount, no Agent nor any Lender (i) shall exercise any rights or remedies against the Credit

Parties or any of the Collateral or (ii) shall be required to make any Credit Extension to any Credit Party), in each case, solely as the result of the Event of Default arising from the breach of the Financial Performance Covenant that is being cured by the Cure Amount.

(d)    For the purposes of determining compliance with any Financial Performance Covenant under Section 10.13 for any Covenant Failure Period, there shall be no Pro Forma reduction in Indebtedness with the proceeds of any Cure Amount for such period.

ARTICLE XII

The Agents

SECTION 12.01    Appointment. Each Lender (and, if applicable, each other Secured Party) hereby appoints Golub as its Collateral Agent under and for purposes of each Credit Document, and hereby authorizes the Collateral Agent to act on behalf of such Lender (or if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Collateral Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby appoints Golub as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent.

SECTION 12.02    Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 12.03    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or any Specified Hedging Agreement or any Bank Product Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Credit Document or any Specified Hedging Agreement or any Bank Product Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or any Specified Hedging Agreement or any Bank Product Agreement or for any failure of any Credit Party or other Person to perform its obligations hereunder or thereunder. None of the Agents shall be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or other similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law or other similar law. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document or any Specified Hedging Agreement or any Bank Product Agreement, or to inspect the properties, books or records of any Credit Party.

SECTION 12.04    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. As to any matters not clearly and expressly provided for by the Credit Documents, each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

SECTION 12.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent has received notice from a Lender or the Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Collateral Agent has received notice from a Lender or the Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the other Agent and the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until each Agent shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as such Agent shall deem advisable in the best interests of the Secured Parties.

SECTION 12.06    Non Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement, any other Credit Document, any Specified Hedging Agreement or any Bank Product Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents or any Specified Hedging Agreement or any Bank Product Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 12.07    Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 12.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the

Commitments, this Agreement, any of the other Credit Documents, any Specified Hedging Agreement, any Bank Product Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 12.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 12.08    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

SECTION 12.09    Successor Agents. Either Agent may resign as Agent upon twenty (20) days’ notice to the Lenders, such other Agent and the Administrative Borrower. If either Agent shall resign as such Agent in its applicable capacity under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Administrative Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such Agent in its applicable capacity, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as such Agent in its applicable capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

SECTION 12.10    Agents Generally.

(a)    Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

(b)    Nothing in this Agreement, expressed or implied, shall be construed to impose any obligations or liability upon any Lead Arranger in such capacity.

SECTION 12.11    Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Collateral Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any of their respective Subsidiaries or any deposit accounts of any Credit Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)    Subject to Section 13.09 and except in connection with any Extension Offer pursuant to Section 2.16, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agents pursuant to the terms of this Agreement, or (ii) payments from the Agents in excess of such Lender’s pro rata share of all such distributions by Agents, such Lender promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 12.12    Agency for Perfection. Collateral Agent hereby appoints each other Secured Party as its agent (and each Secured Party hereby accepts such appointment) for the purpose of perfecting the Collateral Agent’s Liens in assets which, in accordance with Article VIII or Article IX, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

SECTION 12.13    Lead Arrangers. Anything herein to the contrary notwithstanding, the Lead Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, if applicable, as an Agent or a Lender hereunder.

SECTION 12.14    Withholding. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.04, each

Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.14. The agreements in this Section 12.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.14, the term “Lender” includes the Letter of Credit Issuer.

ARTICLE XIII

Miscellaneous

SECTION 13.01    Amendments and Waivers.

(a)    Subject to Section 13.01(c) below, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.01. The Administrative Agent and the Required Lenders may, or, with the consent of the Required Lenders, the Collateral Agent or Administrative Agent, as applicable, may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agents, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, that, in lieu of the foregoing requirement, no such waiver, amendment, supplement or modification shall directly:

(i)    (A) reduce or forgive any portion of any Loan or extend the final expiration date of any Lender’s Commitment or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that any change to the definition of Total Net Leverage Ratio, or in the component definitions thereof shall not constitute a reduction in the stated interest rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.08(c)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans or mandatory reduction of Revolving Credit Commitments (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or (C) reduce or extend the date for payment of any Unpaid Drawings, or (D) extend the final expiration date of any Letter of Credit beyond the applicable Maturity Date unless such Letter of Credit is Cash Collateralized or backstopped in a manner reasonably acceptable to the Letter of Credit Issuer and the Administrative Agent, or (E) decrease or forgive any Term Loan Repayment Amount, or (F) extend any scheduled Term Loan Repayment Date (other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans (which shall not constitute an extension of any scheduled Term Loan Repayment date)), or (G) amend or modify any provisions of Section 5.02(f), Section 13.09(b) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders (other than in connection with an Extension), in each case without the written consent of each Lender (other than Sponsor Affiliated Equity Lenders, if any) directly and adversely affected thereby;

(ii)    (x) amend, modify or waive any provision of this Section 13.01, (y) change, amend, modify or supplement the definition of “Required Lenders”, or any provision requiring the vote of all of the Lenders, or (z) consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.03, Section 13.19, the Guarantee Agreement and the Security Documents), in each case without the written consent of each Lender (other than Sponsor Affiliated Equity Lenders, if any) directly and adversely affected thereby;

(iii)    increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

(iv)    amend, modify or waive any provision of Article XII without the written consent of the then-current Collateral Agent and Administrative Agent;

(v)    amend, modify or waive any provision of Article III without the written consent of the Letter of Credit Issuer;

(vi)    change any Commitment to a Commitment of a different Class in each case without the prior written consent of each Lender (other than Sponsor Affiliated Equity Lenders, if any) directly and adversely affected thereby;

(vii)    release all or substantially all of the Guarantors under the Guarantee Agreement (except as expressly permitted by the Guarantee Agreement), or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted thereby and in Section 13.19), in each case without the prior written consent of each Lender (other than Sponsor Affiliated Equity Lenders, if any);

(viii)    amend Section 2.09 so as to permit Interest Period intervals greater than six months if not agreed to by all applicable Lenders (other than Sponsor Affiliated Equity Lenders, if any);

(ix)    amend, modify or waive any provision of any Credit Document in a manner that by its terms has an adverse and disproportionate effect on the Loans held by Sponsor

Affiliated Equity Lenders relative to the Loans held by Lenders that are not Sponsor Affiliated Equity Lenders without the written consent of a majority in interest of Sponsor Affiliated Equity Lenders affected thereby;

(x)    amend, modify or waive Section 5.02(f) without the written consent of each Lender directly and adversely affected thereby or amend, modify or waive any other provision of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding, or Collateral securing, Loans or other Obligations of any Class differently than those holding Loans or other Obligations of any other Class, without the written consent of Lenders (other than the Sponsor Affiliated Lenders, if any) holding a majority in interest of the outstanding Loans and unused Commitments under each affected Class;

provided, further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Administrative Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 13.01 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(b)    Notwithstanding the foregoing or anything to the contrary herein:

(i)    except to the extent otherwise set forth in this Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and the Administrative Borrower to give effect to the transactions contemplated by Section 2.01(c), Section 2.16 or Section 2.18;

(ii)    the consent of the Required Lenders and at least two unaffiliated Lenders (that are not Sponsor Affiliated Equity Lenders or Sponsor Affiliated Debt Lenders) shall be required to approve any consent, waiver, amendment or other modification relating to Section 2.01(a) and (c) and Article X;

(iii)    the consent of the Required Revolving Lenders and at least two unaffiliated Revolving Credit Lenders (that are not Sponsor Affiliated Equity Lenders or Sponsor Affiliated Debt Lenders) shall be required to approve any consent, waiver, amendment or other modification relating to Section 7.01 (solely with respect to the Revolving Credit Loans) or Section 10.13 (including definitions of the financial terms used therein and cure provisions in Section 11.03);

(iv)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitments of such Lender may not be increased or extended without the consent of such Lender, (y) the principal of, rate of interest on or any fees owing to such Defaulting Lender may not be reduced or such principal, interest or fees may not be forgiven, or (z) the date fixed for any payment of principal, interest or fees owing to such Defaulting Lender may not be postponed or waived or the date of termination of the commitment of any such Defaulting Lender hereunder may not be postponed, in each case, without the prior written consent of such Defaulting Lender;

(v)    schedules to this Agreement and the Security Pledge Agreement may be amended or supplemented by the delivery of a Compliance Certificate in accordance with, and solely to the extent set forth in, Section 9.01(d); and

(vi)    this Agreement and any other Credit Document may be amended solely with the consent of the Administrative Agent and the Administrative Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Credit Document. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Credit Documents. Any such amendment shall become effective without any further consent of any other party to such Credit Document.

SECTION 13.02    Notices and Other Communications; Facsimile Copies

(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile, email or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Credit Parties, the Agents or the Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Borrower, the Agents and the Letter of Credit Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 13.02(c)), when delivered; provided, that notices and other communications to the Agents and the Letter of Credit Issuer pursuant to Article II shall not be effective until actually received by such Person.

(b)    Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Agents and the Lenders.

(c)    Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 13.03    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 13.04    Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 13.05    Payment of Expenses and Taxes; Indemnification. Without duplication for any amounts paid under Section 2.10 or Section 5.04, each Borrower agrees, within thirty (30) days after receipt of written demand therefor (or immediately upon demand during the continuance of an Event of Default of the type set forth in Section 11.01(a)(i) or Section 11.01(h)), (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to one lead counsel for the Agents and, if necessary, one local counsel in the relevant jurisdiction, and, in the case of any actual or perceived conflict of interest, one conflicts counsel to all Indemnified Parties, taken as a whole) to the Agents, (b) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Lenders and of counsel to the Agents (which shall be limited to one lead counsel and, if necessary, one local counsel in the relevant jurisdiction to the Lenders, as a group, and to the Agents, as another group), (c) to pay, indemnify, and hold harmless each Lender and the Agents from any and all Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, (d) to pay or reimburse Collateral Agent for all reasonable and documented out-of-pocket fees and expenses incurred in exercising its rights under Section 9.13, (e) to pay, indemnify and hold harmless the Administrative Agent, each Lender, the Letter of Credit Issuer and each Letter of Credit Participant from and against any and all actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and other charges of counsel, which such Person may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of, as determined in a final non-appealable judgment of a court of competent jurisdiction, the gross negligence, fraud, bad faith or willful misconduct of such Person (or its Related Party) or such Person’s (or its Related Party’s) material breach of the terms of this Agreement to the extent that such breach was not in response to or due to the material breach of this Agreement by any Credit Party, or (ii) the failure of the Letter of Credit Issuer to honor a Drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, and (f) to pay, indemnify and hold harmless each Lender and the Agents, their transferees, and their respective Related Parties (the “Indemnified Parties”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, incurred by any Indemnified Party or asserted against any Indemnified Party by a third party or by any Borrower, any other Credit Party or any of their respective Affiliates, whether or not a party hereto, arising out of, in connection with, as a result of or with respect to the enforcement, preservation or protection of its rights under, this Agreement (and the execution, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents solely with respect to the Agents), the other Credit Documents and any such other documents, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations and any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of each Credit Party, any of their respective Subsidiaries or any of their Real Property (all the foregoing in this clause (f), collectively, the “indemnified liabilities”); provided, that the Credit Parties shall have no obligation hereunder to the applicable Indemnified Party with respect to indemnified liabilities to the extent determined in a final non-appealable judgment of a court of competent jurisdiction to have arisen from (i) the bad faith, fraud, gross negligence or willful misconduct of such Indemnified Party or any of such Indemnified Party’s subsidiaries or the respective officers, directors, employees or controlling persons of such Indemnified Party or any of such Indemnified Party’s subsidiaries, (ii) a material breach by such Indemnified Party of its obligations under any Credit Document which is not made in response to or due to a material breach by a Credit Party under any Credit Document or (iii) disputes among the Indemnified Parties for actions by one or more of the Agents which is outside of the scope of any such Agent’s capacity as an Agent hereunder and that does not involve any act or omission by Holdings, the Borrowers or their respective Affiliates; provided, further, that the Borrowers shall not be required to reimburse the legal fees and expenses of more than two outside counsels (in addition to special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified hereunder unless, in the reasonable opinion of the

Administrative Agent or the reasonable opinion of its counsel, representation of all such indemnified Persons by such counsels would be inappropriate due to the existence of an actual or potential conflict of interest. The agreements in this Section 13.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any of the Indemnified Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by Applicable Law, no Indemnified Party shall assert, and each Indemnified Party hereby waives, any claim against any of the Credit Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Credit Party shall be liable for any settlement (or expenses related thereto) effected without the Administrative Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Administrative Borrower’s written consent, or if there is a final judgment, by a court of competent jurisdiction, for the plaintiff against an Indemnified Party in any proceeding related to such liabilities, the Borrowers agree to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above. None of the Indemnified Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby. Except as indicated otherwise with respect to Other Taxes, this Section 13.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 13.06    Successors and Assigns; Participations and Assignments.

(b)    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as set forth in Section 10.03, no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 13.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to, any Loans and Letters of Credit (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (b) the Agents shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Credit Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of such Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Agent or any of its Affiliates and any agent, trustee or representative of such Person; provided that no Lender may enter into any agreement that provides for greater voting rights than those provided herein.

(c)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a Defaulting Lender or, except with respect to assignment of the Term Loans permitted under paragraph (b)(ii)(A) below, to the Borrowers or to any of the Borrowers’ Affiliates or Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (which consent in each case shall not be unreasonably withheld or delayed) of:

(A)    the Administrative Borrower; provided, that (1) no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred, to any other assignee other than any Excluded Transferee, (2) the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (3) the consent of the Administrative Borrower shall not be required in connection with the initial syndication of the Loans and Commitments to Persons identified by the Lead Arrangers to the Administrative Borrower or the Sponsor prior to the Closing Date;

(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    assignments of Term Loans to Credit Parties shall be permitted from the Lenders through open market purchases and/or Dutch auction or similar procedures open to all Lenders on a pro rata basis in accordance with customary procedures, so long as such assigned Loans are automatically extinguished or cancelled upon purchase thereof and, in addition; provided that (i) no Specified Event of Default has occurred and is continuing, (ii) such payments by the applicable Credit Parties are otherwise in compliance with Sections 10.05 and 10.06, and (iii) no proceeds of the Revolving Credit Facility are used to make such purchases; provided, further, that none of Holdings, the Borrowers or their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its Subsidiaries or their respective securities;

(B)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the (i) Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be at least $500,000 and in multiples of $250,000 in excess thereof and/or (ii) Revolving Credit Commitments or Revolving Credit Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be at least $500,000 and in multiples of $250,000 in excess thereof (provided, that for purposes of calculating such minimum amounts any assignment of a Revolving Credit Commitment together with a Letter of Credit Sub-Commitment shall be aggregated), unless each of the Administrative Borrower and the Administrative Agent otherwise consents, which consent, in each case, shall not be unreasonably withheld or delayed; provided, however, that no such consent of the Administrative Borrower shall be required if a Specified Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds and contemporaneous assignments by a single assignor to affiliated Lenders or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(C)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(D)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that no such fee shall be payable for any assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(E)    in no event shall any assignee be an Excluded Transferee except upon the written consent of the Administrative Borrower; and

(F)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering regulations, including the Patriot Act.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee (by its execution and delivery of the applicable Assignment and Acceptance to the Administrative Agent) and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and Letter of Credit Participations in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 13.06, from and after the date each Assignment and Acceptance is recorded in the Register, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and be subject to the obligations of) Sections 2.10, 2.11, 3.05, 5.04 and 13.05); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 13.06.

(iv)    The Administrative Agent, acting for this purpose on behalf of the Borrowers (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Total Commitments of, and principal amount (and stated interest) of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Agents, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrowers, the Letter of Credit Issuer and, solely with respect to the Loans and other Obligations owing to such Lender, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.06(b) shall be construed so that the Loans and Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section 13.06, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(d)    (i) Any Lender may, without the consent of the Administrative Borrower, the Agents or the Letter of Credit Issuer, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, the Borrowers, any of each Borrower’s respective Affiliates or Subsidiaries, or, unless a Specified Event of Default has occurred and is continuing, any Excluded Transferee) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 13.01. Subject to paragraph (c)(ii) of this Section 13.06, the Borrowers agree that each Participant shall be entitled to the benefits of (and be subject to the obligations of) Sections 2.10, 2.11 and 5.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.09(b) as though it were a Lender, provided, that such Participant agrees to be subject to Section 13.09(a) as though it were a Lender.

(i)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 5.04 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.04(b) as though it were a Lender (subject to the specific provisions governing participations under Section 5.04(b)). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SECTION 13.07     Replacements of Lenders Under Certain Circumstances.

(a)    The Borrowers, at their sole cost and expense, shall be permitted to either (x) replace any Lender (or any Participant), other than an Affiliate of any Agent, and (y) terminate the Commitments of such Lender, in each case, that (i) requests reimbursement for amounts owing pursuant to Section 2.10, Section 2.11, Section 2.12, Section 3.05 or Section 5.04, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) is a Defaulting Lender, provided, that (A) such replacement does not conflict with any Applicable Law, (B) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Section 2.10, Section 2.11, Section 2.12, Section 3.05 or Section 5.04, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.06 (except that such replaced Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, any Agent or any other Lender shall have against the replaced Lender. In connection with any such replacement, if any such replaced Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the replaced Lender.

(b)    If any Lender (a “Non-Consenting Lender”) has (x) failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 13.01 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent or (y) becomes a Defaulting Lender, then, provided, that no Default or Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent), at their own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, except to the extent such replacement Lender is the Administrative Agent, the Collateral Agent or any Affiliate thereof, provided, that: (i) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (ii) the replacement Lender or the Borrowers, as the case may be, shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon plus the Applicable

Prepayment Premium. In connection with any such assignment, the Borrowers, the Agents, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.06 (except that such Non-Consenting Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto); provided, that if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the replaced Lender.

(c)    [Reserved].

(d)    [Reserved].

(e)    If any Lender or Letter of Credit Issuer becomes an Objecting Non-Funding Lender, then the Initial Term Lenders who are not Objecting Non-Funding Lenders shall have the right (unless such Objecting Non-Funding Lender agrees to fund any Revolving Credit Loans or issue any Letter of Credit that have been requested of it in accordance with this Agreement), at their own cost and expense, to purchase (ratably as between the other Lenders, or as they may otherwise agree) from such Objecting Non-Funding Lender via assignment, and to require such Objecting Non-Funding Lender to assign, all of such Objecting Non-Funding Lender’s Loans and Commitments. In such case, the purchasing Initial Term Lenders shall purchase such Objecting Non-Funding Lender’s Loans and Commitments by paying to such Objecting Non-Funding Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, plus any Unused Revolving Credit Commitment Fee and Letter of Credit fees, plus the Applicable Prepayment Premium. No consent of a Credit Party shall be required for any assignment in accordance with this Section 13.07(e). In connection with any such assignment, the Agents, such Objecting Non-Funding Lender and the purchasing Initial Term Lenders shall otherwise comply with Section 13.06, except that neither such Objecting Non-Funding Lender nor any purchasing Initial Term Lender shall be obligated to pay any processing and recordation fee required pursuant thereto; provided, that if such Objecting Non-Funding Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee purchasing Initial Term Lenders execute and deliver such Assignment and Acceptance to such Objecting Non-Funding Lender, then such Objecting Non-Funding Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any further action by such Objecting Non-Funding Lender.

(f)    If any Lender or Letter of Credit Issuer becomes an Objecting Non-Funding Lender, then, to the extent that the Initial Term Lenders who are not Objecting Non-Funding Lenders have been provided a reasonable opportunity to purchase the Loans and Commitments of such Objecting Non-Funding Lender (which shall not be less than ten (10) Business Days) and have declined or failed to make such purchase, the Borrowers shall have the right (unless such Objecting Non-Funding Lender agrees to fund any Revolving Credit Loan or issue any Letter of Credit that have been requested of it in accordance with this Agreement), at their own cost and expense, to replace such Objecting Non-Funding Lender by requiring such Objecting Non-Funding Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, except to the extent such replacement Lender is an Agent, any Affiliate of an Agent, a Sponsor Affiliated Lender or Person who would become a Sponsor Affiliated Lender upon the completion of such assignment (subject to the other limitations in respect of Sponsor Affiliated Lenders set forth in Section 13.01, Section 13.25, the definition of Required Lenders and otherwise in this Agreement); provided, that (i) all Obligations of the Borrowers owing to such Objecting Non-Funding Lender being replaced shall be paid in full to such Objecting Non-Funding Lender concurrently with such assignment and (ii) the replacement Lender or the Borrowers, as the case may be, shall purchase the foregoing by paying to such a price equal to the principal amount thereof plus accrued and unpaid interest thereon, plus any Unused Revolving Credit Commitment Fee and Letter of Credit fees, plus the Applicable Prepayment Premium. In connection with any such assignment, the Agents, such Objecting Non-Funding Lender and the replacement Lender shall otherwise comply with Section 13.06, except that neither such Objecting Non-Funding Lender nor the replacement Lender shall be obligated to pay any processing and recordation fee required pursuant thereto; provided, that if such Objecting Non-Funding Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee replacement Lender executes and delivers such Assignment and Acceptance to such Objecting Non-Funding Lender, then such Objecting Non-Funding Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any further action by such Objecting Non-Funding Lender. Golub, to the extent that it is an Agent at any time that this Section 13.07(f) is invoked, agrees to use its commercially reasonable efforts to assist the Borrowers (upon the Administrative Borrower’s request) in arranging a replacement Lender hereunder.

SECTION 13.08     Securitization. The Credit Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Credit Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to Section 13.06.

SECTION 13.09    Adjustments; Set-off.

(a)     If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.01(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact and (ii) purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Letter of Credit Participations to any assignee or participant (as to which the provisions of this Section shall apply).

Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)    After the occurrence and during the continuance of an Event of Default, to the extent consented to by Collateral Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers or any other Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Administrative Borrower and the Agents after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 13.10    Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Administrative Borrower, the Collateral Agent and the Administrative Agent.

SECTION 13.11     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 13.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law), as determined in good faith by the Administrative Agent or the Letter of Credit Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 13.12    Integration. This Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 13.13    GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS. NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” AND WHETHER OR NOT SUCH “COMPANY MATERIAL ADVERSE EFFECT” HAS OCCURRED AND (B) THE DETERMINATION OF WHETHER THE TRANSACTIONS HAVE BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, AND CLAIMS OR DISPUTES ARISING OUT OF SUCH DETERMINATION OR ANY ASPECT OF SUCH DETERMINATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WHETHER STATUTORY OR COMMON LAW) WITHOUT REGARD TO ITS CONFLICTS OF LAWS RULES.

SECTION 13.14     Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the state of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth on Schedule 13.02 or on Schedule 1.01(a) or at such other address of which the Agents shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)    waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and

(f)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.14 any special, exemplary, punitive or consequential damages.

SECTION 13.15    Acknowledgments. Each Credit Party hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    neither the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between any Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders.

SECTION 13.16    WAIVERS OF JURY TRIAL. THE CREDIT PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.17    Confidentiality. Each Agent and Lender shall hold all non-public information relating to any Credit Party or any Subsidiary of any Credit Party obtained pursuant to the requirements of this Agreement or in connection with such Lender’s evaluation of whether to become a Lender hereunder (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided, that Confidential Information may be disclosed by any Agent or Lender:

(a)    as required or requested by any governmental agency or representative thereof (including, without limitation, public disclosures by any Agent, Lender, Letter of Credit Issuer or any of their Related Parties to any self-regulatory authority, such as the National Association of Insurance Commissioners, as required by the Securities and Exchange Commission (including for purposes of complying with the filing requirements thereof) or any other governmental or regulatory authority), in which case, such Person agrees, to the extent permitted by Applicable Law or such compulsory legal process, to use commercially reasonable efforts to promptly inform the Administrative Borrower thereof prior to such disclosure and cooperate with the Borrowers to obtain a protective order or similar confidential treatment;

(b)    pursuant to legal process;

(c)    in connection with the enforcement of any rights or exercise of any remedies by such Agent or Lender under this Agreement or any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document;

(d)    to such Agent’s or Lender’s (i) attorneys, professional advisors, independent auditors, funding sources, financing sources, potential financing sources or Affiliates or (ii) respective partners, members, investors, lenders, directors, officers, employees, agents and representatives and such Agent or Lender shall be responsible for such Person’s compliance with this Agreement;

(e)    to any examiner or rating agency;

(f)    in connection with:

(i)    the establishment of any special purpose funding vehicle with respect to the Loans,

(ii)    any Securitization permitted under Section 13.08;

(iii)    any prospective assignment of, or participation in, its rights and obligations pursuant to Section 13.06, to prospective permitted assignees or Participants, as the case may be;

(iv)    any Hedging Agreement entered into or proposed to be entered into in connection with the Loans made hereunder, to actual or proposed direct or indirect contractual counterparties;

(v)    any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of such Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person; and

(vi)    to the extent necessary or customary for, inclusion in league table measurements or in any tombstone or other advertising or marketing materials;

(g)    otherwise to the extent consisting of general portfolio information that does not identify borrowers; or

(h)    with the consent of the Administrative Borrower; or

(i)    to the extent that such Confidential Information is or becomes publicly available other than by reason of disclosure by such Agent or Lender in violation of this Agreement;

provided, that in the case of clause (e) hereof, the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 13.17.

Notwithstanding the foregoing, (A) each of the Agents, the Lenders and any Affiliate thereof is hereby expressly permitted by the Credit Parties to refer to any Credit Party and any of their respective Subsidiaries in connection with any promotion or marketing undertaken by such Agent, Lender or Affiliate in connection with this Agreement, the other Credit Documents, the Transaction Documents or any of the Transactions, and, for such purpose, such Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with such Credit Party or such Subsidiary or any of their businesses and (B) any information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Agent or Lender) shall not be subject to the provisions of this Section 13.17.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 13.17) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING EACH CREDIT PARTY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 13.18    Press Releases, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents, the Transaction Documents, or any of the Transactions, without the consent of the Collateral Agent, which consent shall not be unreasonably withheld.

SECTION 13.19    Releases of Guarantees and Liens.

(a)    Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 13.01) to take, and shall take, any action requested by the Administrative Borrower having the effect of releasing any Collateral or guarantee obligations (i) if any Collateral becomes or is deemed to be Excluded Property, (ii) to the extent necessary to permit consummation of any transaction permitted by any Credit Document or that has been consented to in accordance with Section 13.01 or (iii) under the circumstances described in paragraph (b) below.

(b)    (i) Upon the Termination Date or (ii) at such time as any item of Collateral (including, without limitation, as a result of a Disposition of a Subsidiary that owns Collateral) is subject to a Disposition permitted under this Agreement, such Collateral shall automatically be released from the Liens and security interests created by the Security Documents, and the Security Documents and, with respect to the happening of the event described in clause (b)(i) of this Section 13.19 all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 13.19. In each case as specified in this Section 13.19, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Credit Documents and this Section 13.19.

SECTION 13.20    USA Patriot Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. Each Credit Party agrees to provide all such information to the Lenders upon request by any Agent at any time, whether with respect to any Person who is a Credit Party on the Closing Date or who becomes a Credit Party thereafter.

SECTION 13.21    No Fiduciary Duty. Each Credit Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Credit Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Letter of Credit Issuer, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Letter of Credit Issuer, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 13.22    Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the applicable Credit Party (and not individually). Notwithstanding anything to the contrary set forth herein, the Secured Parties shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Credit Party and shall have no duty to inquire as to the actual incumbency or authority of such Person.

SECTION 13.23    Assumption of Obligations. Immediately following consummation of the Merger, on the Closing Date, the Successor Subsidiary Borrower hereby expressly, unconditionally and irrevocably assumes all Indebtedness and Obligations of the Initial Subsidiary Borrower under this Agreement and the other Credit Documents, and the Successor Subsidiary Borrower expressly, unconditionally and irrevocably agrees to pay, perform and discharge such Indebtedness and Obligations in accordance with the terms of this Agreement and the other Credit Documents and otherwise be liable for such Indebtedness and to perform and discharge all of the Obligations and any and all covenants and other obligations under this Agreement and the other Credit Documents, and the Successor Subsidiary Borrower will become the “Subsidiary Borrower” for all purposes under this Agreement and the other Credit Documents, and the Indebtedness and Obligations of the Initial Subsidiary Borrower as a Borrower hereunder and under the other Credit Documents shall be automatically and irrevocably released.

SECTION 13.24    [Reserved].

SECTION 13.25    Special Provisions as to Sponsor Affiliated Lenders.

(a)    A Sponsor Affiliated Equity Lender may purchase and be assigned Term Loans on a non-pro rata basis through open market purchases and/or Dutch auction or similar procedures open to all Lenders on a pro rata basis in accordance with customary procedures; provided, that (i) no Specified Event of Default has occurred and is continuing at the time of such purchase, (ii) Term Loans owned or held by a Sponsor Affiliated Equity Lender shall be excluded in the determination of any Required Lender vote, (iii) Term Loans (and any Incremental Term Loans) owned by a Sponsor Affiliated Equity Lender shall not, in the aggregate, exceed twenty-five percent (25%) of the Term Loan Facility (including for these purposes, any Incremental Term Loans and Incremental Term Loan Commitments), (iv) a Sponsor Affiliated Equity Lender shall not be permitted to attend any “lender only” conference calls or meetings or receive any related “lender only” information or bring any claims against any Agent in its capacity as a “Lender”, and (v) no Sponsor Affiliated Equity Lender (nor any affiliates thereof) shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its Subsidiaries or their respective securities (provided, that they shall identify themselves as Sponsor Affiliated Equity Lender). Without limiting the provisions of Article XII and notwithstanding any provision of Section 13.01 to the contrary, in the event of any insolvency or liquidation proceeding of any Credit Party, (a) any vote or consent that any Sponsor Affiliated Equity Lender may be entitled to cast or give solely as a holder of any of the Loans, including but not limited to any vote under Section 1126 of the Bankruptcy Code, shall be deemed assigned for all purposes to the Administrative Agent, which shall cast such vote and give, or refrain from giving, such consent at the direction of the Required Lenders; provided, that, in no event shall the Administrative Agent cast such vote or give, or refrain from giving, such consent in respect of a plan of reorganization if such Sponsor Affiliated Equity Lender would, as a consequence thereof, receive treatment under such plan of reorganization that, on a ratable basis, would be inferior to that of other Lenders holding the same Class of Loans who are not Sponsor Affiliated Lenders (the “Sponsor Unaffiliated Lenders”), without such Sponsor Affiliated Equity Lender’s consent. If any superior treatment is provided to any such Sponsor Unaffiliated Lender solely on account of any investment made, or other action taken, by such Sponsor Unaffiliated Lender under a plan of reorganization (other than the investment of the making of the Loans), then such Sponsor Affiliated Equity Lender consent shall not be required, so long as such Sponsor Affiliated Equity Lender is afforded the opportunity to ratably participate in such investment or to take such action.

(b)    A Sponsor Affiliated Debt Lender may purchase and be assigned Term Loans on a non-pro rata basis through open market purchases and/or Dutch auction or similar procedures open to all Lenders on a pro rata basis in accordance with customary procedures; provided, that for any Required Lender vote, Sponsor Affiliated Debt Lenders may not, in the aggregate, account for more than forty-nine and nine tenths percent (49.9%) of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

(c)    A Sponsor Affiliated Debt Lender may (but is not required to) contribute any Term Loans acquired to Target or any of its Subsidiaries for purposes of cancelling such Indebtedness, which may include contribution (with the consent of the Administrative Borrower) to the Borrowers (whether through any of their direct or indirect parent entities or otherwise) in exchange for equity securities of such parent entity or such Borrower that are otherwise permitted to be issued by such entity or such Borrower at such time.

SECTION 13.26    Currency.

(a)    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any other Credit Document in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Applicable Law, that the rate of exchange used shall be that at which, on the relevant date, in accordance with its normal banking procedures, Administrative Agent, the Letter of Credit Issuer and each Lender with a Revolving Credit Commitment could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b)    Indemnity in Certain Events. The obligation of the Borrowers in respect of any sum due from the Borrowers to any Secured Party hereunder shall, notwithstanding any judgment in any Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day of receipt (if received by 1:00 p.m. (New York time), and otherwise on the following Business Day) by any Secured Party of any sum adjudged to be so due in such Other Currency, such Secured Party may, on the relevant date, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Secured Party in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding such judgment or payment, to indemnify such Secured Party against such loss.

(c)    Currency Conversion Procedures Generally. For purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 9 and/or 10 or with Dollar-based basket levels appearing hereunder or in definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

HOLDINGS:	INSTRUCTURE INTERMEDIATE HOLDINGS III, LLC, a Delaware limited liability company

	By:	/s/ Matthew A. Kaminer
	Name:	Matthew A. Kaminer
	Title:	Vice President

BORROWERS:	Immediately prior to the consummation of the Merger, as the Initial Subsidiary Borrower: PIV MERGER SUB, INC., a Delaware corporation

	By:	/s/ Matthew A. Kaminer
	Name:	Matthew A. Kaminer
	Title:	Executive Vice President

Immediately following the consummation of the Merger, as the Successor Subsidiary Borrower: INSTRUCTURE, INC., a Delaware corporation

	By:	/s/ Matthew A. Kaminer
	Name:	Matthew A. Kaminer
	Title:	Executive Vice President

[Signature Page to Credit Agreement]

As the Parent Borrower: INSTRUCTURE HOLDINGS, LLC, a Delaware limited liability company

	By:	/s/ Matthew A. Kaminer
	Name:	Matthew A. Kaminer
	Title:	Vice President

GUARANTORS:

PRACTICE XYZ, LLC,

a Delaware limited liability company

PORTFOLIUM, LLC,

a Delaware limited liability company

MASTERYCONNECT, INC.,

a Delaware corporation

INSTRUCTURE HOLDING LLC,

a Delaware limited liability company

	By:	/s/ Matthew A. Kaminer
	Name:	Matthew A. Kaminer
	Title:	Executive Vice President

[Signature Page to Credit Agreement]

GOLUB CAPITAL MARKETS LLC, as Administrative Agent and Collateral Agent

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Managing Director

[Signature Page to Credit Agreement]

As Lenders: GC FINANCE OPERATIONS MULTICURRENCY, LLC
By:	GC Finance Operations II, Inc., its sole member
By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Managing Director

GC FINANCE OPERATIONS LLC
By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Managing Director

GOLUB CAPITAL FINANCE FUNDING III, LLC
By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Managing Director

GBDC 3 FUNDING LLC
By:	Golub Capital BDC 3, Inc., its sole member
By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Managing Director

[Signature Page to Credit Agreement]

GBDC 3 HOLDINGS LLC
By:	Golub Capital BDC 3, Inc., its sole member
By:	GC Advisors LLC, its Manager

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Managing Director

[Signature Page to Credit Agreement]

OWL ROCK CAPITAL CORPORATION, as a Lender

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

OWL ROCK CAPITAL CORPORATION II,
as a Lender

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

OWL ROCK TECHNOLOGY FINANCE CORP.,
as a Lender

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS BDC, INC., as a Lender

By:	/s/ David Yu
Name:	David Yu
Title:	Authorized Signatory

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II LLC,
as a Lender

By:	/s/ David Yu
Name:	David Yu
Title:	Authorized Signatory

GOLDMAN SACHS MIDDLE MARKET LENDING CORP., as a Lender

By:	/s/ David Yu
Name:	David Yu
Title:	Authorized Signatory

SENIOR CREDIT (UWF) LLC, as a Lender

By:	/s/ David Yu
Name:	David Yu
Title:	Authorized Signatory

SENIOR CREDIT FUND (UCR) SPV LLC, as a Lender

By:	/s/ David Yu
Name:	David Yu
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MC INCOME PLUS FINANCING SPV LLC, as a Lender

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND III FINANCING SPV LLC, as a Lender

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND III (UNLEVERAGED) LP, as a Lender

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND I LP, as a Lender

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

[Signature Page to Credit Agreement]

MONROE CAPITAL PRIVATE CREDIT FUND VT LP, as a Lender

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

MC FINANCING SPV I, LLC, as a Lender

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

MONROE CAPITAL INCOME PLUS CORPORATION, as a Lender

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

MONROE CAPITAL PRIVATE CREDIT FUND III LP, as a Lender

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

[Signature Page to Credit Agreement]

NEW MOUNTAIN FINANCE CORPORATION, as a Lender

By:	/s/ James W. Stone
Name:	James W. Stone
Title:	Managing Director, Authorized Person

NEW MOUNTAIN FINANCE DB, L.L.C., as a wholly-owned subsidiary of New Mountain Finance Corporation, as a Lender

By:	/s/ James W. Stone
Name:	James W. Stone
Title:	Managing Director, Authorized Person

NEW MOUNTAIN GUARDIAN PARTNERS II, L.P., as a Lender

By:	New Mountain Guardian II GP, L.L.C., its General Partner

By:	/s/ James W. Stone
Name:	James W. Stone
Title:	Authorized Person

NEW MOUNTAIN GUARDIAN II MASTER FUND-A, L.P., as a Lender

By	New Mountain Guardian II Master Fund-A GP, L.L.C., its General Partner

By:	/s/ James W. Stone
Name:	James W. Stone
Title:	Authorized Person

[Signature Page to Credit Agreement]

NEW MOUNTAIN GUARDIAN III BDC, L.L.C., as a Lender

By:	/s/ James W. Stone
Name:	James W. Stone
Title:	Authorized Person

NMF SLF I, INC., as a Lender

By:	/s/ James W. Stone
Name:	James W. Stone
Title:	Authorized Person

[Signature Page to Credit Agreement]

THOMA BRAVO CREDIT FUND II, L.P., as a Lender

By:	/s/ Scott Crabill
Name:	Scott Crabill
Title:	Managing Partner

TBCF II, LLC, as a Lender

By:	/s/ Scott Crabill
Name:	Scott Crabill
Title:	Managing Partner